     As filed with the Securities and Exchange Commission on June 11, 1999
                                                      Registration No. 333-76865

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ----------------------

                                Amendment No. 1
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                            ----------------------

                          FINANCIAL INSTITUTIONS, INC.
               (Exact name of registrant as specified in charter)

            New York                              6022                            16-0816610
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification No.)

                               220 Liberty Street
                             Warsaw, New York 14569
                                 (716) 786-1100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Peter G. Humphrey
                     President and Chief Executive Officer
                          Financial Institutions, Inc.
                               220 Liberty Street
                             Warsaw, New York 14569
                                 (716) 786-1101
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

               Bruce J. Baker, Esq.                              Steven R. Finley, Esq.
       Nixon, Hargrave, Devans & Doyle LLP                    Gibson, Dunn & Crutcher LLP
                900 Clinton Square                                  200 Park Avenue
            Rochester, New York 14604                           New York, New York 10166
                  (716) 263-1000                                     (212) 351-4000

                            ----------------------

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion, Dated June 11, 1999

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                                1,333,333 Shares

                                    [LOGO]

                          FINANCIAL INSTITUTIONS, INC.

                                  Common Stock

                                $     per share

--------------------------------------------------------------------------------

This is an initial public offering of common stock of Financial Institutions, Inc. Financial Institutions is offering 903,133 shares of common stock with this prospectus, and the selling shareholder, the Young Men's Christian Association of Batavia, is offering 430,200 shares of common stock with this prospectus. Financial Institutions will not receive any proceeds from the sale of shares by the YMCA of Batavia. This is a firm commitment underwriting.

We expect that the price to the public in the offering will be between $14.00 and $16.00 per share. The market price of the shares after the offering may be higher or lower than the offering price.

We have applied to include the common stock on the Nasdaq National Market under the symbol "FISI".

Our shares are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 10.

                                                         Per Share Total
                                                         --------- -----
        Price to the public.............................   $       $
        Underwriting discount...........................
        Proceeds to Financial Institutions..............
        Proceeds to the YMCA of Batavia.................

Financial Institutions has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 200,000 additional shares from Financial Institutions within 30 days following the date of this prospectus to cover over-allotments.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets                                 Keefe, Bruyette & Woods, Inc.

               The date of this prospectus is        , 1999

                         Financial Institutions, Inc.

At March 31, 1999               Branches  Deposits
-----------------               --------  --------
Wyoming County Bank                11      $343 M
The National Bank of Geneva         6      $319 M
The Pavilion State Bank             5      $108 M
First Tier Bank & Trust             6       $94 M

                                                        .The National Bank of Geneva

                                                        Branches
                                                        --------
                                                        Canandaigua - 2425 Rochester Rd & ATM
                                                        Geneva (Town & Country Plaza) - 387 Hamilton St. & ATM
                                                        Geneva (Main Office) - 2 Seneca St
                                                        Geneva (Motor Bank) - 65 Elizabeth Blackwell St & ATM
                                                        Penn Yan - 129 Elm St & ATM
                                                        Seneca County (Waterloo) - 1940 Routes 5 & 20 & ATM


                                                        . The Pavilion State Bank

                                                        Branches
                                                        --------
                                                        Batavia (Eastown Plaza) - 567 East Main St & ATM
                                                        Batavia (Tops Supercenter) - 390 West Main St
                                                        Caledonia - 3110 Main St & ATM
                                                        LeRoy - 124 West Main St & ATM
                                                        Pavilion (Main St) - 6948 Cato St

[Picture of New York State highlighting the eight countries in which Financial Institutions and its banks have offices and branches. The picture also depicts the proximity of Financial Institutions' headquarters to the Cities of Rochester and Buffalo.]

                                                        [Blown-up picture of the eight counties in which Financial Institutions and its banks have offices and branches. The location of the offices and branches are depicted on the picture using symbols.]


                 [MAP OF FINANCIAL INSTITUTIONS APPEARS HERE]


 . Wyoming County Bank

Branches
--------
Attica - 26 Main St & ATM
Dansville - 152 Franklin St & ATM
Geneseo - 4288 Lakeville Dr & ATM
Lakeville - 3261 Rochester Rd & ATM
Mount Morris - Route 408 & ATM
North Java - 4222 Route 98
North Warsaw - 2330 North Main St & ATM
Strykerville - 3672 Route 78
Warsaw (Main Office) - 55 North Main St & ATM
Wyoming - 5 South Academy St
Yorkshire - 12209 Route 16 & ATM


 . First Tier Bank & Trust

Branches
--------
Allegany - 60 West Main St & ATM
Cuba - 27 Water St & ATM
Ellicottville - 54 Washington St & ATM
Olean - 129 North Union St
Olean (Autobank) - 124 West State St & ATM
Salamanca (Main Office) - 107 Main St

                               Table Of Contents

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    4
Risk Factors..............................................................   10
Forward-Looking Statements................................................   14
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Capitalization............................................................   15
Dilution..................................................................   16
Selected Consolidated Financial Data .....................................   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations ..............................................................   20
Business..................................................................   54
Supervision and Regulation................................................   62
Management................................................................   69
Principal and Selling Shareholders........................................   76
Certain Transactions......................................................   77
Description of Capital Stock..............................................   78
Shares Eligible for Future Sale...........................................   80
Underwriting..............................................................   81
Legal Matters.............................................................   83
Experts...................................................................   83
Where You Can Find More Information.......................................   83
Index to Consolidated Financial Statements ...............................  F-1

                             ---------------------


Financial Institutions' principal executive offices are located at 220 Liberty Street, Warsaw, New York 14569. Our telephone number is 716-786-1100.

Unless otherwise stated herein, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

On June 9, 1999, Financial Institutions effected a 100-for-one stock split by making a stock distribution. All common share numbers in this prospectus reflect the stock split.

The underwriters are offering the shares subject to various conditions and may reject all or part of any order.

                               Prospectus Summary

This summary highlights information contained in other parts of this prospectus. It does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

                                  The Company

We are a bank holding company headquartered in Warsaw, New York, which is located 45 miles southwest of Rochester and 45 miles southeast of Buffalo. We operate as what is referred to in the banking industry as a super-community bank holding company--a bank holding company that owns multiple community banks that are separately managed. We own four commercial banks that provide consumer, commercial and agricultural banking services in Western and Central New York State: Wyoming County Bank, The National Bank of Geneva, The Pavilion State Bank and First Tier Bank & Trust. We were formed in 1931 to facilitate the management of three of these banks that had been primarily owned by the Humphrey family during the late 1800s and early 1900s. In recent years, we have grown through a combination of internal growth, the opening of new branch offices and acquisitions of a community bank and branches of other banks.

As a super-community bank holding company, our strategy has been to manage our bank subsidiaries on a decentralized basis. We feel that this strategy provides each bank with the flexibility to efficiently serve its markets and respond to local customer needs. While we generally operate on a decentralized basis, we have consolidated selected lines of business, operations and support functions in order to achieve economies of scale, greater efficiency and operational consistency. We believe that by increasing our use of technology that we have already implemented, and by further centralizing back-office operations, we can accommodate substantial additional growth without incurring proportionately greater operational costs.

Many of the banks we compete against are either significantly larger super-regional financial institutions or smaller community banks. Our super-community banking strategy competitively positions us as one of the few mid-sized financial institutions in our market that combines responsive community banking with the sophistication, capacity and range of services and products of a larger regional bank holding company.

On March 31, 1999, we had assets of $993.2 million, loans of $660.4 million, deposits of $860.1 million and shareholders' equity of $98.5 million. For the three-month period ended March 31, 1999, our net income was $3.7 million and we earned annualized returns on average common equity of 17.05% and on average assets of 1.55%. For the year ended December 31, 1998, our net income was $13.6 million and we earned returns on average common equity of 16.28% and on average assets of 1.48%. Our efficiency ratio, which is our noninterest expense excluding other real estate expense divided by our tax-equivalent net interest income plus noninterest income, was 47.74% for the three-month period ended March 31, 1999 and 48.31% for the year ended 1998. Our efficiency ratio has been below 50% since 1995. Our efficiency ratio ranks us in the top 10% of the most efficient bank holding companies in our peer group, according to the Federal Reserve Board's Uniform Bank Holding Company Performance Report dated December 31, 1998.

Business

We operate 28 branches and have 35 ATMs in eight contiguous counties of Western and Central New York State: Allegany, Cattaraugus, Genesee, Livingston, Ontario, Seneca, Wyoming and Yates Counties. We have opened five new branches in the past four years, and we expect to open a new branch in Monroe County in the second half of 1999. This new branch will be our first branch in the county in which Rochester is located. The following table lists, as of March 31, 1999, each of our banks and their respective date of founding, number of branches, total assets and total deposits:

                                               Year   Number of Total   Total
                                              Founded Branches  Assets Deposits
                                              ------- --------- ------ --------
                                                                 (in millions)
Wyoming County Bank (New York State-
 Chartered)..................................  1851       11    $388.7  $343.3
The National Bank of Geneva (Federally
 Chartered)..................................  1817        6     370.8   319.0
The Pavilion State Bank (New York State-
 Chartered)..................................  1928        5     124.4   107.6
First Tier Bank & Trust (New York
 State-Chartered; Federal Reserve System
 Member).....................................  1902        6     106.4    93.8

Our banks provide a wide range of consumer and commercial banking services and products to individuals, municipalities and small and medium size businesses, including agribusiness. While our banks function as community banks, we strive to provide our customers with a broad range of competitive services generally provided only by larger, regional banks. Currently, we provide customers with 24 hour ATM access, telephone customer service and 24 hour automated telephone account access. We also provide interactive internet banking and bill paying services through each of our banks and provide general bank information through our web sites. We are planning to introduce a corporate cash management account module to the existing internet banking program during 1999.

Our primary source of revenue is our loan portfolio. We offer a broad range of loans including commercial and agricultural working capital and revolving lines of credit, commercial and agricultural mortgages, equipment loans, crop and cattle loans, residential mortgage loans and home equity lines of credit, home improvement loans, student loans, automobile loans, personal loans and credit cards. The following table describes the composition of our loan portfolio as of March 31, 1999:

                                         Principal Amount of Percentage of Total
             Type of Loans                Loans Outstanding   Loans Outstanding
             -------------               ------------------- -------------------
                                            (in millions)
Commercial..............................       $121.8                18.5%
Commercial real estate..................        111.7                16.9
Agricultural............................        121.8                18.4
Residential real estate.................        179.9                27.2
Consumer and home equity................        125.6                19.0
                                               ------               -----
  Total loans...........................       $660.8               100.0%
                                               ======               =====

Our noninterest revenues consist of deposit service fees, fees from servicing mortgage loans that we originated and sold which, as of March 31, 1999, had an aggregate principal balance of $186.3 million, commissions from selling mutual fund and variable annuity products through a third-party broker-dealer and other service fees from ancillary services and products. We are in the process of expanding the trust operations of our banks beyond the two which currently have trust powers and establishing our own brokerage operation to enable us to expand the scope of investment products that we offer and to complement our trust business. We are also exploring the acquisition of insurance agency operations to further enhance our position as a full-service provider of financial services.

Our Market Position

As of June 30, 1998, according to FDIC-published data, we had the largest aggregate deposit market share in the eight counties in which we have branch offices. On an individual county basis, we had the largest share of deposits in Livingston, Wyoming and Yates Counties, the second largest share in Ontario County, the third largest share in Genesee and Cattaraugus Counties and the fifth largest share in Allegany County. Our core deposits, which include all of our deposits other than certificates of deposit in amounts of $100,000 or more, comprised 78.3% of all of our deposits as of March 31, 1999. In 1997, Wyoming County Bank ranked as the largest agricultural lender in New York State and the eighth-largest lender in the United States under the federally-guaranteed Farm Services Administration program. It was also ranked as the most "small-business-friendly lender" in New York State in the $100 million-$500 million asset size category by the U.S. Small Business Administration in 1997. Wyoming County Bank is a "Preferred Lender" under the SBA's programs and a "Certified Preferred Lender" under the FSA's programs.

Our market area is geographically and economically diversified because we serve both rural markets and, increasingly, the larger more affluent markets of suburban Rochester and suburban Buffalo. Rochester and Buffalo are the two largest cities in New York State outside of New York City, with combined metropolitan area populations of over two million people. We anticipate allocating more resources to increase our presence in the markets around these two cities. By doing so, we hope to fill the void created by the acquisition of many of the independent community banks that once served those areas.

We believe that we have a competitive advantage in the Western and Central New York banking market because we have deep roots in the region, we have a dominant market share in the communities we serve and our super-community banking structure enables our banks to offer a broad range of services and products and to effectively respond to local market opportunities. The sale to larger banks of a number of mid-size community banks and thrifts serving our market has created opportunities for us to capture the allegiance of customers alienated by these acquisitions. We believe that the remaining large banks in our market will find it increasingly difficult to remain competitive in the more rural areas and will likely continue to refocus their resources toward the more urban areas. We feel that we are well positioned to attract customers disaffected with the metropolitan focus of these large banks and to be an acquiror of any branches sold by the large banks who choose to reduce their operations in the rural markets. Further, we believe that we are well positioned to be an attractive acquiror of community banks in our market who may choose to affiliate with a larger, locally-based institution with a broader range of services, products and back-office support.

We have a track record of successfully negotiating the acquisition of and integrating bank branches and small banks. Our historical acquisition activity has included the purchase of Wyoming County Bank's Attica branch from Security Trust Company in 1984, Salamanca Trust Company (now First Tier Bank & Trust) in 1990, First Tier Bank & Trust's Allegany branch from Manufacturer's Hanover Trust in 1992 and two branches in Yates County (acquired by The National Bank of Geneva) and Livingston County (acquired by Wyoming County Bank) from the Resolution Trust Corporation as receiver of Columbia Federal Savings Bank in 1994. All of our acquisitions have been profitably integrated into our operations.

Our Growth Strategy

Our primary business objectives are to profitably grow and diversify our business and be the dominant financial services provider in our market. Key elements of our strategy for future growth include:

 . Expand Traditional Banking Base--expand our traditional banking base by increasing the number of households and businesses served in our market and targeted new markets by providing a high level of customer service, opening new branch offices, making strategic acquisitions of branches and community banks, competing for customers of recently acquired banks in our market area, offering attractive services and products at competitive pricing and implementing new technologies and delivery systems;

 . Strengthen Sales Culture--maximize the number of bank services and products used by each of our customers by actively training employees to cross-sell various services and products, expanding our software and use of other systems to identify cross-selling opportunities and providing performance incentives to our managers and employees to cross-sell services and products;

 . Increase Noninterest Revenues--increase our noninterest revenues by offering expanded and new fee-based bank services and products, broadening the scope of our investment and insurance products, growing our trust services, establishing brokerage operations and evaluating other types of services that we can offer;

 . Focus on Efficiency--seek to improve our efficiency ratio by continuing to maintain tight control of overhead and expenses and further centralizing common functions presently performed by all four banks to the extent that such centralization can be accomplished without undermining the benefits of our super-community banking model;

 . Preserve Conservative Credit and Interest Rate Risk Profile--continue our commitment to preserve our asset quality through a conservative credit culture and continue to actively manage our exposure to interest rate risk; and

 . Retain and Attract Talented Employees--maintain and enhance effective performance-based compensation and human resource management programs to retain, attract and incent talented and motivated management, employees and directors.

                                  The Offering

Common stock being offered by us....    903,133 shares

Common stock being offered by the
 YMCA of Batavia....................    430,200 shares


Common stock to be outstanding          10,818,733 shares
after the offering..................

Purpose of the offering.............
                                        A primary purpose of this offering
                                        is to provide us with greater
                                        flexibility to structure and
                                        finance the ongoing growth and
                                        diversification of our operations.
                                        We believe that having a publicly-
                                        traded common stock will more
                                        effectively position us to
                                        consummate strategic acquisitions.


Use of proceeds.....................    The estimated net proceeds to us of
                                        the offering (approximately $12.1
                                        million) will be used for general
                                        corporate purposes, including
                                        possible future acquisitions. We
                                        will not receive proceeds from the
                                        sale of shares by the YMCA of
                                        Batavia. The members of the YMCA of
                                        Batavia have approved the sale of
                                        all 430,200 shares contributed to
                                        it by members of the Humphrey
                                        family and will use the proceeds to
                                        finance various programs and
                                        capital projects, including the
                                        construction of a new YMCA in
                                        Warsaw, New York.

Proposed Nasdaq National Market         FISI
symbol..............................

Anticipated dividends...............    We initially plan to pay a
                                        quarterly dividend of $0.08 per
                                        share following the offering. See
                                        "Dividend Policy" for a discussion
                                        of certain factors that will affect
                                        our ability to pay dividends.

                      Summary Consolidated Financial Data
                 (dollars in thousands, except per share data)

                           As of and for the
                             Three Months                    As of and for the Years
                            Ended March 31,                    Ended December 31,
                          --------------------  -----------------------------------------------------
                            1999       1998       1998       1997       1996       1995       1994
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                              (unaudited)
Income Statement Data:
Net interest income.....  $  10,816  $  10,217  $  41,912  $  39,317  $  36,678  $  34,388  $  29,797
Noninterest income......      1,825      1,350      6,381      5,733      5,165      4,405      3,923
Net income..............      3,746      3,386     13,605     12,842     13,075     11,103      9,102
Preferred dividends.....        376        378      1,506      1,513      1,522      1,523      1,523
Net income available to
 common.................      3,370      3,008     12,099     11,329     11,553      9,580      7,579
Per Common Share Data:
Net income per common
 share..................  $    0.34  $    0.30  $    1.22  $    1.14  $    1.16  $    0.96  $    0.76
Book value..............       8.13       7.21       7.94       6.94       5.96       5.02       3.92
Tangible book value.....       7.76       6.74       7.54       6.46       5.40       4.37       3.18
Cash dividends declared.     0.0755       0.05       0.26       0.22       0.20       0.18       0.09
Shares outstanding at
 end of period..........  9,915,600  9,928,500  9,915,600  9,928,500  9,927,700  9,940,200  9,946,200
Balance Sheet Data:
Total assets............  $ 993,170  $ 898,341  $ 976,185  $ 880,512  $ 802,266  $ 721,994  $ 672,807
Net loans...............    650,542    596,361    645,857    594,332    545,060    474,822    415,666
Total deposits..........    860,088    777,255    850,455    767,726    707,703    640,237    607,097
Borrowings..............     19,929     16,424     13,862     12,066      5,814      1,739      1,739
Preferred equity........     17,856     17,927     17,858     17,927     18,052     18,075     18,086
Common equity...........     80,655     71,547     78,720     68,916     59,202     49,926     38,980
Total shareholders'
 equity.................     98,511     89,474     96,578     86,843     77,254     68,001     57,066
Performance Ratios:
Return on average
 assets.................       1.55%      1.56%      1.48%      1.54%      1.71%      1.58%      1.45%
Return on average common
 equity.................      17.05%     17.28%     16.28%     17.62%     20.86%     21.34%     20.01%
Net interest margin
 (tax-equivalent).......       4.94%      5.21%      5.06%      5.21%      5.31%      5.40%      5.25%
Efficiency ratio........      47.74%     47.07%     48.31%     47.02%     45.47%     49.69%     53.30%
Asset Quality Ratios:
Excluding impact of
 government guarantees
 on portion of loan
 portfolio:
 Nonperforming assets to
  total loans and other
  real estate...........       1.22%      1.58%      1.24%      1.62%      1.38%      1.21%      1.04%
 Net loan charge-offs to
  average loans.........       0.14%      0.11%      0.21%      0.32%      0.16%      0.12%      0.12%
 Allowance for loan
  losses to total loans.       1.49%      1.41%      1.46%      1.35%      1.29%      1.29%      1.26%
 Allowance for loan
  losses to
  nonperforming loans...     160.90%    117.88%    156.86%    108.95%    121.51%    143.76%    155.24%

                         As of and for
                              the
                         Three Months
                          Ended March         As of and for the Years
                              31,                Ended December 31,
                         --------------  --------------------------------------
                          1999    1998    1998    1997    1996    1995    1994
                         ------  ------  ------  ------  ------  ------  ------
                          (unaudited)
Asset Quality Ratios:
 (continued)
Including impact of
 government guarantees
 on portion of loan
 portfolio:
 Nonperforming assets,
  net of government
  guaranteed portion, to
  total loans and other
  real estate...........   1.00%   1.35%   1.03%   1.38%   1.12%   1.07%   0.99%
 Allowance for loan
  losses to
  nonperforming loans,
  net
  of government
  guaranteed portion.... 211.00% 145.30% 204.49% 134.67% 162.43% 169.86% 165.31%
Capital Ratios:
 Average common equity
  to
  average total assets..   8.15%   8.01%   8.09%   7.70%   7.25%   6.39%   6.02%
 Leverage ratio.........   9.63%   9.56%   9.58%   9.53%   9.05%   8.57%   7.65%
 Tier 1 risk-based
  capital ratio.........  13.89%  13.83%  13.71%  13.58%  13.25%  12.76%  11.08%
 Risk-based capital
  ratio.................  15.15%  15.08%  14.96%  14.81%  14.50%  14.01%  12.31%

All of the per share data in the table above has been adjusted to reflect the 100-for-one stock split effected on June 9, 1999. The tangible book value per common share was calculated by dividing common shareholders' equity less intangible assets, by common shares outstanding at the end of the applicable period. For purposes of computing the performance ratios and net loan charge-offs to average loans, all interim periods have been annualized. A 35% federal income tax rate was used for computing the net interest margin on a tax equivalent basis. The efficiency ratio was calculated by dividing total noninterest expense less other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses. Except for the ratio of net loan charge-offs to average loans and the ratio of average common equity to average total assets, all asset quality ratios and capital ratios have been stated as of the end of the applicable period. As used in the table, nonperforming loans include nonaccrual loans, restructured loans and accruing loans 90 days or more delinquent. Nonperforming loans, net of government guaranteed portion, is total nonperforming loans less the portion of the principal amount of all nonperforming loans that is guaranteed by the U.S. Small Business Administration or the Farm Service Agency of the U.S. Department of Agriculture.

                                  Risk Factors

You should carefully consider the following factors and the other information in this prospectus before deciding to invest in the shares.

Changes in interest rates could make us less profitable

Our profitability depends largely on our net interest income, which is the difference between the interest we receive from loans and investments and the interest we pay on deposit liabilities and borrowings. Changes in interest rates may adversely affect our profitability. Interest rates are sensitive to many factors, including general economic conditions and the policies of government and regulatory authorities. Changes in interest rates can also have other significant effects on our mortgage origination business. In periods of rising interest rates, financial institutions such as ours typically originate fewer mortgage loans. In that case, our mortgage interest income may decline. In periods of declining interest rates, borrowers typically prepay existing mortgages by refinancing. When loans that we service are prepaid, it reduces our income from servicing mortgage loans. Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm our business. If the difference between short-term and long-term interest rates shrinks or disappears, we would earn less interest income on mortgages that we retain.

If the economic conditions in our market areas deteriorate, our borrowers may be unable to repay their loans

Adverse changes in our local market economies may have a material adverse effect on our business. Our business depends heavily on general economic conditions within our primary market areas, which have seen limited economic growth in the past decade. Our primary market areas are substantially rural, which limits our prospects for growth. Further, the profitability of dairy farming is affected by changes in milk prices, which have been kept artificially high in recent years and may decline. We have many outstanding loans to dairy farmers, and a significant decline in milk prices could render such farmers unable to repay their loans when due.

Our borrowers may not repay us, our collateral may be insufficient and our decentralized lending authority carries risks

All lending involves the risk that borrowers may default on their loans and that loans may be insufficiently collateralized. Most industry experts believe that agricultural, commercial and consumer loans, which accounted for approximately 55.9% of our total loans outstanding at March 31, 1999, expose a lender to a greater risk of loss than one- to four-family residential loans, which accounted for approximately 27.2% of our total loans outstanding at March 31, 1999.

Although the majority of our loans are secured by collateral such as real property, equipment, accounts receivable, cattle or crops, this collateral may not provide us with enough protection against defaults by our borrowers. The independent appraisals that we obtain may overstate the value of our collateral, and we may rely on existing appraisals that may not be current. Also, our banks may not be able to realize the full value of our collateral in the event of a foreclosure. The value of collateral, such as farmland, farm equipment, construction equipment, cattle, crops and receivables generated by agricultural and construction-related businesses may be adversely affected by falling prices for farm commodities or a decline in construction work in our area. One of our banks faces additional lending risks because it owns real property and holds mortgages on land owned by a sovereign Indian nation, which could have ownership rights superior to its rights. As of March 31, 1999, the principal amount of loans secured by these mortgages was $3.8 million. Many of our commercial loans are collateralized by personal guarantees of the owners of the farm or business obtaining the loan. In the event the personal financial condition of the guarantors deteriorates, these guarantees may be of limited value.

There is additional lending risk inherent in our decentralized management structure. Because most loans are made at the branch or individual bank level, there are a number of loan officers with the ability to approve loans. This increases the possibility of errors, noncompliance with underwriting standards and fraud.

If we lose any of our key personnel, we may not be able to replace them

We are very dependent on our key personnel, including Peter G. Humphrey and the presidents of our four banks. The loss of Mr. Humphrey or other members of senior management could have an adverse effect on us. Qualified replacements could be difficult to find or retain. See "Management."

Intense competition could hurt our financial performance or cause us to lose market share

Our competition is intense, and we expect that it will continue to be. If we are unable to compete effectively, our profitability will be reduced. We compete with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and other financial institutions, as well as with retail stores which offer credit programs and governmental agencies. Many of our competitors have greater financial strength, marketing capability and name recognition than we do, and operate on a statewide or nationwide basis. In addition, recent developments in technology and mass marketing have permitted larger companies to market loans more aggressively to our small business customers. Such advantages may give our competitors opportunities to realize greater efficiencies and economies of scale than we can. Competition for loans and deposits reduces interest rate spreads, which reduces our net interest income.

We may not be able to undertake activities that we would like to because of governmental regulations; changes in governmental regulations may force us to alter the way we conduct our business

We and our banks operate in a highly regulated environment and are subject to supervision and examination by several federal and state regulatory agencies, including the Federal Reserve Board, the FDIC, the Office of the Comptroller of the Currency and the New York State Banking Department. The laws and regulations administered by these agencies are intended primarily for the protection of depositors and customers, rather than for the benefit of investors in our stock, and may adversely affect our business. Federal laws and regulations govern numerous matters including adequate capital and financial condition, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities and restrictions on dividend payments. The federal and state regulators have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Following periodic examinations by regulatory agencies, we may be required, among other things, to change our asset valuations or the amounts of required loss allowances or to restrict our operations. The banks' operations are also subject to a wide variety of state and federal consumer protection and similar statutes and regulations. Such federal and state regulatory restrictions limit the manner in which Financial Institutions and the banks may conduct business and obtain financing. We are subject to changes in federal and state laws, as well as changes in regulations and governmental policies, income tax laws and accounting principles. The Federal Reserve Board has adopted a policy that can require a bank holding company to contribute cash to its bank subsidiaries, which could have the effect of decreasing funds available for distributions to our shareholders. In addition, under certain circumstances we could be required to guarantee the capital plan of an undercapitalized bank subsidiary.

You may not receive dividends on your common stock and the amount of dividends that you do receive may be less than the amounts we have paid in the past

While we currently pay cash dividends on our common stock, there can be no assurance that we will do so in the future. The declaration and payment of dividends on our common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, specific regulatory requirements, our ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by our Board of Directors.

You will have a minimal influence on shareholder decisions

A small number of our shareholders are able to significantly influence our management policies and decisions and matters which require a shareholder vote. Their interests, and the interests of the executive officers and directors who are members of the Humphrey family, may differ from the interests of other shareholders with respect to management issues. After the completion of this offering, our executive officers and directors will beneficially own 2,026,300, or 18.7%, of the outstanding shares of common stock and Donald G. Humphrey, W.
J. Humphrey, Jr., Margaret H. Wyckoff, their children and grandchildren, and their respective immediate family members will own 6,984,900, or 64.6%, of the outstanding shares of common stock. In addition, Wyoming County Bank will own 650,100, or 6.6%, of the outstanding shares of common stock after the offering in its capacity as trustee of trusts established by members of the Humphrey family.

Possible future sales of our common stock by our directors, officers and other shareholders could cause the market value of our common stock to decline and may make raising equity capital more difficult

Sales of additional shares of our stock, or the perception that they may be sold, could adversely affect the market price of our stock.

Our directors, executive officers and certain shareholders have each entered into a lock-up agreement in which they agreed that, in general, without the prior written consent of CIBC World Markets Corp. on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus, sell or agree to sell our common stock. Following the expiration of these agreements, shares held by those persons may be sold in the public market subject to applicable securities laws.

In addition, we have implemented stock incentive plans that permit us to grant options to purchase up to 1,610,353 shares of common stock to employees, officers and directors. Options to purchase 296,142 shares of common stock will be granted under these plans as of the date of this prospectus. The exercise of options and subsequent sale of common stock could reduce the market price for our common stock and result in dilution to our shareholders.

We could incur significant costs or losses if our computer systems are unable to handle the transition to the year 2000 or if our customers' or suppliers' businesses are interrupted because of year 2000 issues

Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities. If our computer systems, or the computer systems of our customers and service providers, are not Year 2000 compliant by December 31, 1999, our business may be disrupted. Also, we may incur additional unanticipated costs to make our systems Year 2000 compliant. Any disruption and additional costs could hurt our operating results.

We rely on computer systems and computer software programs extensively in order to conduct our business. In similar fashion, most of our commercial borrowers and depositors are also heavily dependent on computer systems and software, as are their suppliers and customers. The software for our systems is provided through outside vendors who have warranted to us that their products are fully Year 2000 compliant. If their products are in fact not Year 2000 compliant, we may be required to purchase new software from other vendors which could result in operational delays and increase our costs. We also could be sued by our customers in the event we are unable to process transactions or if we process transactions incorrectly. We also could be subject to regulatory enforcement proceedings, including fines and consent orders, in the event our regulators determine that our failure to be Year 2000 compliant affects our safety and soundness or the safety and soundness of any of our subsidiary banks. As of March 31, 1999, we had spent approximately $110,000 to upgrade our systems.

We cannot accurately gauge the impact of Year 2000 non-compliance by third parties with which our banks and we transact business. In the event a major customer is non-Year 2000 compliant, it could negatively impact the customer's business and might result in the inability of the customer to repay its loans. Depositors who experience increased cash needs may withdraw funds on deposit. If enough of our customers experience these types of difficulties, both our liquidity and our loan loss experience could be negatively affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Year 2000 Compliance" for more detailed information regarding this subject.

You may not be able to trade your common stock if an active market for our stock does not develop

We cannot assure you that an active public market for our stock will develop or be sustained after this offering. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol FISI. CIBC World Markets Corp. and Keefe, Bruyette & Woods, Inc. intend to make a market in our common stock but are under no obligation to do so.

The value of your investment in our common stock may decrease after the offering

We cannot assure you that the market price of our common stock will not decline below the initial public offering price. The initial public offering price for our common stock has been determined by negotiations between us and the underwriters and may not be indicative of the market price of the common stock after the offering.

Your investment will be greater than the tangible book value of your interest in Financial Institutions

Investors purchasing shares in the offering will incur immediate dilution of approximately 45.1% in their investment, as our tangible book value after the offering will be approximately $8.23 per share compared with the assumed initial public offering price of $15.00 per share.

We do not currently have specific uses for the offering proceeds

We have no specific plans or allocations for the proceeds of this offering other than for general corporate purposes, including the support of anticipated balance sheet growth and possible future acquisitions. We will have broad discretion with respect to the expenditure of the proceeds of the offering.

If our return on equity goes down, it may cause our stock price to decline

There can be no assurance that we will be able to successfully deploy the offering proceeds, or that we will be successful in generating future returns on equity equal to our historical returns. Our equity will increase as a result of the offering. It will take time to prudently deploy the offering proceeds. As a result, until we use the capital raised in this offering to leverage growth in our interest-earning assets and interest-bearing liabilities, which will reduce our equity as a percentage of assets, our return on equity will be reduced.

Our anti-takeover provisions may affect the value of our stock or prevent our shareholders from realizing a takeover premium on their common stock

Our Certificate of Incorporation and By-laws contain certain provisions which may delay, discourage or prevent an attempted acquisition or change of control. In addition, certain provisions of New York law may delay, discourage or prevent an attempted acquisition or change in control. These considerations could adversely affect the market price of our stock and/or reduce the likelihood of our shareholders realizing a takeover premium.

You may need regulatory approval to acquire our stock

Individuals, alone or acting in concert with others, seeking to acquire 10% or more of any class of our voting securities must comply with the Change in Bank Control Act, which requires the prior approval of the Federal Reserve Board for any such acquisition. If you seek to acquire 5% or more of any class of our voting securities or to otherwise control us, you may be required to obtain the prior approval of the Federal Reserve Board.

                           Forward-Looking Statements

Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements typically are identified by use of terms such as "may," "will," "should," "might," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors. You should carefully consider the statements under "Risk Factors" and other sections of this prospectus which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                                Use of Proceeds

The net proceeds to be received by us from the offering, after deducting the underwriting discount and estimated offering expenses, are estimated to be approximately $12.1 million, or $14.9 million if the underwriters' over-allotment option is fully exercised. Although we have no specific plans for the net proceeds, we have elected to proceed with an offering at this time in order to have funds available to, among other things, support anticipated balance sheet growth by increasing the size of our loan portfolio. Pending the application of the net proceeds, we intend to invest such proceeds in short-term, interest-bearing securities, certificates of deposit or guaranteed obligations of the United States.

In addition, we may use the proceeds in connection with future acquisition opportunities that we decide to pursue. At present, we are not actively pursuing any acquisitions, however we are constantly evaluating potential targets, the acquisition of which would be consistent with our strategic plan.


We will not receive any proceeds from the sale of shares by the YMCA of Batavia. It is anticipated that the YMCA of Batavia will use the proceeds from its sale of shares to finance various programs and capital projects, including the construction of a new YMCA in Warsaw, New York.

                                Dividend Policy

Holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. While we have paid dividends on our common stock since 1994 and presently intend to pay an initial quarterly dividend of $0.08 per share, there can be no assurance that we will pay dividends in the future. The declaration and payment of dividends on our common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by our Board of Directors. In addition, pursuant to the terms of the documents governing our outstanding preferred stock, we are required to pay dividends on our preferred stock before paying any dividends on junior securities, such as the common stock.

For the foreseeable future, our principal source of cash will be dividends paid by our four subsidiary banks. There are certain restrictions on the payment of such dividends imposed by federal and state banking laws, regulations and authorities. As of March 31, 1999, an aggregate of approximately $16.5 million was available for payment of dividends by the subsidiary banks to us without regulatory approval under applicable restrictions. Regulatory authorities could administratively impose stricter limitations on the ability of the four subsidiary banks to pay dividends to us if such limits were deemed appropriate to preserve certain capital adequacy requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Supervision and Regulation--The Banks."

                                 Capitalization

The following table sets forth our consolidated capitalization as of March 31, 1999 on a historical basis and as adjusted to give effect to the sale by us of 903,133 shares of common stock offered hereby at an assumed offering price of $15.00 per share, net of the underwriting discount and other estimated offering expenses.

                                                             March 31, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                              (dollars in
                                                               thousands)
Borrowings............................................... $ 19,929   $ 19,929
Shareholders' Equity:
  3% Cumulative Preferred stock; $100 par value, 10,000
   shares authorized; 1,829 shares issued and
   outstanding...........................................      183        183
  8.48% Cumulative Preferred stock; $100 par value,
   200,000 shares authorized; 176,734 shares issued and
   outstanding...........................................   17,673     17,673
  Common stock, $.01 par value; 50,000,000 shares
   authorized;
   10,200,400 shares issued, 9,915,600 shares
   outstanding; 11,103,533 shares
   issued and 10,818,733 shares outstanding, as
   adjusted(1)...........................................      102        111
  Additional paid-in capital.............................    2,838     14,928
  Retained earnings......................................   77,788     77,788
  Accumulated other comprehensive income.................      453        453
  Less common stock held in treasury, at cost............     (526)      (526)
                                                          --------   --------
Total shareholders' equity...............................   98,511    110,610
                                                          --------   --------
Total capitalization..................................... $118,440   $130,539
                                                          ========   ========
Leverage capital ratio...................................     9.63%     10.73%
Tier 1 capital ratio.....................................    13.89%     15.50%
Total capital ratio......................................    15.15%     16.75%

------------------

(1) Does not include an aggregate of 1,610,353 shares of common stock reserved for issuance under our stock incentive plans, pursuant to which options to purchase an aggregate of 296,142 shares of our common stock will be granted on the offering date. The options to purchase 282,142 shares granted under our management stock incentive plan will vest at a rate of 20% per year over five years, and the options to purchase 14,000 shares granted under our directors' stock incentive plan will vest at a rate of 33 1/3% per year over three years, in each case with the first installment vesting in June 2000.

The net proceeds from this offering will initially be deposited in cash and cash equivalents and will subsequently be applied as described in "Use of Proceeds." The "as adjusted" ratios have been calculated assuming we invest the net proceeds in assets with a weighted average risk weighting of 68%, which is consistent with our historical risk-weighted asset composition.

                                    Dilution


Our net tangible book value on March 31, 1999 was approximately $76.9 million, or $7.76 per share. "Net tangible book value" is common shareholders' equity less intangible assets. "Net tangible book value per common share" is net tangible book value divided by the total number of common shares outstanding before the offering.

After giving effect to certain adjustments relating to the offering, our pro forma net tangible book value on March 31, 1999 would have been $89.0 million, or $8.23 per common share. The adjustments made to determine pro forma net tangible book value per common share are: (1) an increase in total assets to reflect the net proceeds of the offering as described under "Use of Proceeds" (assuming that the public offering price will be $15.00 per common share and before deducting the underwriting discount and estimated expenses of the offering), and (2) the addition of the 903,133 shares offered by us under this prospectus to the number of common shares outstanding.

If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per common share would be $8.33 and dilution of net tangible book value per common share to new investors would be $6.67.

The following table illustrates the pro forma increase in net tangible book value of $0.47 per common share and the dilution to new investors, which is the difference between the offering price per share and net tangible book value per common share.

     Assumed public offering price per share......................      $15.00
     Net tangible book value per common share as of March 31,
      1999........................................................ 7.76
     Increase in net tangible book value per common share
      attributable to the offering................................ 0.47
                                                                   ----
     Pro forma net tangible book value per common share as of
      March 31, 1999 after giving effect to the offering..........        8.23
                                                                        ------
     Dilution per common share to new investors in the offering...      $ 6.77
                                                                        ======

The calculations set forth above do not take into account an aggregate of 1,610,353 shares of common stock reserved for issuance under our stock incentive plans, pursuant to which options to purchase an aggregate of 296,142 shares of our common stock will be granted on the offering date. The options to purchase 282,142 shares granted under our management stock incentive plan will vest at a rate of 20% per year over five years, and the options to purchase 14,000 shares granted under our directors' stock incentive plan will vest at a rate of 33 1/3% per year over three years, in each case with the first installment vesting in June 2000.

                      Selected Consolidated Financial Data
                 (dollars in thousands, except per share data)

This section presents our selected historical financial data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected data in this section is not intended to replace the financial statements.

We derived the consolidated statement of income data for the years ended December 31, 1998, 1997 and 1996, and consolidated statements of financial condition data as of December 31, 1998 and 1997, from the audited consolidated financial statements in this prospectus. We derived the consolidated statement of income data for the years ended December 31, 1995 and 1994, and consolidated statements of financial condition data as of December 31, 1996, 1995 and 1994, from consolidated audited financial statements which are not included in this prospectus. Our consolidated financial statements as of and for the years ended December 31, 1998, 1997, 1996 and 1995 have been audited by KPMG LLP. Our consolidated financial statements as of and for the year ended December 31, 1994 have been audited by PricewaterhouseCoopers LLP. The selected data provided below as of and for the three month periods ended March 31, 1999 and 1998 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

                           As of and for the
                             Three Months                    As of and for the Years
                            Ended March 31,                    Ended December 31,
                          --------------------  -----------------------------------------------------
                            1999       1998       1998       1997       1996       1995       1994
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                              (unaudited)
Income Statement Data:
Interest income.........  $  18,452  $  17,670  $  72,870  $  67,168  $  61,192  $  57,016  $  46,432
Interest expense........      7,636      7,453     30,958     27,851     24,514     22,628     16,635
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income.....     10,816     10,217     41,912     39,317     36,678     34,388     29,797
Provision for loan
 losses.................        525        573      2,732      2,829      1,740      1,405      1,232
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income
 after provision for
 loan losses............     10,291      9,644     39,180     36,488     34,938     32,983     28,565
Noninterest income......      1,825      1,350      6,381      5,733      5,165      4,405      3,923
Noninterest expense.....      6,321      5,678     24,602     22,084     19,796     20,062     18,807
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income
 taxes..................      5,795      5,316     20,959     20,137     20,307     17,326     13,681
Income taxes............      2,049      1,930      7,354      7,295      7,232      6,223      4,579
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income..............      3,746      3,386     13,605     12,842     13,075     11,103      9,102
Preferred dividends.....        376        378      1,506      1,513      1,522      1,523      1,523
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income available to
 common.................  $   3,370  $   3,008  $  12,099  $  11,329  $  11,553  $   9,580  $   7,579
                          =========  =========  =========  =========  =========  =========  =========
Per Common Share
 Data:(1)
Net income per common
 share..................  $    0.34  $    0.30  $    1.22  $    1.14  $    1.16  $    0.96  $    0.76
Book value..............       8.13       7.21       7.94       6.94       5.96       5.02       3.92
Tangible book value(2)..       7.76       6.74       7.54       6.46       5.40       4.37       3.18
Cash dividends declared.     0.0755       0.05       0.26       0.22       0.20       0.18       0.09
Common dividend payout
 ratio..................      22.23%     16.49%     21.43%     19.28%     16.78%     18.16%     11.82%
Weighted average shares
 outstanding............  9,915,600  9,928,500  9,915,921  9,926,678  9,939,197  9,944,559  9,949,800
Shares outstanding at
 end of period..........  9,915,600  9,928,500  9,915,600  9,928,500  9,927,700  9,940,200  9,946,200

                          As of and for the
                            Three Months                As of and for the Years
                           Ended March 31,                 Ended December 31,
                          ------------------  ------------------------------------------------
                            1999      1998      1998      1997      1996      1995      1994
                          --------  --------  --------  --------  --------  --------  --------
                             (unaudited)
Balance Sheet Data:
Total assets............  $993,170  $898,341  $976,185  $880,512  $802,266  $721,994  $672,807
Securities..............   276,014   230,884   248,038   209,207   189,843   185,445   198,225
Loans...................   660,402   604,912   655,427   602,477   552,189   481,005   420,969
Allowance for loan
 losses.................     9,860     8,551     9,570     8,145     7,129     6,183     5,303
Intangible assets.......     3,747     4,586     3,957     4,796     5,635     6,474     7,312
Total deposits..........   860,088   777,255   850,455   767,726   707,703   640,237   607,097
Borrowings..............    19,929    16,424    13,862    12,066     5,814     1,739     1,739
Preferred equity........    17,856    17,927    17,858    17,927    18,052    18,075    18,086
Common equity...........    80,655    71,547    78,720    68,916    59,202    49,926    38,980
Total shareholders'
 equity.................    98,511    89,474    96,578    86,843    77,254    68,001    57,066
Average Balance Sheet
 Data:
Total assets............  $983,147  $880,873  $918,408  $834,786  $763,789  $702,671  $628,624
Securities..............   273,932   225,151   227,352   197,992   192,860   197,722   180,022
Loans...................   656,908   602,416   621,418   571,877   511,033   448,509   392,574
Allowance for loan
 losses.................     9,686     8,290     8,910     7,370     6,634     5,692     4,869
Total deposits..........   850,225   764,293   798,954   730,098   677,244   628,796   566,879
Borrowings..............    20,709    14,465    13,635    10,585     2,856     1,999     3,124
Preferred equity........    17,857    17,927    17,883    17,980    18,073    18,082    18,095
Common equity...........    80,166    70,579    74,323    64,286    55,375    44,892    37,884
Total shareholders'
 equity.................    98,023    88,506    92,206    82,266    73,448    62,974    55,979
Performance Ratios:
Return on average
 assets(3)..............      1.55%     1.56%     1.48%     1.54%     1.71%     1.58%     1.45%
Return on average common
 equity(3)..............     17.05%    17.28%    16.28%    17.62%    20.86%    21.34%    20.01%
Net interest margin
 (tax-equivalent)(3)(4).      4.94%     5.21%     5.06%     5.21%     5.31%     5.40%     5.25%
Efficiency ratio(5).....     47.74%    47.07%    48.31%    47.02%    45.47%    49.69%    53.30%
Asset Quality
 Ratios:(6)(7)
Excluding impact of
 government guarantees
 on portion of loan
 portfolio:
 Nonperforming loans to
  total loans...........      0.93%     1.20%     0.93%     1.24%     1.06%     0.89%     0.81%
 Nonperforming assets to
  total loans and other
  real estate...........      1.22%     1.58%     1.24%     1.62%     1.38%     1.21%     1.04%
 Net loan charge-offs to
  average loans(3)......      0.14%     0.11%     0.21%     0.32%     0.16%     0.12%     0.12%
 Allowance for loan
  losses to total loans.      1.49%     1.41%     1.46%     1.35%     1.29%     1.29%     1.26%
 Allowance for loan
  losses to
  nonperforming loans...    160.90%   117.88%   156.86%   108.95%   121.51%   143.76%   155.24%
Including impact of
 government guarantees
 on portion of loan
 portfolio:(8)
 Nonperforming loans,
  net of government
  guaranteed portion, to
  total loans...........      0.71%     0.97%     0.71%     1.00%     0.79%     0.76%     0.76%
 Nonperforming assets,
  net of government
  guaranteed portion, to
  total loans and other
  real estate...........      1.00%     1.35%     1.03%     1.38%     1.12%     1.07%     0.99%
 Allowance for loan
  losses to
  nonperforming loans,
  net of government
  guaranteed portion....    211.00%   145.30%   204.49%   134.67%   162.43%   169.86%   165.31%

                          As of and for the
                            Three Months         As of and for the Years
                           Ended March 31,         Ended December 31,
                          ------------------  ---------------------------------
                            1999      1998    1998   1997   1996   1995   1994
                          --------  --------  -----  -----  -----  -----  -----
                             (unaudited)
Capital Ratios:(6)
Average common equity to
 average total assets...      8.15%     8.01%  8.09%  7.70%  7.25%  6.39%  6.02%
Leverage ratio..........      9.63%     9.56%  9.58%  9.53%  9.05%  8.57%  7.65%
Tier 1 risk-based
 capital ratio..........     13.89%    13.83% 13.71% 13.58% 13.25% 12.76% 11.08%
Risk-based capital
 ratio..................     15.15%    15.08% 14.96% 14.81% 14.50% 14.01% 12.31%
Intangibles to tangible
 common equity..........      4.87%     6.85%  5.29%  7.48% 10.52% 14.90% 23.09%

------------------

(1) All of the per share data in the table above has been adjusted to reflect the 100-for-one stock split effected June 9, 1999.

(2) Calculated by dividing common shareholders' equity less intangible assets, by common shares outstanding at end of the applicable period.

(3) For purposes of computing these ratios, all interim periods have been annualized.
(4) Calculated using a 35% federal income tax rate.
(5) Calculated by dividing total noninterest expense less other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.
(6) Except for the ratio of net loan charge-offs to average loans and the ratio of average common equity to average total assets, all asset quality ratios and capital ratios have been stated as of the end of the applicable period.
(7) Nonperforming loans include nonaccrual loans, restructured loans and accruing loans 90 days or more delinquent.
(8) Nonperforming loans, net of government guaranteed portion, is total nonperforming loans less the portion of the principal amount of all nonperforming loans that is guaranteed by the SBA or the Farm Service Agency of the USDA.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

Overview

We have a strong record of financial performance, with compounded annual growth rates for the five-year period ended December 31, 1998 of 11.3% in total assets, 11.4% in total loans and 14.5% in net income available to common shareholders. At December 31, 1998, our total assets were $976.2 million, an increase of $405.5 million from $570.7 million at December 31, 1993. Our total loans at December 31, 1998 were $655.4 million, an increase of $274.0 million from $381.4 million at December 31, 1993. Our net income available to common shareholders for 1998 was $12.1 million, nearly twice the amount of our net income available to common shareholders of $6.1 million for 1993.

We compare ourselves to a group of approximately 200 bank holding companies with assets of between $500 million and $1 billion based on information published by the Federal Reserve Board in its Uniform Bank Holding Company Performance Report. Our return on average assets of 1.48% in 1998 ranked us in the top 20% of this peer group with respect to that index. Our tax-equivalent net interest margin has exceeded 5.00% in each of the last five years, and our margin of 5.06% for 1998 placed us in the top 25% of our peer group with respect to that indicator. Our efficiency ratio has been below 50% since 1995, and our efficiency ratio of 48.31% in 1998 ranked us in the top 10% of our peer group with respect to that benchmark.

Our net income in 1998 increased to $13.6 million from $12.8 million in 1997, representing an increase of 5.9%. Our earnings per common share in 1998 increased to $1.22 from $1.14 in 1997, representing an increase of 7.0%. The increase in net income reflected higher net interest income and noninterest income which more than offset increases in noninterest expense. The increase in net interest income was driven by growth in interest-earning assets, including strong loan growth, as well as solid growth in lower-cost core deposits, which includes all of our deposits other than certificates of deposit in amounts of $100,000 or more. In 1998, our average cost of funds was 3.59%. At December 31, 1998, approximately 79.8% of our deposits were core deposits and 15.1% of our total deposits were noninterest-bearing demand deposits. Our return on average assets was 1.48% in 1998 and 1.54% in 1997, and our return on average common equity was 16.28% in 1998 and 17.62% in 1997.

Our strong financial trends continued into the three month period ended March 31, 1999 ("First Quarter 1999") with net income of $3.7 million, representing a 10.6% increase over the three month period ended March 31, 1998 ("First Quarter 1998"). Our annualized return on average assets for First Quarter 1999 was 1.55%, and our annualized return on average common equity was 17.05%. Our efficiency ratio remained steady at 47.74%. Our earnings increase was led by solid revenue growth, with net interest income for First Quarter 1999 of $10.8 million increasing $600,000, or 5.9%, from net interest income for First Quarter 1998. Our increased volumes offset a decline in net interest margin to 4.94%. Noninterest income for First Quarter 1999 of $1.8 million reflects an increase of $475,000, or 35.2%, over First Quarter 1998, primarily due to higher fees from our deposit service charge activities.

Our balance sheet growth in First Quarter 1999 reflects slower growth since December 31, 1998 than during prior periods which is consistent with seasonal patterns we have traditionally experienced. Our total assets at March 31, 1999 were $993.2 million, compared to $976.2 million at December 31, 1998, representing an increase of $17.0 million or 1.7%. Our loan portfolio increased to $660.8 million at March 31, 1999 from $655.8 million at December 31, 1998, representing an increase $5.0 million or 0.8%. Deposits increased by $9.6 million, or 1.1%, to $860.1 million from $850.5 million at December 31, 1998.

Information as of and for the three month periods ended March 31, 1999 and 1998

 Results of Operations

   Net Interest Income

Net interest income, which is the principal source of our earnings, represents the amount by which interest income on interest-earning assets, including loans and securities, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowings. Interest rate fluctuations and changes in the amount and type of earning assets and liabilities affect net interest income. One of the primary indicators that we use to measure our performance in the area of net interest income is net interest margin. Net interest margin represents the difference between the yield on our total interest-earning assets and the cost of our funds divided by interest-earning assets.

Net interest income for First Quarter 1999 was $10.8 million, an increase of $600,000, or 5.9%, from $10.2 million of net interest income recorded for First Quarter 1998. This increase resulted from a 12.5% increase in average earning assets, derived primarily from growth in loans and securities, the benefits of which were partially offset by a 27 basis point decline in our net interest margin. Average earning assets increased by $103.3 million, or 12.5%, in First Quarter 1999 as compared to First Quarter 1998, with average loans increasing by $54.5 million, or 9.0%, and average investment securities increasing by $50.9 million, or 24.2%. Our average core deposits increased by $62.0 million, or 10.1%, to $677.5 million. Our average wholesale funds, which include our time deposits over $100,000 plus our borrowings, increased by $30.2 million, or 18.5%, to $193.4 million.

Our net interest margin for First Quarter 1999, on a tax-equivalent basis, declined to 4.94% from 5.21% in First Quarter 1998. This decline resulted from a declining interest rate environment, a relatively flat yield curve and intense competitive pressures. Our yield on interest-earning assets in First Quarter 1999 decreased to 8.27% from 8.86% in First Quarter 1998, while our cost of interest-bearing liabilities decreased to 4.13% from 4.48% over the same period.

The following table presents, for the periods indicated, the total dollar amount of average balances, our interest income from average interest-earning assets, the resulting yields and our interest expense on average interest-bearing liabilities expressed both in dollars and rates. Except as indicated in the footnotes to this table, no tax-equivalent adjustments have been made and all average balances are daily average balances. Nonaccruing loans have been included in the yield calculations in this table.

                              Three months ended            Three months ended
                                March 31, 1999                March 31, 1998
                          ----------------------------  ----------------------------
                            Average   Interest            Average   Interest
                          Outstanding Earned/   Yield/  Outstanding Earned/   Yield/
                            Balance     Paid     Rate     Balance     Paid     Rate
                          ----------- --------  ------  ----------- --------  ------
Interest-earning assets:
Federal funds sold and
   interest-bearing
   deposits.............   $ 12,667   $   155     4.96%  $ 14,792   $   208     5.70%
Investment
 securities(1)..........    261,465     4,066     6.31    210,567     3,447     6.64
Loans(2):
 Commercial and
  agricultural..........    352,112     7,781     8.96    312,059     7,493     9.74
 Residential real
  estate................    179,837     4,007     9.04    171,719     3,994     9.43
 Consumer and home
  equity................    124,959     2,971     9.64    118,637     2,936    10.04
                           --------   -------   ------   --------   -------   ------
  Total loans...........    656,908    14,759     9.11    602,415    14,423     9.71
                           --------   -------   ------   --------   -------   ------
Total interest-earning
 assets.................    931,040    18,980     8.27    827,774    18,078     8.86
                           --------   -------   ------   --------   -------   ------
Interest-bearing
 liabilities:
 Interest-bearing
  checking..............     97,284       334     1.39     86,343       305     1.43
 Savings and money
  market................    176,415     1,079     2.48    158,672     1,043     2.67
 Certificates of
  deposit...............    454,867     5,949     5.30    415,492     5,885     5.74
 Borrowed funds.........     20,709       274     5.37     14,465       220     6.17
                           --------   -------   ------   --------   -------   ------
   Total interest-
    bearing liabilities.    749,275     7,636     4.13    674,972     7,453     4.48
                           --------   -------   ------   --------   -------   ------
Net interest income.....              $11,344                       $10,625
                                      =======                       =======
Net interest rate
 spread.................                          4.14%                         4.38%
                                                ======                        ======
Net earning assets......   $181,765                      $152,802
                           ========                      ========
Net interest margin on
 earning assets(3)......                          4.94%                         5.21%
                                                ======                        ======
Ratio of average
   interest-earning
   assets to average
   interest-bearing
   liabilities..........                        124.26%                       122.64%
                                                ======                        ======

------------------
(1) Amounts shown are amortized cost. In order to make pre-tax income and resultant yields on tax-exempt securities comparable to those on taxable securities and loans, a tax-equivalent adjustment to interest earned from tax-exempt securities has been computed using a federal income tax rate of 35%.

(2) Net of deferred loan fees and expenses.

(3) The net interest margin is equal to net interest income divided by average interest-earning assets and is presented on an annualized basis.

  Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to:
(1) changes attributable to changes in volume (changes in volume multiplied by the prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by the prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                      Three Months Ended March 31, 1999
                                    vs Three Months Ended March 31, 1998
                                    ------------------------------------
                                     Increase (Decrease)
                                            Due to                   Total
                                    ---------------------------     Increase
                                      Volume         Rate          (Decrease)
                                    ------------  -------------  ---------------
                                           (dollars in thousands)
Interest-earning assets:
 Federal funds sold and interest
  bearing deposits................. $        (27) $         (26)    $      (53)
 Investment securities.............        1,710         (1,091)           619
 Loans:
  Commercial.......................        1,207         (1,201)             6
  Commercial real estate...........          888           (819)            69
  Agricultural.....................          949           (736)           213
  Residential real estate..........          718           (705)            13
  Consumer and home equity.........          348           (313)            35
                                    ------------  -------------     ----------
   Total loans.....................        4,110         (3,774)           336
                                    ------------  -------------     ----------
   Total interest-earning assets...        5,793         (4,891)           902
                                    ------------  -------------     ----------
Interest-bearing liabilities:
 Interest-bearing checking.........          108            (79)            29
 Savings and money market..........          366           (330)            36
 Certificates of deposit...........        1,992         (1,928)            64
 Borrowed funds....................          220           (166)            54
                                    ------------  -------------     ----------
   Total interest-bearing
    liabilities....................        2,686         (2,503)           183
                                    ------------  -------------     ----------
Net interest income................ $      3,107  $      (2,388)    $      719
                                    ============  =============     ==========

  Provision for Loan Losses

We establish provisions for loan losses, which are charged to operations, to reflect our allowance for loan losses at a level deemed appropriate by management based on the factors discussed under "--Financial Condition-- Allowance for Loan Losses."

The provision for loan losses was $525,000 for First Quarter 1999, down from $573,000 for First Quarter 1998. Actual loan charge-offs, net of recoveries, were $235,000 for First Quarter 1999, up from $167,000 for First Quarter 1998. The current provision reflects the additional risk related to growth in our loan portfolio. As a result, we continue to strengthen our allowance for loan losses to total loans (1.49% at March 31, 1999, up from 1.46% at December 31, 1998) and our allowance for loan losses to nonperforming loans net of government guarantees (211.00% at March 31, 1999, up from 204.49% at December 31, 1998).

  Noninterest Income

The following table presents the major categories of noninterest income during the periods indicated:

                                                          Three Months Ended
                                                               March 31,
                                                          ------------------
                                                        1999        1998
                                                     ----------- -----------
                                                     (dollars in thousands)
      Service charges on deposit accounts........... $       953 $       668
      Loan servicing fees...........................         297         290
      Mutual fund income............................         137          95
      Insurance income..............................          76          14
      Gain on sale of assets........................         107          41
      Other.........................................         255         242
                                                     ----------- -----------
       Total noninterest income..................... $     1,825 $     1,350
                                                     =========== ===========

Noninterest income increased to $1.8 million for First Quarter 1999 from $1.4 million for First Quarter 1998, representing an increase of 35.2%. Service charges on deposit accounts increased $285,000 over this period due to an increase in demand deposit customers, selected increases in deposit service pricing and reductions in deposit service charge waivers. Mutual fund income increased $42,000 and insurance income $62,000 over this period, due to a greater emphasis on sales of mutual fund and insurance products. An increase of $66,000 in gain on the sale of assets resulted principally from the sale of other real estate.

   Noninterest Expense

The following table presents the major categories of noninterest expense for the periods indicated:

                                                            Three Months Ended
                                                                 March 31,
                                                            ------------------
                                                              1999      1998
                                                            --------- ---------
                                                                (dollars in
                                                                thousands)
      Salaries and benefits................................ $   3,524 $   3,108
      Occupancy and equipment..............................     1,045       942
      Supplies and postage.................................       346       293
      Amortization of intangibles..........................       210       210
      Professional fees....................................       126       121
      Advertising..........................................       110        76
      Other real estate....................................        34        42
      Other expense........................................       926       886
                                                            --------- ---------
       Total noninterest expense........................... $   6,321 $   5,678
                                                            ========= =========

Noninterest expense increased to $6.3 million for First Quarter 1999 from $5.7 million for First Quarter 1998. The increase of $643,000, or 11.3%, reflects a continuing investment in our future with additions to staff and upgrades to facilities and technology. Notwithstanding this increase, our efficiency ratio for First Quarter 1999 only increased to 47.7%, compared to 47.1% for First Quarter 1998.

Salaries and employee benefits increased to $3.5 million for First Quarter 1999 from $3.1 million for First Quarter 1998, representing an increase of 13.4%. Upgrades to our salary and incentive compensation programs, additions to our management team and additional staff hired at a new branch account for the increase. Occupancy and equipment costs increased $103,000, or 10.9%, as we incurred additional non-recurring costs associated with improving communications and technology.

   Income Taxes.

Income tax expense increased to $2.0 million for First Quarter 1999 from $1.9 million for First Quarter 1998. The effective tax rate for First Quarter 1999 was 35.4%, compared to 36.3% for First Quarter 1998. The decline in the effective tax rate is attributable to an increased percentage of our pre-tax income being derived from interest income on tax-exempt securities.

 Financial Condition

   Loan Portfolio

Our total loans increased to $660.8 million at March 31, 1999 from $655.8 million at December 31, 1998, representing an increase of $5.0 million, or 0.8%. In First Quarter 1999, our commercial loans increased by $4.0 million, or 3.4%, while commercial real estate loans increased by $4.8 million, or 4.5%. These increases demonstrate our ability to attract new commercial lending business in a slow-growth environment as a result of effective business development. All of our banks are active small business lenders and are directly involved in economic development programs in their markets. At March 31, 1999, commercial loans totaled $121.8 million, representing 18.5% of total loans, and commercial real estate loans totaled $111.7 million, representing 16.9% of total loans. During First Quarter 1999, agricultural loans decreased by $2.0 million, or 1.6%, to $121.8 million. The drop in agricultural loans is consistent with seasonal patterns we have traditionally experienced.

Residential mortgage lending is our largest lending product by dollar volume. As of March 31, 1999, our residential loan portfolio decreased by $2.2 million, or 1.2%, from December 31, 1998 and totaled $179.9 million, or 27.2%, of the total loan portfolio. The drop in residential real estate loans is also consistent with seasonal patterns. We have been able to compete successfully for residential mortgage business during the heavy refinancing period of the last few years through aggressive business development efforts and by providing a broad line of variable and fixed-rate mortgage products.

We also offer a broad range of consumer loan products. Consumer and home equity loans grew by $369,000, or 0.3%, during First Quarter 1999 from First Quarter 1998, and at March 31, 1999, totaled $125.6 million.

The following table summarizes, as of March 31, 1999, our loan portfolio by type of loan:

                                                                     Percent of
                                                            Amount   Total Loans
                                                           --------  -----------
                                                               (dollars in
                                                                thousands)
      Commercial.......................................... $121,780      18.5%
      Commercial real estate..............................  111,716      16.9
      Agricultural........................................  121,793      18.4
      Residential real estate.............................  179,940      27.2
      Consumer and home equity............................  125,567      19.0
                                                           --------    ------
       Total loans, gross................................. $660,796    100.00%
                                                                       ======
      Net deferred fees...................................     (394)
      Allowance for loan losses...........................   (9,860)
                                                           --------
       Total loans, net................................... $650,542
                                                           ========

Loan Policy. Our loan policy establishes the general parameters of the types of loans that are desirable, emphasizing cash flow and collateral coverage. Under our decentralized management structure, credit decisions are made at the subsidiary bank level by officers who generally have had long personal experience with most of their commercial and many of their individual borrowers, helping to ensure thorough underwriting and sound credit decisions. Each subsidiary bank approves its own loan policy that must comply with our overall loan policy. Revisions to these bank subsidiary policies are reviewed by us before they are presented to the banks' Boards of Directors for approval. These policies establish the lending authority of individual loan officers as well as the loan authority of the banks' loan committees. Typical loan authority for any individual is less than $100,000 and less than $300,000 for the officer's loan committee at each bank subsidiary. Each bank subsidiary has an outside loan committee, which includes members of the subsidiary bank's Board of Directors, that acts on loans over $300,000. In addition, any loans over $3.0 million must be approved by Financial Institutions' Loan Approval Committee. Generally we have a policy of limiting our exposure to any one borrower to $4.0 million in order to limit our credit risk, although the aggregate legal lending limit for our banks on a combined basis is $13.1 million. We presently have only five loans in excess of $4.0 million and none of our loans exceeds $7.9 million.

Commercial Loans. We originate commercial loans in our primary market area and underwrite them based on the borrower's ability to service the loan from operating income. We offer a broad range of commercial lending products, including term loans and lines of credit. Short- and medium-term commercial loans, primarily collateralized, are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisition of real estate, expansion and improvements) and the purchase of equipment. The purpose of a loan generally determines its structure. As a general practice, we take a collateral lien on any available real estate, equipment or other assets owned by the borrower and obtain a personal guarantee of the borrower. Working capital loans are generally collateralized by short-term assets, whereas term loans are primarily collateralized by long-term assets. We also utilize government loan guarantee programs offered by the Small Business Administration (or "SBA") when appropriate. See "--Government Guarantee Programs" below. Commercial loans still present risks even if they are collateralized and/or guaranteed. For example, the collateral is often specialized equipment which may not be readily saleable and which may decline in value quicker than the associated loan balance. Also, the ability of borrowers and guarantors to repay their loans is heavily dependent on their cash flow, which may fluctuate. At March 31, 1999, $25.0 million, or 20.5%, of our aggregate commercial loan portfolio was at fixed rates while $96.8 million, or 79.5%, was at variable rates.

Commercial Real Estate Loans. In addition to commercial loans secured by real estate, we make commercial real estate loans to finance the purchase of real property which generally consists of real estate with completed structures. Our commercial real estate loans are secured by first liens on the real estate, typically have variable interest rates and are amortized over a 10 to 15 year period. Payments on loans secured by such properties are often dependent on the successful operation or management of the properties. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. Additionally, if we do need to foreclose on these loans, the collateral tends to be very specialized and of a type of commercial property for which there may be a very limited resale market. We seek to minimize these risks in a variety of ways when we underwrite these loans, including by giving careful consideration to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit verification, appraisals and a review of the borrower's financial condition. At March 31, 1999, $34.4 million, or 30.8%, of our aggregate commercial real estate loan portfolio was at fixed rates while $77.3 million, or 69.2%, was at variable rates.

Agricultural Loans. We provide agricultural loans for short-term crop production, farm equipment financing and agricultural real estate financing, including term loans and lines of credit. Short- and medium-term agricultural loans, primarily collateralized, are made available for working capital (crops and cattle), business expansion (including acquisition of real estate, expansion and improvement) and the purchase of equipment. We evaluate agricultural borrowers primarily based on their historical profitability, level of experience in their particular agricultural industry, overall financial capacity and the availability of secondary collateral to withstand economic and natural variations common to the industry. Agricultural loans present risks associated with events caused by nature as well as changes in commodity prices which can fluctuate significantly. To address these risks, we routinely make on-site visits and inspections in order to monitor and identify the condition of the collateral. We also closely monitor commodity prices and inventory build-up in various commodity categories to better anticipate price changes in key agricultural products that could adversely affect our borrowers' ability to repay their loans. Our experience in over a century of agricultural lending in Western and Central New York has produced a substantial experience base on which to draw in evaluating and underwriting agricultural loans. We utilize government loan guarantee programs offered by the SBA and the Farm Service Agency (or "FSA") of the United States Department of Agriculture where available and appropriate. See "--Government Guarantee Programs" below. At March 31, 1999, $16.6 million, or 13.6%, of our aggregate agricultural loan portfolio was at fixed rates while $105.2 million, or 86.4%, was at variable rates.

Residential Real Estate Loans. We originate fixed and variable rate one-to-four family residential real estate loans collateralized by owner-occupied properties located in our market area. We offer a variety of real estate loan products which generally are amortized over five to thirty years. Loans collateralized by one-to-four family residential real estate generally have been originated in amounts of no more than 80% of appraised value or have mortgage insurance. We normally require mortgage title insurance and hazard insurance. We sell most of our fixed rate one-to-four family residential mortgages to the Federal Home Loan Mortgage Corporation ("Freddie Mac") and retain the rights to service the mortgages. At March 31, 1999, we serviced $150.5 million in residential mortgages, all of which have been sold to Freddie Mac. At March 31, 1999, $86.8 million, or 48.2%, of our aggregate residential real estate loan portfolio was at fixed rates while $93.1 million, or 51.8%, was at variable rates.

Consumer and Home Equity Loans. We make direct and indirect "A-" credit automobile loans, recreational vehicle loans, boat loans, home improvement loans, fixed and open-ended home equity loans, personal loans (collateralized and uncollateralized), student loans and deposit account collateralized loans. We also issue Visa Cards that provide consumer credit lines. The terms of these loans typically range from 12 to 120 months and vary based upon the nature of the collateral and the size of loan. The majority of the consumer lending program is underwritten on a secured basis using the customer's home or the financed automobile, mobile home, boat or snowmobile as collateral. We use credit scoring to efficiently administer the underwriting of this portfolio. Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. At March 31, 1999, $91.4 million, or 72.8%, of our aggregate consumer and home equity loan portfolio was at fixed rates while $34.2 million, or 27.2%, was at variable rates.

Government Guarantee Programs. We participate in government loan guarantee programs offered by the SBA and FSA. At March 31, 1999, we had loans with an aggregate principal balance of $30.6 million that were covered by guarantees under these programs. The guarantees only cover a certain percentage of these loans. By participating in these programs, we are able to broaden our base of borrowers while minimizing credit risk.

The SBA administers 14 separate loan programs designed to facilitate lending to small and minority-owned businesses. The most popular program is the 7(A) Loan Guaranty Program, which typically covers loans of up to $1 million. The maximum SBA guaranty is 75% of the principal amount of the loan, and the maximum amount that the SBA can guarantee for a single loan is generally $750,000. For loans of $100,000 or less, the SBA can guarantee up to 80% of the principal amount. Eligibility for SBA-guaranteed loans is generally determined by the borrower's size (measured by annual sales or number of employees, in certain cases) and type of business. The proceeds of SBA-guaranteed loans can be used for most business purposes, including construction, renovation, purchase of equipment or inventory, and working capital. There are also a number of small-loan programs, such as the Specialized 7(a) SBA Low Doc Program, for loans under $150,000. Loan maturities range from seven years for working capital and equipment loans to 25 years for real estate loans. Interest rates are established by the originating lender, but are subject to SBA maximums, which are pegged to the prime rate. Wyoming County Bank is certified as a "Preferred Lender" under the SBA's PLP Program, which allows it to make guaranteed 7(A) loans without prior SBA approval.

We also participate in the Certified Lenders Program sponsored by the FSA. The FSA offers direct and guaranteed farm ownership and operating loans to farmers who are temporarily unable to obtain private, commercial credit. Under the guaranteed loan program, the FSA guarantees loans made by conventional agricultural lenders for up to 90% of principal (up to 95% in very limited circumstances). The lender is responsible for servicing the loan. All loans must meet certain qualifying criteria to be eligible for guarantees, and the FSA has the right and responsibility to monitor the lender's servicing activities. Farmers interested in guaranteed loans apply to a conventional lender, who then arranges for the FSA guarantee. Applicants unable to qualify for a guaranteed loan may be eligible for a direct loan from the FSA. Farm Ownership Loans may be used to purchase farmland, construct or repair buildings, develop farmland to promote soil or water conservation or to refinance debt. Operating Loans may be used to purchase livestock, farm equipment, feed, seed, fuel, insurance and to refinance other obligations under certain conditions. The FSA can guarantee both of these types of loans in principal amounts of up to $700,000. Operating Loans normally have a seven-year term and Farm Ownership Loans can have terms up of to 40 years. Interest rates cannot exceed the rate charged by the lender to its average farm borrower. Wyoming County Bank has been designated as a "Preferred Certified Lender" by the FSA which generally provides for expedited approval of loans, greater flexibility to use the lender's own forms and a five-year line of credit.

Loan Maturities. The following table sets forth contractual maturity ranges of our loan portfolio by loan type as of March 31, 1999. Demand loans having no stated schedule of repayment and no stated maturity and overdrafts are reported as due in one year or less.

                                                   After One   After
                                           Within  but Within   Five
                                          One Year Five Years  Years    Total
                                          -------- ---------- -------- --------
                                                     (in thousands)
Commercial............................... $56,078   $ 35,492  $ 30,210 $121,780
Commercial real estate...................   6,819     12,803    92,094  111,716
Agricultural.............................  21,529     23,526    76,738  121,793
Residential real estate..................   2,832      9,061   168,047  179,940
Consumer and home equity.................   6,534     65,162    53,871  125,567
                                          -------   --------  -------- --------
 Total................................... $93,792   $146,044  $420,960 $660,796
                                          =======   ========  ======== ========

   Delinquencies and Nonperforming Assets

We have several procedures in place to assist in maintaining the overall quality of our loan portfolio. We have established specific underwriting guidelines to be followed by our lending officers. We also monitor each bank subsidiary's delinquency levels on a monthly basis for any adverse trends. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

Every commercial and agribusiness borrower is given a credit grade by the originating officer which is then confirmed or modified by the subsidiary bank's loan committee. These credit grades are maintained and adjusted upon the review of the borrower's situation either when a new borrowing request is considered, or during the annual review of updated financial information.

The National Bank of Geneva has an internal loan review department which performs a formal loan review of that bank's loan portfolio on an ongoing basis. The scope of that review is approved by that bank's Board of

Directors. Our other three banks contract with an outside firm to conduct a formal loan review annually on an outsourced basis. The National Bank of Geneva also conducts an outsourced loan review every two or three years. The scope of each of the reviews is approved by the applicable bank's Boards of Directors. The results of all loan reviews are presented in detail to each subsidiary bank's Board of Directors as well as to our Chief Executive Officer.

Through the loan review process, we maintain an internally classified loan list which, along with delinquency reporting, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as a higher leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition which may jeopardize recoverability of the debt. Loans classified as "doubtful" are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if liquidated at present. Loans classified as "loss" are those loans which are in the process of being charged-off.

In addition to the internally classified loan list and delinquency list of loans, we maintain a separate "watch list" which further assists in monitoring our loan portfolio. Watch list loans have one or more deficiencies that require attention in the short-term or in a pertinent ratio of the loan agreement that have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements compared with those of a satisfactory credit. We review these loans to assist in assessing the adequacy of the allowance for loan losses.

We typically require appraisals on loans secured by real estate as well as valuations of equipment. With respect to potential problem loans, an evaluation of the borrower's overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses.

We generally place a loan on nonaccrual status and cease accruing interest when the payment of principal or interest is delinquent for 90 days, or earlier in some cases, unless the loan is in the process of collection and the underlying collateral further supports the carrying value of the loan.

As of March 31, 1999, we had $8.1 million in nonperforming assets, of which $1.5 million were government guaranteed, resulting in total nonperforming assets, net of government guarantees, of $6.6 million, or 1.00% of total loans and other real estate. This reflects an improving trend from December 31, 1998 when $8.2 million in assets were nonperforming, of which $1.4 million were government guaranteed, resulting in nonperforming assets net of government guarantees of $6.8 million, or 1.03%, of total loans and other real estate.

The following table presents information regarding nonperforming assets at March 31, 1999:

                                                         (dollars in thousands)
   Nonaccruing loans(1):
    Commercial.........................................          $  844
    Commercial real estate.............................           1,136
    Agricultural.......................................           1,997
    Residential real estate............................             878
    Consumer and home equity...........................             390
                                                                 ------
     Total nonaccruing loans...........................           5,245
   Accruing loans 90 days or more delinquent...........             883
                                                                 ------
     Total nonperforming loans.........................           6,128
   Other real estate owned(2)..........................           1,943
                                                                 ------
      Total nonperforming assets.......................           8,071
   Less: government guaranteed portion of nonperforming
    loans..............................................           1,455
                                                                 ------
   Total nonperforming assets, net of government
    guaranteed portion.................................          $6,616
                                                                 ======
   Nonperforming loans to total loans..................            0.93%
                                                                 ======
   Nonperforming loans, net of government guaranteed
    portion, to total loans(3).........................            0.71%
                                                                 ======
   Nonperforming assets to total loans and other real
    estate.............................................            1.22%
                                                                 ======
   Nonperforming assets, net of government guaranteed
    portion, to total
    loans and other real estate........................            1.00%
                                                                 ======

------------------

(1) Loans are placed on nonaccrual status when they become 90 days past due if they have been identified as presenting uncertainty with respect to the collectibility of interest or principal.
(2)  Other real estate owned balances are shown net of related allowances.
(3) Nonperforming loans, net of government guaranteed portion, is total nonperforming loans less the portion of the principal amount of all nonperforming loans that is guaranteed by the SBA or FSA.

The following table summarizes the principal balance of loan delinquencies in our loan portfolio as of March 31, 1999:

                                                                     90 Days
                                                      60-89 Days     or More
                                                      -----------  ------------
                                                      (dollars in thousands)
      Commercial....................................  $       444  $       941
      Commercial real estate........................          236        1,602
      Agricultural..................................          --         2,065
      Residential real estate.......................          451          970
      Consumer and home equity......................          369          550
                                                      -----------  -----------
       Total........................................  $     1,500  $     6,128
                                                      ===========  ===========
      Delinquent loans to total loans...............         0.23%        0.93%
                                                      ===========  ===========

   Allowance for Loan Losses

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance reflects our estimate of the amount of reasonably foreseeable losses, based on the following factors:

 . the economic conditions in the region in which we do business;

 . the credit conditions of our loan customers, as well as the condition and value of underlying collateral;

 . the amount of historical charge-off experience; and

 . the evaluation of the loan portfolio by the loan review function.

Charge-offs occur when loans are deemed to be uncollectible.

Management presents a quarterly review of the allowance for loan losses to each subsidiary bank's Board of Directors as well as to Financial Institutions' Board of Directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance.

In order to determine the adequacy of the allowance for loan losses, we consider the risk classification and delinquency status of loans and other factors, such as collateral value, government guarantees, portfolio composition, trends in economic conditions and the financial strength of borrowers. We establish specific allowances for loans which we believe require reserves greater than those allocated according to their classification or delinquency status. An allowance is also established for each loan type based upon our rolling average of historical charge-off experience taking into account levels and trends in delinquencies, loan volumes, economic and industry trends and concentrations of credit. We then charge to operations a provision for loan losses to maintain the allowance for loan losses at an adequate level determined by the foregoing methodology.

Actual charge-offs, net of recoveries, totaled $235,000 for First Quarter 1999, compared to net charge-offs of $167,000 for First Quarter 1998. Our charge-offs, net of recoveries on an annualized basis, were 0.14% of average loans outstanding for First Quarter 1999 compared to 0.11% of average loans outstanding for First Quarter 1998.

The following table presents an analysis of the allowance for loan losses and other related data for the periods indicated:

                                                          Three Months Ended
                                                               March 31,
                                                          --------------------
                                                            1999       1998
                                                          ---------  ---------
                                                              (dollars in
                                                              thousands)
   Balance at the beginning of the period...............  $   9,570  $   8,145
   Charge-offs:
    Commercial..........................................         95          6
    Commercial real estate..............................          4         79
    Agricultural........................................        --         --
    Residential real estate.............................         67         10
    Consumer and home equity............................        120        120
                                                          ---------  ---------
     Total charge-offs..................................        286        215
                                                          ---------  ---------
   Recoveries:
    Commercial..........................................         31          6
    Commercial real estate..............................          1         21
    Agricultural........................................        --         --
    Residential real estate.............................        --         --
    Consumer and home equity............................         19         21
                                                          ---------  ---------
     Total recoveries...................................         51         48
                                                          ---------  ---------
   Net charge-offs......................................        235        167
   Provision for loan losses............................        525        573
                                                          ---------  ---------
   Balance at the end of the period.....................  $   9,860  $   8,551
                                                          =========  =========
   Ratio of net charge-offs to average loans
    (annualized)........................................       0.14%      0.11%
                                                          =========  =========
   Allowance for loan losses to total loans.............       1.49%      1.41%
                                                          =========  =========
   Allowance for loan losses to nonperforming loans.....     160.90%    117.88%
                                                          =========  =========
   Allowance of loan losses to nonperforming loans, net
    of government guaranteed portion(1).................     211.00%    145.30%
                                                          =========  =========

------------------
(1) Nonperforming loans, net of government guaranteed portion, is total nonperforming loans less the portion of the principal amount of all nonperforming loans that is guaranteed by the SBA or FSA.


The following table describes the allocation of the allowance for loan losses among various categories of loans and certain other information as of March 31, 1999. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of the loan portfolio.

                                                           Allowance Percent of
                                                            Amount   Total Loans
                                                           --------- -----------
                                                                (dollars in
                                                                thousands)
      Commercial.........................................   $2,895       18.5%
      Commercial real estate.............................    1,960       16.9
      Agricultural.......................................    1,289       18.4
      Residential real estate............................    1,376       27.2
      Consumer and home equity...........................    1,484       19.0
      Unallocated........................................      856        --
                                                            ------      -----
       Total allowance for loan losses...................   $9,860      100.0%
                                                            ======      =====

Where we are able to identify specific loans or categories of loans where specific amounts of reserves are required, allocations are assigned to those categories. We also maintain a reserve that is sufficient to absorb an estimated amount of unidentified potential losses based on management's perception of economic conditions, loan portfolio growth, historical charge-off experience and exposure concentrations. Our historic charge-off rate has been comparatively low, reflecting conservative underwriting, the use of government guarantees, a predictable economic environment and aggressive collection efforts. However, we are aware that our regional and state economies have demonstrated increasing instability which could contribute to job losses and otherwise adversely affect a broad variety of business sectors. We believe that the diversified nature of our loan portfolio properly spreads this risk.

   Securities Activities

Our investment securities policy is contained within our overall asset/liability policy. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets and desired risk parameters. In pursuing these objectives, we consider the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification. The Board of each subsidiary bank adopts an asset/liability policy containing an investment securities policy within the parameters of our overall asset/liability policy. The treasurer of each subsidiary bank is responsible for securities portfolio decisions within the established policies, with review and oversight provided by each bank's asset/liability committee.

Our investment securities strategy centers on providing liquidity to meet loan demand and deposit withdrawal activity, meeting pledging requirements, managing overall interest rate risk and maximizing portfolio yield. Subsidiary bank policies generally limit security purchases to:

 .U.S. Treasury securities;

 . U.S. government agency securities;

 . pass-through mortgage-backed securities and collateralized mortgage obligations issued by the Federal National Mortgage Association (FNMA), the Government National Mortgage Association (GNMA) and Freddie Mac;

 . investment grade municipal securities, including tax, revenue and bond anticipation notes and general obligation and revenue notes and bonds;

 . certain creditworthy un-rated securities issued by municipalities; and

 . investment grade corporate debt.

Amortized Cost and Fair Value of Securities. Statement of Financial Accounting Standards (SFAS) No. 115 requires that securities be designated as either held to maturity or available for sale or trading, depending on our intent regarding the particular security. We do not have a trading portfolio. The following table sets forth certain information regarding the amortized cost and fair values of our securities portfolio as of March 31, 1999:

                                                             Amortized   Fair
                                                               Cost     Value
                                                             --------- --------
                                                               (in thousands)
      Securities held to maturity:
       U.S. Treasury and agency............................. $  9,469  $  9,535
       State and municipal obligations......................   83,320    84,261
                                                             --------  --------
        Total securities held to maturity...................   92,789    93,796
                                                             --------  --------
      Debt securities available for sale:
       U.S. Treasury and agency.............................  137,808   137,576
       Mortgage-backed securities...........................   23,898    23,949
       State and municipal obligations......................    9,020     9,141
       Corporate bonds......................................    8,521     8,524
                                                             --------  --------
        Total debt securities available for sale............  179,247   179,190
                                                             --------  --------
      Equity securities available for sale..................    3,212     4,035
                                                             --------  --------
        Total securities.................................... $275,248  $277,021
                                                             ========  ========

Contractual Maturities and Weighted Average Yields of Securities at Amortized Cost. The following table sets forth certain information regarding the contractual maturities and weighted average yields of our securities portfolio as of March 31, 1999. The state and municipal obligations are the only securities for which the weighted average yields are shown on a taxable-equivalent basis.

                              One Year        More Than One      More Than Five
                               or Less      Year to Five Years Years to Ten Years  After Ten Years         Total
                         ------------------ ------------------ ------------------ ------------------ ------------------
                                   Weighted           Weighted           Weighted           Weighted           Weighted
                         Amortized Average  Amortized Average  Amortized Average  Amortized Average  Amortized Average
                           Cost     Yield     Cost     Yield     Cost     Yield     Cost     Yield     Cost     Yield
                         --------- -------- --------- -------- --------- -------- --------- -------- --------- --------
                                                             (dollars in thousands)
Debt securities:
 U.S. Treasury and
  agency................  $14,045    6.22%  $ 74,673    5.83%   $58,559    5.99%   $  --      0.00%  $147,277    5.93%
 Mortgaged-backed
  securities............      424    6.86     11,582    6.11      7,146    6.04     4,746     6.29     23,898    6.14
 State and municipal
  obligations...........   19,085    5.30     56,559    6.10     15,601    6.59     1,095     7.70     92,340    6.04
 Corporate bonds........       --      --      5,798    6.09      1,973    6.26       750     6.22      8,521    6.14
                          -------    ----   --------    ----    -------    ----    ------     ----   --------    ----
Total debt securities...   33,554    5.70    148,612    5.96     83,279    6.11     6,591     6.52    272,036    5.99
Equity securities.......      --      --         --      --         --      --        --       --       3,212    6.93
                          -------    ----   --------    ----    -------    ----    ------     ----   --------    ----
Total securities........  $33,554    5.70%  $148,612    5.96%   $83,279    6.11%   $6,591     6.52%  $275,248    6.00%
                          =======    ====   ========    ====    =======    ====    ======     ====   ========    ====

U.S. Treasury Securities. At March 31, 1999, our U.S. Treasury securities portfolio totaled $23.9 million, of which $18.9 million was classified as available for sale. At that date $5.0 million was classified as held to maturity, with a fair value of $5.0 million. The portfolio consists of securities that mature in less than three years. Our current strategy is to maintain investments in instruments with such maturities, as they can be used for liquidity purposes, as collateral for borrowings and for prepayment protection. Because alternative taxable and tax-exempt investments provided more attractive yields than

U.S. Treasury securities, the portion of our portfolio represented by such securities declined from 9.8% of the portfolio at December 31, 1998 to 8.7% at March 31, 1999.

U.S. Federal Agency Securities. At March 31, 1999, our U.S. federal agency securities portfolio totaled $123.1 million, of which $118.6 million was classified as available for sale. At that date $4.5 million was classified as held to maturity, with a fair market value of $4.5 million. This portfolio consists almost exclusively of callable securities. These callable securities provide additional yield and are maintained at a level consistent with our interest rate risk profile.

State and Municipal Obligations. At March 31, 1999, our portfolio of state and municipal obligations totaled $92.5 million, of which $9.2 million was classified as available for sale. At that date $83.3 million was classified as held to maturity, with a fair value of $84.3 million. State and municipal obligations increased $4.7 million from December 31, 1998. More favorable yields being available on new purchases of this category of security when compared to other taxable investment alternatives has accounted for the growth in this portfolio.

Mortgage-Backed Securities. Mortgage-backed securities are created by the pooling of mortgages and the issuance of a security with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we focus our investments on mortgage-backed securities backed by single-family mortgages. The issuers of such securities (generally U.S. Government agencies and government sponsored enterprises, including FNMA, Freddie Mac and GNMA) pool and resell the participation interests in the form of securities to investors and guarantee the payment of principal and interest to these investors. Mortgage-backed securities yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain of our liabilities and obligations. Our March 31, 1999 investment in mortgage-backed securities remained relatively consistent with our December 31, 1998 levels at $23.9 million. As with all interest rate-sensitive assets and liabilities, investments in mortgage-backed securities are maintained at a level consistent with our interest rate risk profile.

Corporate Bonds. Our corporate bond portfolio at March 31, 1999 totaled $8.5 million, all of which was classified as available for sale. The portfolio increased $5.7 million from December 31, 1998 as a result of our decision to further diversify our investment portfolio and increase investment yield. Our policy limits investments in corporate bonds to no more than 10% of total investments and to bonds rated as Baa or better by Moody's Investors Service, Inc. or BBB or better by Standard & Poor's Ratings Services.

Equity Securities. At March 31, 1999, our equity securities portfolio totaled $4.0 million, all of which was classified as available for sale. The portfolio consisted of a total of $900,000 of common stock issued by seven different companies. We also had $3.0 million and $94,000 of common stock of the FHLB and the Federal Reserve Bank, respectively.

   Deposits

Deposits are our primary funding source for earning assets. We have a broad array of core deposit products including checking accounts, interest-bearing transaction accounts (NOW), savings and money market accounts and certificates of deposit under $100,000. Our core deposit base consists almost exclusively of in-market deposits and there are no brokered deposits. We supplement our core deposits with certificates of deposit over $100,000, which are largely from in-market municipal, business and individual customers.

Deposits at March 31, 1999 were $860.1 million, an increase of $9.6 million, or 1.1%, from $850.5 million at December 31, 1998. Core deposits decreased $5.5 million to $673.4 million at March 31, 1999, with certificates of deposit over $100,000 increasing $15.1 million to $186.7 million. Core deposits represented 78.3% of our total deposits of $860.1 million at March 31, 1999. The daily average balances, percentage composition and weighted average rates paid on deposits for the three months ended March 31, 1999 are presented below:

                                                               Percent
                                                               of Total Weighted
                                                      Average  Average  Average
                                                      Balance  Deposits   Rate
                                                      -------- -------- --------
                                                        (dollars in thousands)
Interest-bearing checking............................ $ 97,284   11.4%    1.39%
Savings and money market.............................  176,415   20.8     2.48
Certificates of deposit under $100,000...............  282,156   33.2     5.41
Certificates of deposit over $100,000................  172,711   20.3     5.13
                                                      --------  -----     ----
 Total interest-bearing deposits.....................  728,566   85.7     4.10
Demand deposits......................................  121,659   14.3       --
                                                      --------  -----     ----
 Total deposits...................................... $850,225  100.0%    3.51%
                                                      ========  =====     ====

The following table sets forth our certificates of deposit by time remaining to maturity at March 31, 1999:

                                                   Maturity
                              --------------------------------------------------
                              3 Months Over 3 to 6 Over 6 to 12 Over 12
                              or Less    Months       Months    Months   Total
                              -------- ----------- ------------ ------- --------
                                                (in thousands)
Certificates of deposit less
 than $100,000..............  $ 66,025   $61,533     $ 90,249   $60,783 $278,590
Certificates of deposit over
 $100,000...................   133,441    24,830       19,933     8,508  186,712
                              --------   -------     --------   ------- --------
 Total certificates of
  deposit...................  $199,466   $86,363     $110,182   $69,291 $465,302
                              ========   =======     ========   ======= ========


Information as of and for the Years Ended December 31, 1998, 1997 and 1996

 Results of Operations

  Net Interest Income

1998 versus 1997. Net interest income was $41.9 million in 1998 compared with $39.3 million in 1997, an increase of $2.6 million or 6.6%. Net interest margin, on a tax-equivalent basis, was 5.06% for 1998 and 5.21% for 1997. Net interest income increased as a result of a 10.2% increase in average earning assets, derived primarily from growth in loans and securities, which was partially offset by a 15 basis point decline in the net interest margin. Average earning assets grew by $80.6 million in 1998, with average loans growing by $49.5 million, or 8.7%, and average investment securities growing by $29.4 million, or 14.8%. Our average core deposits increased by 7.4% or $44.3 million in 1998 to $640.6 million. Our average wholesale funds increased in 1998 by $27.6 million, or 19.1%, to $172.0 million.

Our net interest margin declined by 15 basis points in 1998 as a result of a declining interest rate environment, a relatively flat yield curve and intense competitive pressures. The yield on interest-earning assets decreased to 8.65% in 1998 from 8.76% in 1997, while the cost of interest-bearing liabilities increased to 4.41% in 1998 from 4.33% in 1997.

Due to an increased volume of average earning assets which more than offsets the decrease in net interest margin, our tax-equivalent net interest income in 1998 increased by $2.9 million, or 7.2%, from our net interest income in 1997.

1997 versus 1996. Our net interest income in 1997 increased to $39.3 million from $36.7 million in 1996, representing an increase of $2.6 million, or 7.2%. This increase was due to average interest-earning assets increasing by $65.3 million, or 9.1%, primarily through loan growth. The increase was, however, partially offset by an increase in average interest-bearing liabilities of $53.5 million, or 9.1%, during 1997 and the cost of such liabilities increasing 17 basis points while our interest-earning assets yield increased only four basis points. As a result, our net interest margin, on a tax-equivalent basis, declined to 5.21% in 1997 from 5.31% in 1996.

The following table presents, for the years indicated, the total dollar amount of average balances, the interest income from average interest-earning assets, the resulting yields and the interest expense on average interest-bearing liabilities expressed both in dollars and rates. Except as indicated in the footnotes to this table, no tax-equivalent adjustments have been made and all average balances are daily average balances. Nonaccruing loans have been included in the yield calculations in this table.


                               1998                         1997                         1996                      1995
                    ---------------------------  ---------------------------  ---------------------------  --------------------
                      Average   Interest           Average   Interest           Average   Interest           Average   Interest
                    Outstanding Earned/  Yield/  Outstanding Earned/  Yield/  Outstanding Earned/  Yield/  Outstanding Earned/
                      Balance     Paid    Rate     Balance     Paid    Rate     Balance     Paid    Rate     Balance     Paid
                    ----------- -------- ------  ----------- -------- ------  ----------- -------- ------  ----------- --------
                                                             (dollars in thousands)
Interest-earning
 assets:
Federal funds sold
 and interest-
 bearing deposits.   $ 15,406   $   842    5.47%  $ 14,204   $   788    5.55%  $ 14,875   $   813    5.47%  $ 15,078   $   923
Investment
 securities(1)....    227,352    14,784    6.50    197,992    13,149    6.64    192,860    12,529    6.50    197,722    12,614
Loans(2):
 Commercial and
  agricultural....    324,039    30,807    9.51    297,262    28,510    9.59    257,176    25,116    9.77    220,762    22,677
 Residential real
  estate..........    174,785    16,211    9.27    161,976    15,007    9.26    150,047    13,816    9.21    131,611    12,228
 Consumer and home
  equity..........    122,594    12,072    9.85    112,639    11,213    9.95    103,809    10,383   10.00     96,136     9,922
                     --------   -------  ------   --------   -------  ------   --------   -------  ------   --------   -------
 Total loans......    621,418    59,090    9.51    571,877    54,730    9.57    511,032    49,315    9.65    448,509    44,827
                     --------   -------  ------   --------   -------  ------   --------   -------  ------   --------   -------
  Total interest-
   earning assets.    864,176    74,716    8.65    784,073    68,667    8.76    718,767    62,657    8.72    661,309    58,364
                     --------   -------  ------   --------   -------  ------   --------   -------  ------   --------   -------
Interest-bearing
 liabilities:
 Interest-bearing
  checking........     91,627     1,335    1.46     83,271     1,211    1.45     79,976     1,236    1.55     76,272     1,395
 Savings and money
  market..........    163,966     4,301    2.62    166,646     4,447    2.67    179,678     4,834    2.69    189,341     5,445
 Certificates of
  deposit.........    433,067    24,523    5.66    382,670    21,534    5.63    327,180    18,222    5.57    281,326    15,603
 Borrowed funds...     13,635       799    5.86     10,585       658    6.22      2,856       222    7.77      1,998       185
                     --------   -------  ------   --------   -------  ------   --------   -------  ------   --------   -------
  Total interest-
   bearing
   liabilities....    702,295    30,958    4.41    643,172    27,850    4.33    589,690    24,514    4.16    548,937    22,628
                     --------   -------  ------   --------   -------  ------   --------   -------  ------   --------   -------
Net interest
 income...........              $43,758                      $40,817                      $38,143                      $35,736
                                =======                      =======                      =======                      =======
Net interest rate
 spread...........                         4.24%                        4.43%                        4.56%
                                         ======                       ======                       ======
Net earning
 assets...........   $161,881                     $140,901                     $129,077                     $112,372
                     ========                     ========                     ========                     ========
Net interest
 margin on earning
 assets(3)........                         5.06%                        5.21%                        5.31%
                                         ======                       ======                       ======
Ratio of average
 interest-earning
 assets to average
 interest-bearing
 liabilities......                       123.05%                      121.91%                      121.89%
                                         ======                       ======                       ======

-----------------

(1) Amounts shown are amortized cost. In order to make pre-tax income and resultant yields on tax-exempt securities comparable to those on taxable securities and loans, a tax-equivalent adjustment to interest earned from tax-exempt securities has been computed using a federal income tax rate of 35%.

(2)  Net of deferred loan fees and expenses.

(3) The net interest margin is equal to net interest income divided by average interest-earning assets.

   Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the years indicated. Information is provided in each category with respect to: (1) changes attributable to changes in volume (changes in volume multiplied by the prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by the prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                             Year Ended December 31,
                          ------------------------------------------------------------------
                                  1998 vs. 1997                     1997 vs. 1996
                          --------------------------------  --------------------------------
                          Increase (Decrease)               Increase (Decrease)
                                 Due to            Total           Due to            Total
                          ---------------------  Increase   ---------------------  Increase
                            Volume      Rate     (Decrease)   Volume      Rate     (Decrease)
                          ----------  ---------  ---------  ----------  ---------  ---------
                                             (dollars in thousands)
Interest-earning assets:
 Federal funds sold and
  interest bearing
  deposits..............  $       64  $     (10)  $   54    $      (54) $      29   $  (25)
 Investment securities..       1,984       (349)   1,635           363        257      620
 Loans:
  Commercial............         826        (34)     792         1,195       (180)   1,015
  Commercial real
   estate...............          16        (52)     (36)          910        (67)     843
  Agricultural..........       1,673       (132)   1,541         1,727       (191)   1,536
  Residential real
   estate...............       1,188         16    1,204         1,104         87    1,191
  Consumer and home
   equity...............       1,017       (158)     859           934       (104)     830
                          ----------  ---------   ------    ----------  ---------   ------
   Total loans..........       4,720       (360)   4,360         5,870       (455)   5,415
                          ----------  ---------   ------    ----------  ---------   ------
   Total interest-
    earning assets......       6,768       (719)   6,049         6,179       (169)   6,010
                          ----------  ---------   ------    ----------  ---------   ------
Interest-bearing
 liabilities:
 Interest-bearing
  checking deposits.....         134        (10)     124            54        (79)     (25)
 Savings and money
  market deposits.......         (72)       (74)    (146)         (351)       (36)    (387)
 Certificates of
  deposit...............       2,855        134    2,989         3,136        176    3,312
 Borrowed funds.........         164        (23)     141           432          4      436
                          ----------  ---------   ------    ----------  ---------   ------
   Total interest-
    bearing liabilities.       3,081         27    3,108         3,271         65    3,336
                          ----------  ---------   ------    ----------  ---------   ------
Net interest income.....  $    3,687  $    (746)  $2,941    $    2,908  $    (234)  $2,674
                          ==========  =========   ======    ==========  =========   ======

   Provision for Loan Losses

1998 versus 1997. The provision for loan losses decreased $97,000, or 3.4%, to $2.7 million in 1998, from $2.8 million in 1997. Actual loan charge-offs, net of recoveries, were $1.3 million in 1998 as compared to $1.8 million in 1997. Charge-offs in 1997 reflect an unusual charge of $460,000 relating to a borrower's fraudulent credit actions. The 1998 provision reflects our decision to strengthen our allowance for loan losses to total loans to 1.46% in 1998 from 1.35% in 1997 and an increase in our allowance for loan losses to nonperforming loans net of government guarantees to 204.49% in 1998 from 134.67% in 1997.

1997 versus 1996. During 1997, we made provisions totaling $2.8 million to the allowance for loan losses, an increase of $1.1 million compared to $1.7 million in 1996. Loan charge-offs, net of recoveries, increased by $1.0 million to $1.8 million in 1997 as compared to $794,000 in 1996. The provision for loan losses and recorded loan charge-offs in 1997 were inflated by a $460,000 charge related to a borrower's fraudulent credit actions discussed above and our ongoing efforts to minimize the amount of nonperforming loans in the portfolio.

   Noninterest Income

The following table presents the major categories of noninterest income during the years indicated:

                                                           Year Ended December
                                                                   31,
                                                           --------------------
                                                            1998   1997   1996
                                                           ------ ------ ------
                                                               (dollars in
                                                                thousands)
      Service charges on deposit accounts................. $3,234 $2,706 $2,684
      Loan servicing fees.................................  1,190  1,137    925
      Mutual fund income..................................    672    471    404
      Insurance income....................................    238    175    138
      Gain on sale of assets..............................    181    353    253
      Other...............................................    866    891    761
                                                           ------ ------ ------
       Total noninterest income........................... $6,381 $5,733 $5,165
                                                           ====== ====== ======

1998 versus 1997. Noninterest income increased to $6.4 million in 1998 from $5.7 million in 1997, representing an increase of 11.3%. Service charges on deposit accounts increased $528,000, or 19.5%, to $3.2 million in 1998 from $2.7 million in 1997. This increase resulted from an increase in demand deposit customers, selected increases in deposit service pricing and reductions in deposit service charge waivers. Loan servicing fees increased $53,000, or 4.7%, from $1.1 million in 1997 to $1.2 million in 1998 consistent with the increase in our portfolio of loans serviced for others. Mutual fund income increased $201,000, or 42.7%, from $471,000 in 1997 to $672,000 in 1998 due to a greater emphasis on the sale of such investment products. A decrease of $172,000 in gains on the sale of assets, principally loans, from $353,000 in 1997 to $181,000 in 1998, partially offset the increase in other categories of noninterest income.

1997 versus 1996. Noninterest income increased to $5.7 million in 1997 from $5.2 million in 1996, representing an increase of 11.0%. Loan servicing fees increased $212,000, or 22.9%, to $1.1 million in 1997 from $925,000 in 1996 as a result of the increase in our portfolio of loans serviced for others. Gain on sale of assets, principally loans, increased $100,000 to $353,000 in 1997. Mutual fund income increased $67,000 to $471,000 in 1997.

   Noninterest Expense

The following table presents the major categories of noninterest expense for the periods indicated:

                                                        Year Ended December 31,
                                                        -----------------------
                                                         1998    1997    1996
                                                        ------- ------- -------
                                                        (dollars in thousands)
      Salaries and employee benefits................... $13,092 $11,713 $10,740
      Occupancy and equipment..........................   3,855   3,809   2,987
      Supplies and postage.............................   1,363   1,211   1,187
      Amortization of intangibles......................     839     839     839
      Professional fees................................     809     328     273
      Advertising......................................     487     476     422
      Other real estate................................     378     198     103
      Other expense....................................   3,779   3,510   3,245
                                                        ------- ------- -------
       Total noninterest expense....................... $24,602 $22,084 $19,796
                                                        ======= ======= =======

1998 versus 1997. Noninterest expense increased to $24.6 million in 1998 from $22.1 million in 1997, representing an increase of 11.4%. This increase primarily reflects an investment in our future with additions to staff and upgrades to facilities and technology. Key members were added to our management team, several branch facilities were expanded and one new branch was opened. We also added features to our technological capabilities including an internet banking product, check imaging and upgrades to our overall data processing capabilities in preparation for the year 2000. Even with these expenditures, our efficiency ratio, which measures the amount of overhead required to produce a dollar of revenue, remained at a relatively low level. For the year ended December 31, 1998 our efficiency ratio was 48.3%, compared to 47.0% in 1997.

Salaries and employee benefits increased to $13.1 million in 1998 from $11.7 million in 1997, representing an increase of 11.8%. Upgrades to our salary and incentive compensation programs, additions to our management team and additional staff hired at a new branch account for the increase. Occupancy and equipment costs increased only $46,000, or 1.2%, as additional non-recurring costs associated with opening our new corporate headquarters and operations center in 1997 were replaced with costs associated with upgrading branch facilities and acquiring new technology in 1998. Legal and professional fees increased $481,000 in 1998 principally as a result of consulting fees incurred in connection with a "Best Practice and Income Enhancement" project which should assist us in improving efficiencies and fee income in the future.

1997 versus 1996. Noninterest expense increased to $22.1 million in 1997 from $19.8 million in 1996, representing an increase of 11.6%. This increase can be partially attributed to staff increases from the opening of three new branches and additional lending personnel. Salaries and benefits increased to $11.7 million in 1997 from $10.7 million in 1996, representing an increase of 9.1%. Occupancy and equipment expense increased to $3.8 million in 1997 from $3.0 million in 1996, representing an increase of 27.5%. These costs were associated with upgrading the facilities at several of our branch locations, opening the three new branches and opening our new corporate headquarters and operations facility.

   Income Taxes

Income tax expense increased to $7.4 million in 1998 from $7.3 million in 1997, representing an increase of 0.8%. Income tax expense was $7.3 million in 1997, compared to $7.2 million in 1996. The effective tax rate was 35.1% in 1998, compared to 36.2% in 1997 and 35.6% in 1996. The fluctuation in the effective tax rate from year to year is attributable to changes in the percentage of our pre-tax income being derived from interest income on tax-exempt securities.

 Financial Condition

   Loan Portfolio

Our total loans increased to $655.8 million at December 31, 1998 from $602.9 million at December 31, 1997, representing an increase of $52.9 million or 8.8%. In 1998, our commercial loans increased $11.9 million or 11.3%, while commercial real estate loans increased by $7.7 million or 7.7%. These increases demonstrate our ability to attract new commercial lending business in a slow-growth environment as a result of effective business development and the dissatisfaction of customers of larger regional banks. At December 31,1998, commercial loans totaled $117.8 million, representing 17.9% of total loans, and commercial real estate loans totaled $106.9 million, representing 16.3% of total loans.

Agricultural loans, which include agricultural real estate loans, represent 18.9% of our total loan portfolio. Between December 31, 1997 and December 31, 1998, agricultural loans increased by $16.2 million, or 15.1%, to $123.7 million.

As of December 31, 1998, our residential loan portfolio had grown by $11.4 million or 6.7% from December 31, 1997, and totaled $182.2 million or 27.8% of the total loan portfolio. We were able to successfully compete for this business during the heavy refinancing period of the last few years through aggressive business development efforts and by providing a broad line of variable and fixed-rate mortgage products.

Consumer and home equity loans grew by $5.7 million, or 4.8%, in 1998 and ended the year at $125.2 million, representing 19.1% of the total loan portfolio.

The following table summarizes, as of the dates indicated, our loan portfolio by type of loan:

                                1998                1997               1996               1995               1994
                          ------------------  ------------------ ------------------ ------------------ ------------------
                                    Percent             Percent            Percent            Percent            Percent
                                    of Total            of Total           of Total           of Total           of Total
                           Amount    Loans     Amount    Loans    Amount    Loans    Amount    Loans    Amount    Loans
                          --------  --------  --------  -------- --------  -------- --------  -------- --------  --------
                                                           (dollars in thousands)
Commercial..............  $117,750    17.9%   $105,811    17.6%  $100,854    18.2%  $ 82,538    17.1%  $ 72,968   17. 3%
Commercial real estate..   106,948    16.3      99,273    16.5     98,118    17.8     85,774    17.8     76,142    18.1
Agricultural............   123,754    18.9     107,546    17.8     86,674    15.7     69,223    14.4     57,810    13.7
Residential real estate.   182,177    27.8     170,736    28.3    157,490    28.5    144,407    30.0    122,880    29.2
Consumer and home
 equity.................   125,198    19.1     119,506    19.8    109,456    19.8     99,515    20.7     91,600    21.7
                          --------   -----    --------   -----   --------   -----   --------   -----   --------   -----
 Total loans, gross.....  $655,827   100.0%   $602,872   100.0%  $552,592   100.0%  $481,457   100.0%  $421,400   100.0%
                                     =====               =====              =====              =====              =====
Net deferred fees.......      (400)               (395)              (403)              (452)              (431)
Allowance for loan
 losses.................    (9,570)             (8,145)            (7,129)            (6,183)            (5,303)
                          --------            --------           --------           --------           --------
 Total loans, net.......  $645,857            $594,332           $545,060           $474,822           $415,666
                          ========            ========           ========           ========           ========

Loan Maturities. The following table sets forth contractual maturity ranges of the loan portfolio by loan type as of December 31, 1998. Demand loans having no stated schedule of repayment and no stated maturity and overdrafts are reported as due in one year or less.

                                                   After One   After
                                           Within  but Within   Five
                                          One Year Five Years  Years    Total
                                          -------- ---------- -------- --------
                                                     (in thousands)
Commercial............................... $ 56,583  $ 37,191  $ 23,976 $117,750
Commercial real estate...................    4,716    15,418    86,814  106,948
Agricultural.............................   29,268    28,533    65,953  123,754
Residential real estate..................    4,210    11,527   166,440  182,177
Consumer and home equity.................    6,572    66,104    52,522  125,198
                                          --------  --------  -------- --------
 Total................................... $101,349  $158,773  $395,705 $655,827
                                          ========  ========  ======== ========

   Delinquencies and Nonperforming Assets

As of December 31, 1998, we had $8.2 million in nonperforming assets, of which $1.4 million were government guaranteed, resulting in total nonperforming assets, net of government guarantees, of $6.8 million or 1.03% of total loans and other real estate. This reflects an improving trend from December 31, 1997 when $9.8 million in assets were nonperforming, of which $1.4 million were government guaranteed, resulting in nonperforming assets net of guarantees of $8.4 million, or 1.38% of total loans and other real estate. This improvement is a result of successful efforts to liquidate collateral securing several nonperforming loans, improved milk pricing for our agribusiness nonperforming loans, tightening underwriting standards in response to general economic conditions as well as intensified collection efforts overall.

The following table presents information regarding nonperforming assets at the dates indicated:

                                                  At December 31,
                                         --------------------------------------
                                          1998    1997    1996    1995    1994
                                         ------  ------  ------  ------  ------
                                               (dollars in thousands)
Nonaccruing loans(1):
 Commercial............................  $1,250  $  970  $1,048  $1,025  $1,360
 Commercial real estate................     995   1,648   1,877   1,550     856
 Agricultural..........................   2,340   2,669   1,218     579      30
 Residential real estate...............     733   1,325     679     357     332
 Consumer and home equity..............     423     431     517     402     332
                                         ------  ------  ------  ------  ------
  Total loans..........................   5,741   7,043   5,339   3,913   2,910
Accruing loans 90 days or more
 delinquent............................     360     433     528     388     506
                                         ------  ------  ------  ------  ------
  Total nonperforming loans............   6,101   7,476   5,867   4,301   3,416
Other real estate owned(2).............   2,084   2,309   1,801   1,541     989
                                         ------  ------  ------  ------  ------
   Total nonperforming assets..........   8,185   9,785   7,668   5,842   4,405
Less: government guaranteed portion of
 nonperforming loans...................   1,421   1,428   1,478     661     208
                                         ------  ------  ------  ------  ------
Total nonperforming assets, net of
 government guaranteed portion.........  $6,764  $8,357  $6,190  $5,181  $4,197
                                         ======  ======  ======  ======  ======
Nonperforming loans to total loans.....    0.93%   1.24%   1.06%   0.89%   0.81%
                                         ======  ======  ======  ======  ======
Nonperforming loans, net of government
 guaranteed portion, to total loans(3).    0.71%   1.00%   0.79%   0.76%   0.76%
                                         ======  ======  ======  ======  ======
Nonperforming assets to total loans and
 other real estate.....................    1.24%   1.62%   1.38%   1.21%   1.04%
                                         ======  ======  ======  ======  ======
Nonperforming assets, net of government
 guaranteed portion, to total loans and
 other real estate.....................    1.03%   1.38%   1.12%   1.07%   0.99%
                                         ======  ======  ======  ======  ======

------------------

(1) Loans are placed on nonaccrual status when they become 90 days past due if they have been identified as presenting uncertainty with respect to the collectibility of interest or principal.

(2) Other real estate owned balances are shown net of related allowances.

(3) Nonperforming loans, net of government guaranteed portion, is total nonperforming loans less the portion of the principal amount of all nonperforming loans that is guaranteed by the SBA or FSA.

The following table summarizes the principal balance of loan delinquencies in our loan portfolio as of the dates indicated:

                                                      At December 31,
                          --------------------------------------------------------------------------------
                               1998            1997             1996            1995            1994
                          ---------------  --------------  ---------------  --------------  --------------
                          60-89   90 Days  60-89  90 Days  60-89   90 Days  60-89  90 Days  60-89  90 Days
                           Days   or More  Days   or More   Days   or More  Days   or More  Days   or More
                          ------  -------  -----  -------  ------  -------  -----  -------  -----  -------
                                                  (dollars in thousands)
Commercial..............  $  350  $1,407   $ 24   $1,054   $  150  $1,130   $ 20   $1,251   $ 241  $1,369
Commercial real estate..     214     995     24    1,648      364   1,877     --    1,550     263     898
Agricultural............      40   2,340     --    2,669       --   1,220      8      579       2      43
Residential real estate.     638     833    387    1,505      387     976    379      427      61     599
Consumer and home
 equity.................     351     526    372      600      248     664    362      494     233     507
                          ------  ------   ----   ------   ------  ------   ----   ------   -----  ------
 Total..................  $1,593  $6,101   $807   $7,476   $1,149  $5,867   $769   $4,301   $ 800  $3,416
                          ======  ======   ====   ======   ======  ======   ====   ======   =====  ======
Delinquent loans to
 total loans............    0.24%   0.93%  0.13%    1.24%    0.21%   1.06%  0.16%    0.89%   0.19%   0.81%
                          ======  ======   ====   ======   ======  ======   ====   ======   =====  ======

   Allowance for Loan Losses

Actual charge-offs, net of recoveries, totaled $1.3 million or 0.21% of average loans outstanding in 1998, compared to net charge-offs of $1.8 million or 0.32% of average loans outstanding in 1997. Loan charge-offs in 1997 include $460,000 representing an unusual charge caused by a borrower's fraudulent credit actions. Net charge-offs for 1997 excluding this event were $1.4 million, or 0.24% of average loans outstanding. Net charge-offs were $794,000 or 0.16% of average loans outstanding in 1996.

The following table presents an analysis of the allowance for loan losses and other related data for the periods indicated:

                                          1998    1997    1996    1995    1994
                                         ------  ------  ------  ------  ------
                                               (dollars in thousands)
Balance at the beginning of the year...  $8,145  $7,129  $6,183  $5,303  $4,528
Charge-offs:
 Commercial............................     263     500     154     119     110
 Commercial real estate................     687     746     237     165      52
 Agricultural..........................      19      --      74      --      --
 Residential real estate...............     215     131     146      38      64
 Consumer and home equity..............     488     620     321     310     391
                                         ------  ------  ------  ------  ------
  Total charge-offs....................   1,672   1,997     932     632     617
                                         ------  ------  ------  ------  ------
Recoveries:
 Commercial............................     106      12       3       7      51
 Commercial real estate................      84      18      35      10       1
 Agricultural..........................      --       1      --      --      --
 Residential real estate...............      42      26       2       1       9
 Consumer and home equity..............     133     127      98      89      99
                                         ------  ------  ------  ------  ------
  Total recoveries.....................     365     184     138     107     160
                                         ------  ------  ------  ------  ------
Net charge-offs........................   1,307   1,813     794     525     457
Provision for loan losses..............   2,732   2,829   1,740   1,405   1,232
                                         ------  ------  ------  ------  ------
Balance at the end of the year.........  $9,570  $8,145  $7,129  $6,183  $5,303
                                         ======  ======  ======  ======  ======
Ratio of net charge-offs to average
 loans.................................    0.21%   0.32%   0.16%   0.12%   0.12%
                                         ======  ======  ======  ======  ======
Allowance for loan losses to total
 loans.................................    1.46%   1.35%   1.29%   1.29%   1.26%
                                         ======  ======  ======  ======  ======
Allowance for loan losses to
 nonperforming loans...................  156.86% 108.95% 121.51% 143.76% 155.24%
                                         ======  ======  ======  ======  ======
Allowance of loan losses to
 nonperforming loans, net of government
 guaranteed portion(1).................  204.49% 134.67% 162.43% 169.86% 165.31%
                                         ======  ======  ======  ======  ======

----------

(1) Nonperforming loans, net of government guaranteed portion, is total nonperforming loans less the portion of the principal amount of all nonperforming loans that is guaranteed by the SBA or FSA.

The allowance for loan losses to total loans that are not covered by government guarantees was 1.52% at December 31, 1998.

The following table describes the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of the loan portfolio.

                                                                At December 31,
                         ----------------------------------------------------------------------------------------------
                                1998               1997               1996               1995               1994
                         ------------------ ------------------ ------------------ ------------------ ------------------
                                   Percent            Percent            Percent            Percent            Percent
                         Allowance of Total Allowance of Total Allowance of Total Allowance of Total Allowance of Total
                          Amount    Loans    Amount    Loans    Amount    Loans    Amount    Loans    Amount    Loans
                         --------- -------- --------- -------- --------- -------- --------- -------- --------- --------
                                                             (dollars in thousands)
Commercial.............   $3,227     17.9%   $2,406     17.6%   $1,573     18.2%   $1,283     17.1%   $1,641     17.3%
Commercial real estate.    1,734     16.3     1,237     16.5     1,081     17.8       767     17.8       715     18.1
Agricultural...........    1,288     18.9     1,377     17.8       928     15.7       357     14.4       223     13.7
Residential real
 estate................    1,489     27.8     1,328     28.3       965     28.5       427     30.0       294     29.2
Consumer and home
 equity................    1,643     19.1     1,490     19.8     1,555     19.8       726     20.7       617     21.7
Unallocated............      189       --       307       --     1,027       --     2,623       --     1,813       --
                          ------    -----    ------    -----    ------    -----    ------    -----    ------    -----
 Total allowance for
  loan losses..........   $9,570    100.0%   $8,145    100.0%   $7,129    100.0%   $6,183    100.0%   $5,303    100.0%
                          ======    =====    ======    =====    ======    =====    ======    =====    ======    =====

   Securities Activities

Amortized Cost and Fair Value of Securities. As of December 31, 1998, the carrying value of our securities portfolio was $248.0 million. The following table sets forth certain information regarding the amortized cost and fair values of our securities portfolio as of the dates indicated:

                                             At December 31,
                         --------------------------------------------------------
                                1998               1997               1996
                         ------------------ ------------------ ------------------
                         Amortized   Fair   Amortized   Fair   Amortized   Fair
                           Cost     Value     Cost     Value     Cost     Value
                         --------- -------- --------- -------- --------- --------
                                              (in thousands)
Securities held to
 maturity:
 U.S. Treasury and
  agency................ $ 12,476  $ 12,604 $ 42,081  $ 42,122 $ 48,088  $ 47,844
 State and municipal
  obligations...........   78,540    79,824   57,003    57,781   58,024    58,947
                         --------  -------- --------  -------- --------  --------
  Total securities held
   to maturity..........   91,016    92,428   99,084    99,903  106,112   106,791
                         --------  -------- --------  -------- --------  --------
Debt securities
 available for sale:
 U.S. Treasury and
  agency................  117,035   117,662   84,617    84,916   62,251    62,077
 Mortgage backed
  securities............   23,357    23,464   17,212    17,311   15,977    15,886
 State and municipal
  obligations...........    9,028     9,209    4,321     4,362    2,668     2,687
 Corporate bonds........    2,745     2,796       --        --       --        --
                         --------  -------- --------  -------- --------  --------
  Total debt securities
   available for sale...  152,165   153,131  106,150   106,589   80,896    80,650
                         --------  -------- --------  -------- --------  --------
Equity securities
 available for sale.....    2,925     3,891    2,704     3,534    2,510     3,081
                         --------  -------- --------  -------- --------  --------
  Total securities...... $246,106  $249,450 $207,938  $210,026 $189,518  $190,522
                         ========  ======== ========  ======== ========  ========

Contractual Maturities and Weighted Average Yields of Securities at Amortized Cost. The following table sets forth certain information regarding the contractual maturities and weighted average yields of our securities portfolio as of December 31, 1998. The state and municipal obligations are the only securities for which the weighted average yields are shown on a taxable-equivalent basis.

                                                              At December 31, 1998
                         ----------------------------------------------------------------------------------------------
                                              More Than One      More Than Five
                          One Year or Less  Year to Five Years Years to Ten Years  After Ten Years         Total
                         ------------------ ------------------ ------------------ ------------------ ------------------
                                   Weighted           Weighted           Weighted           Weighted           Weighted
                         Amortized Average  Amortized Average  Amortized Average  Amortized Average  Amortized Average
                           Cost     Yield     Cost     Yield     Cost     Yield     Cost     Yield     Cost     Yield
                         --------- -------- --------- -------- --------- -------- --------- -------- --------- --------
                                                             (dollars in thousands)
Debt securities:
 U.S. Treasury and
  agency...............   $11,291    6.24%  $ 74,475    5.91%   $43,248    5.98%   $  497     6.69%  $129,511    5.97%
 Mortgaged-backed
  securities...........       551    6.88     11,719    5.94      6,371    6.25     4,716     6.40     23,357    6.14
 State and municipal
  obligations..........    17,076    5.46     54,564    6.05     14,824    6.58     1,104     7.63     87,568    6.04
 Corporate bonds.......        --      --      2,245    6.18         --      --       500     6.25      2,745    6.19
                          -------    ----   --------    ----    -------    ----    ------     ----   --------    ----
 Total debt securities.    28,918    5.79    143,003    5.97     64,443    6.14     6,817     6.64    243,181    6.01
Equity securities......        --      --         --      --         --      --        --       --      2,925    6.92
                          -------    ----   --------    ----    -------    ----    ------     ----   --------    ----
Total securities.......   $28,918    5.79%  $143,003    5.97%   $64,443    6.14%   $6,817     6.64%  $246,106    6.02%
                          =======    ====   ========    ====    =======    ====    ======     ====   ========    ====

U.S. Treasury Securities. At December 31, 1998, our U.S. Treasury securities portfolio totaled $24.3 million, of which $18.3 million was classified as available for sale. At that date $6.0 million was classified as held to maturity, with a fair value of $6.1 million. Because alternative taxable and tax-exempt investments provided more attractive yields than U.S. Treasury securities, the portion of our portfolio represented by such securities declined from 17.4% of the portfolio at December 31, 1997 to 9.8% at December 31, 1998.

U.S. Federal Agency Securities. At December 31, 1998, our U.S. federal agency securities portfolio totaled $105.8 million, of which $99.3 million was classified as available for sale. At that date $6.5 million was classified as held to maturity, with a fair market value of $6.5 million. This portfolio consists almost exclusively of callable securities. These callable securities provide additional yield and are maintained at a level consistent with our interest rate risk profile.

State and Municipal Obligations. At December 31, 1998, our portfolio of state and municipal obligations totaled $87.7 million, of which $9.2 million was classified as available for sale. At that date $78.5 million was classified as held to maturity, with a fair value of $79.8 million. State and municipal obligations represented 35.4% of the total investment portfolio at December 31, 1998, compared to 29.3% at December 31, 1997. More favorable yields being available on new purchases of this category of security when compared to other taxable investment alternatives has accounted for the growth in this portfolio.

Mortgage-Backed Securities. At December 31, 1998 we had $23.5 million in mortgage-backed securities, all classified as available for sale. As with all interest rate-sensitive assets and liabilities, investments in mortgage-backed securities are maintained at a level consistent with our interest rate risk profile.

Corporate Bonds. Our corporate bond portfolio at December 31, 1998 totaled $2.8 million, all of which was classified as available for sale. The entire portfolio was purchased during 1998 to further diversify the investment portfolio and increase investment yield. Our policy limits investments in corporate bonds to no more than 10% of total investments and to bonds rated as Baa or better by Moody's Investors Service, Inc. or BBB or better by Standard & Poor's Ratings Services.

Equity Securities. At December 31, 1998, our equity securities portfolio totaled $3.9 million, all of which was classified as available for sale. The portfolio consisted of a total of $1.0 million of common stock issued by seven different companies. We also had $2.8 million and $94,000 of common stock of the FHLB and the Federal Reserve Bank, respectively.

   Deposits

Our core deposits were $678.8 million or 79.8% of our total deposits of $850.5 million at December 31, 1998. Our core deposit base consists almost exclusively of in-market deposits and there are no brokered deposits. Our core deposits are supplemented with certificates of deposit over $100,000, which were $171.6 million at December 31, 1998. Our certificates of deposit over $100,000 are largely from in-market municipal, business and individual customers.

Deposits at December 31, 1998 were $850.5 million, an increase of $82.7 million or 10.8% from $767.7 million at December 31, 1997. Core deposits, principally certificates of deposit under $100,000, account for $53.1 million of the increase with certificates of deposit over $100,000 increasing $29.6 million.

The daily average balances, percentage composition and weighted average rates paid on deposits for each of the years ended December 31, 1998, 1997 and 1996 are presented below:

                                     1998                       1997                       1996
                          -------------------------- -------------------------- --------------------------
                                   Percent                    Percent                    Percent
                                   of Total Weighted          of Total Weighted          of Total Weighted
                          Average  Average  Average  Average  Average  Average  Average  Average  Average
                          Balance  Deposits   Rate   Balance  Deposits   Rate   Balance  Deposits   Rate
                          -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                       (dollars in thousands)
Interest-bearing
 checking...............  $ 91,627   11.5%    1.46%  $ 83,271   11.4%    1.45%  $ 79,976   11.8%    1.55%
Savings and money
 market.................   163,966   20.5     2.62    166,646   22.8     2.67    179,678   26.6     2.69
Certificates of deposit
 under $100,000.........   274,750   34.4     5.68    248,871   34.1     5.62    225,719   33.3     5.58
Certificates of deposit
 over $100,000..........   158,317   19.8     5.64    133,799   18.3     5.64    101,461   15.0     5.55
                          --------  -----     ----   --------  -----     ----   --------  -----     ----
 Total interest-bearing
  deposits..............   688,660   86.2     4.38    632,587   86.6     4.30    586,834   86.7     4.14
Demand deposits.........   110,294   13.8       --     97,510   13.4       --     90,410   13.3       --
                          --------  -----     ----   --------  -----     ----   --------  -----     ----
 Total deposits.........  $798,954  100.0%    3.78%  $730,097  100.0%    3.72%  $677,244  100.0%    3.59%
                          ========  =====     ====   ========  =====     ====   ========  =====     ====

The following table sets forth our certificates of deposit by time remaining to maturity at December 31, 1998:

                                                   Maturity
                              --------------------------------------------------
                              3 Months Over 3 to 6 Over 6 to 12 Over 12
                              or Less    Months       Months    Months   Total
                              -------- ----------- ------------ ------- --------
                                                (in thousands)
Certificates of deposit less
 than $100,000..............  $ 65,188   $53,099     $ 93,078   $65,629 $276,994
Certificates of deposit over
 $100,000...................   114,540    27,287       19,771    10,017  171,615
                              --------   -------     --------   ------- --------
 Total certificates of
  deposit...................  $179,728   $80,386     $112,849   $75,646 $448,609
                              ========   =======     ========   ======= ========

Inflation and Management of Interest Rate Risk

   Impact of Inflation

The effects of inflation on the local economy and on our operating results have been relatively modest for the past several years. Since substantially all of our assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. We try to control the impact of interest rate fluctuations by managing the relationship between our interest rate sensitive assets and liabilities.

   Management of Interest Rate Risk

The principal objective of our interest rate risk management is to evaluate the interest rate risk inherent in certain assets and liabilities, determine the appropriate level of risk given our business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the guidelines approved by our Board of Directors to reduce the vulnerability of our operations to changes in interest rates. Our asset/liability committee, which is comprised of senior management, is responsible for reviewing with the Board its activities and strategies, the effect of those strategies on the net interest margin, the fair value of the portfolio and the effect that changes in interest rates will have on the portfolio and exposure limits, all under the direction of the Board. The asset/liability committee develops an asset/liability policy that meets our strategic objectives and regularly reviews the activities of our subsidiary banks. Each subsidiary bank board adopts an asset/liability policy within the parameters of the overall asset/liability policy and utilizes an asset/liability committee comprised of senior management of the bank under the direction of the bank's board. See "Risk Factors--Changes in interest rates may make us less profitable."

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring our interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning-assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At March 31, 1999, our one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, was $25.0 million, or 2.51% of total assets. Accordingly, over the one year period following March 31, 1999, we will have $25.0 million more in assets repricing than liabilities. Generally if rate-sensitive assets reprice sooner than rate-sensitive liabilities, earnings will be positively impacted in a rising rate environment and negatively impacted in a declining rate environment. If rate-sensitive liabilities reprice sooner than rate-sensitive assets, then earnings generally will be negatively impacted in a rising rate environment and positively impacted in a declining rate environment. Management believes that our positive gap position will not have a material adverse effect on our operating results.

Gap Analysis. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1999 which we anticipate, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the repricing date or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at March 31, 1999 on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within the selected time intervals. All non-maturity deposits (demand deposits and savings deposits) were assumed to become rate sensitive over time, with 2.5%, 12.5%,

15%, 30% and 40% of such deposits assumed to reprice in the periods of less than 30 days, 31 to 180 days, 181 to 365 days, 1 to 3 years and 3 to 5 years, respectively. Prepayment and repricing rates can have a significant impact on our estimated gap. While we believe such assumptions are reasonable, there can be no assurance that assumed repricing rates will approximate actual future deposit activity.

                                           Volumes Subject to Repricing Within
                          ------------------------------------------------------------------------------
                            0-30     31-180    181-365      1-3      3-5      5-10      >10
                            days      days       days      years    years    years     years     Total
                          --------  --------   --------   -------  -------  --------  --------  --------
                                                 (dollars in thousands)
Interest-earning assets:
 Federal funds sold.....  $  4,850  $     --   $     --   $    --  $    --  $     --  $    ---  $  4,850
 Securities (1).........    16,261    54,541     42,850    70,649   57,426    26,618     7,669   276,014
 Loans (2)..............   267,511    64,097     64,407    99,421   63,318    43,260    58,388   660,402
                          --------  --------   --------   -------  -------  --------  --------  --------
 Total interest-earning
  assets................   288,622   118,638    107,257   170,070  120,744    69,878    66,057   941,266
                          --------  --------   --------   -------  -------  --------  --------  --------
Interest-bearing
 liabilities:
 Interest-bearing
  checking, savings and
  money market deposits.     6,935    34,679     41,613    83,226  106,680     4,288        --   277,421
 Certificates of
  deposit...............   110,185   177,109    109,134    61,124    7,738        12        --   465,302
 Borrowed funds.........     9,810        46         56     2,377      267     5,637        --    18,193
                          --------  --------   --------   -------  -------  --------  --------  --------
 Total interest-bearing
  liabilities...........   126,930   211,834    150,803   146,727  114,685     9,937        --   760,916
                          --------  --------   --------   -------  -------  --------  --------  --------
Period gap..............  $161,692  $(93,196)  $(43,546)  $23,343  $ 6,059  $ 59,941  $ 66,057  $180,350
                          ========  ========   ========   =======  =======  ========  ========  ========
Cumulative gap..........  $161,692  $ 68,496   $ 24,950   $48,293  $54,352  $114,293  $180,350
                          ========  ========   ========   =======  =======  ========  ========
Period gap to total
 assets.................     16.28%    (9.38%)    (4.38%)    2.35%    0.61%     6.04%     6.65%
                          ========  ========   ========   =======  =======  ========  ========
Cumulative gap to total
 assets.................     16.28%     6.90%      2.51%     4.86%    5.47%    11.51%    18.16%
                          ========  ========   ========   =======  =======  ========  ========
Cumulative interest-
 earning assets to
 cumulative interest-
 bearing liabilities....    227.39%   120.22%    105.10%   107.59%  107.24%   115.02%   123.70%
                          ========  ========   ========   =======  =======  ========  ========

------------------

(1) Amounts shown are the amortized cost of held to maturity securities and the fair value of available for sale securities.
(2) Amounts shown include principal balance net of deferred loan fees and costs, unamortized premiums and discounts.

Certain shortcomings are inherent in the method of analysis presented in the gap table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates, both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

As a result of these shortcomings, we focus more attention on simulation modeling, such as "net interest income at risk" discussed below, rather than gap analysis. Even though the gap analysis reflects a ratio of cumulative gap to total assets within acceptable limits, the net interest income at risk simulation modeling is considered by management to be more informative in forecasting future income at risk.

Net Interest Income at Risk Analysis. In addition to the Gap Analysis, management uses a "rate shock" simulation to measure the rate sensitivity of our balance sheet. Rate shock simulation is a modeling technique used to estimate the impact of changes in rates on our net interest income and economic value of equity. The following table sets forth the results of our modeling analysis at March 31, 1999:

Change in Interest Rates     Net Interest Income       Economic Value of Equity
 in Basis Points (Rate    --------------------------  ---------------------------
         Shock)           $ Amount $ Change % Change  $ Amount $ Change  % Change
------------------------  -------- -------- --------  -------- --------  --------
                                         (dollars in thousands)
200.....................  $45,681   $  691    1.54 %  $113,095 $(13,609)  (10.74)%
100.....................   45,519      529    1.18 %   119,655   (7,049)   (5.56)%
Static..................   44,990      --      --      126,704      --       --
(100)...................   43,700   (1,290)  (2.87)%   130,372    3,668     2.89 %
(200)...................   42,497   (2,493)  (5.54)%   134,453    7,749     6.12 %

We measure net interest income at risk by estimating the changes in net interest income resulting from instantaneous and sustained parallel shifts in interest rates of plus or minus 200 basis points over a period of 12 months. As of March 31, 1999, a 200 basis point increase in rates would increase our net interest income by $0.7 million, or 1.54%, over the next twelve month period. Conversely, a 200 basis point decrease in rates would decrease our net interest income by $2.5 million, or 5.54%, over a 12 month period. This simulation is based on management's assumption as to the effect of interest rate changes on assets and liabilities and assumes a parallel shift of the yield curve. It also includes certain assumptions about the future pricing of loans and deposits in response to changes in interest rates. Further, it assumes that delinquency rates would not change as a result of changes in interest rates although there can be no assurance that this will be the case. While this simulation is a useful measure as to our net interest income at risk due to a change in interest rates, it is not a forecast of the future results and is based on many assumptions that, if changed, could cause a different outcome.

Liquidity and Capital Resources

Our primary sources of funds are deposits, proceeds from the principal and interest payments on loans, proceeds from the sale of mortgage-backed and debt and equity securities, and to a lesser extent, borrowings and proceeds from the sale of fixed-rate mortgage loans to the secondary market. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments, mortgage loan sales and borrowings are greatly influenced by general interest rates, economic conditions and competition. We closely monitor our liquidity position on a daily basis. Excess short-term liquidity is usually invested in overnight federal funds sold. In the event we require funds beyond what we are able to generate internally, additional sources of funds are available through the use of reverse repurchase agreements and short-term advances from the Federal Home Loan Bank of New York.

We experienced a net increase in total deposits of $9.6 million from December 31, 1998 to March 31, 1999. Deposit flows are affected by market interest rates, the interest rates and products offered by local competitors and other factors.

At March 31, 1999, we had total borrowings of $19.9 million, which consisted primarily of advances from the FHLB and repurchase agreements entered into with our business customers. Advances we obtain from the FHLB are collateralized with the FHLB common stock we own and certain of our residential mortgage loans, provided such loans meet certain standards related to credit worthiness. Such advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities. At March 31, 1999, we had $8.3 million of FHLB advances outstanding, an increase of $1.7 million from $6.6 million at December 31, 1998. At March 31, 1999, we had an additional $52.6 million available under a line of credit with the FHLB.

Repurchase agreements are contracts for the sale of securities which we own with a corresponding agreement to repurchase those securities at an agreed upon price and date. Our policies limit the use of repurchase agreements to collateral consisting of U.S. Treasury and agency securities. We had $9.6 million of repurchase agreements outstanding as of March 31, 1999, an increase of $4.2 million from $5.4 million at December 31, 1998. Other borrowings at March 31, 1999 included $1.7 million of 10% unsecured notes we issued to former shareholders of First Tier Bank & Trust (which are due March 31, 2000), $210,000 of overnight federal funds purchased and $138,000 of mortgage notes which bear interest at an average fixed rate of 3.76%.

We had outstanding loan commitments of $118.4 million at March 31, 1999. We anticipate that we will have sufficient funds available to meet current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from March 31, 1999 total $396.0 million. Based upon our experience and our current pricing strategy, we believe that a significant portion of such deposits will remain with our banks.

At March 31, 1999, we exceeded all of our regulatory capital requirements with:

 . a consolidated leverage capital level of $94.3 million, or 9.63% of First
   Quarter 1999 adjusted average assets, which is above the required level of $39.2 million, or 4.00% of adjusted average assets;

 . a Tier 1 risk-based capital of $94.3 million, or 13.89% of risk-weighted period-end assets, which is above the required level of $27.2 million, or 4.00% of risk-weighted period-end assets; and

 . a consolidated risk-based capital of $102.8 million, or 15.15% of risk-weighted period-end assets, which is above the required level of $54.3 million, or 8.00% of risk-weighted period-end adjusted assets.

See "Supervision and Regulation--The Company--Capital Adequacy Requirements" and "Supervision and Regulation--The Banks--Capital Adequacy Requirements."

Our most liquid assets are cash, cash due from banks, interest-bearing deposits and federal funds sold. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 1999, cash, cash due from banks, interest-bearing deposits and federal funds sold totaled $27.1 million, or 2.7% of total assets, as compared to $42.8 million, or 4.4% of total assets, at December 31, 1998.

Impact of Recent Accounting Standards

On January 1, 1998, we adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and displaying comprehensive income and its components. Comprehensive income, presented in the consolidated statement of changes in shareholders' equity and comprehensive income, consists of net income and net unrealized holding gains and losses on securities available for sale, net of both the related tax effect and the reclassification adjustment for gains included in net income. Prior year consolidated financial statements have been reclassified to conform to the requirements of this statement.

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain specific revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. As a community-oriented financial institution, substantially all of our operations involve the delivery of loan and deposit products to customers. Management, through its four individual autonomous banks, makes operating decisions and assesses performance based on an ongoing review of these community banking operations. Accordingly, the four individual banks constitute operating segments for financial reporting purposes. The statement was effective for our year-end 1998 reporting and did not impact our financial position or results of operations.

The FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Post-Retirement Benefits, in February 1998. This statement revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or the recognition of these plans. The statement was effective for our year-end 1998 reporting and did not impact our financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires us to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument depends on the intended use of the derivative and the type of risk being hedged. This statement is effective for fiscal years beginning after June 15, 1999, although earlier adoption is permitted. Based upon current activities, the adoption of the statement is not expected to have an effect on our financial position or results of operations. SFAS No. 133 also permits certain reclassifications of securities to the available for sale category from the held to maturity category. We have no current intention to reclassify any securities pursuant to SFAS No. 133.

In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise which amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by nonmortgage banking enterprises. We adopted this statement beginning with First Quarter 1999. We do not expect this statement to have any impact on our financial position or results of operations as we do not currently securitize mortgage loans.

Year 2000 Compliance

   General

The Year 2000 risk involves computer programs and computer software that are not able to perform into the Year 2000 without interruption. If computer systems do not correctly recognize the date change fromDecember 31, 1999 to January 1, 2000, computer applications that rely on the date field could fail or create erroneous results. Such erroneous results could affect interest, payment or due dates or cause a temporary inability to process transactions, send invoices or engage in similar normal business activities. If these issues are not addressed by us, our suppliers and our borrowers, there could be a material adverse impact on our financial condition or results of operations.

   State Of Readiness

We formally initiated our Year 2000 project and plan in September 1997 to ensure that our operational and financial systems would not be adversely affected by Year 2000 problems. We have formed a Year 2000 project team and our Board of Directors and management, as well as those of our subsidiary banks, are supporting all compliance efforts and allocating the necessary resources to ensure completion. An inventory of all systems and products (including both information technology and non-informational technology systems) that could be affected by the Year 2000 date change has been developed, verified and categorized as to its importance to us. Also, an assessment of all major information technology and critical non-information technology systems has been completed. This assessment involved inputting test data which simulates the Year 2000 date change into such information technology systems and reviewing the system output for accuracy. Our assessment of critical non-information technology systems involved reviewing such systems to determine whether they were date dependent. Based on such assessment, we believe that none of our critical non-information technology systems is date dependent.

The software for our systems is provided through software vendors. We have contacted all of our third party vendors and software providers and required them to demonstrate and represent that their products are or will be Year 2000 compliant. The recommended version upgrades were completed and vendors that were unable to demonstrate that they were Year 2000 compliant were replaced. We have in place an ongoing program of testing compliance with these representations and warranties. Our core banking software provider, which supports substantially all of our data processing functions, has warranted in writing that its software is Year 2000 compliant and complies with applicable regulatory guidelines. We have performed tests to verify this assertion. The results were validated and accepted with no exceptions noted. We believe we would have recourse against these vendors and software providers for actual damages incurred by us in the event the vendors or software providers breach this warranty. In addition, our compliance and that of our banks with Year 2000 directives and guidelines issued by the Federal Financial Institutions Examination Council ("FFIEC") and other bank regulatory agencies has been reviewed by the FDIC, the Federal Reserve Board, the Office of Comptroller of the Currency and the New York State Banking Department in 1998 and 1999.

We have completed the following phases of our Year 2000 plan:

 .  identifying Year 2000 issues;

 . assessing the impact of Year 2000 issues on our mission critical systems;

 . upgrading our systems as necessary to resolve those Year 2000 issues which have been identified; and

 .  testing and implementing those systems that have been upgraded.

   Costs Of Compliance

We do not expect that the costs of bringing our systems into Year 2000 compliance will have a material adverse effect on our financial condition, results of operations or liquidity. We have budgeted $250,000 to address Year 2000 issues and approximately $110,000 of the budget has been expended through March 31, 1999. The largest potential risk to us concerning Year 2000 is the malfunction of our data processing system. In the event our data processing system does not function properly, we are prepared to perform critical functions manually. We believe we are in compliance with regulatory guidelines regarding Year 2000 compliance, including the timetable for achieving compliance.

   Risks Related To Third Parties

We cannot accurately gauge the impact of Year 2000 noncompliance by third parties with which our banks and we transact business. We have identified our largest dollar deposit customers (which are aggregate deposits over $250,000) and our largest commercial/agricultural loan customers (which are loans over $100,000). Based on information available to us, we conducted a preliminary evaluation to determine which of those customers are likely to be affected by Year 2000 issues. We then surveyed those customers deemed at risk to determine their readiness with respect to Year 2000 issues, including (1) their awareness of Year 2000 issues, (2) plans to address such issues and (3) progress with respect to such plans. The survey included 100% of all depositors with average balances of $250,000 or greater, which is approximately 30% of our total dollar deposit base. The survey also included approximately 90% of our commercial/agricultural borrowers of $100,000 or more, which is approximately 50% of our total dollar loan base. The responses to these surveys were due by December 31, 1998. We are continuing to follow up with those borrowers who have not responded to the surveys.

As of the date of the prospectus, approximately 40% of such customers have responded to the survey and (1) all of those customers are aware of Year 2000 issues, (2) all are in the process of updating their systems and (3) all have informed us that they believe they will be ready for the Year 2000 date change by the end of 1999. We will continue to review such responses as they are returned and will encourage customers to resolve any identified problems. To the extent a problem is identified, we intend to monitor the customer's progress in resolving such problem. In the event that Year 2000 noncompliance adversely affects a borrower, we may be required to charge-off the loan to that borrower. For a discussion of possible effects of such charge-offs, see "-- Contingency Plans" below. In the event that Year 2000 noncompliance causes a depositor to withdraw funds, we plan to maintain additional cash on hand. We rely on the Federal Reserve for electronic fund transfers and check clearing and we understand that the Federal Reserve expects its systems to be Year 2000 compliant in mid-1999. With respect to our borrowers, we include in our loan documents a Year 2000 disclosure form and an addendum to the loan agreement in which the borrower represents and warrants its Year 2000 compliance to the bank.

   Contingency Plans

We are finalizing our contingency planning with respect to the Year 2000 date change and believe that if our own systems should fail, we could convert to a manual entry system for a period of up to three months without significant losses. We believe that any mission critical systems could be recovered and operating within seven days. In the event that the Federal Reserve is unable to handle electronic funds transfers and check clearing, we do not expect the impact to be material to our financial condition or results of operations as long as we are able to utilize an alternative electronic funds transfer and clearing source. As part of our contingency planning, we have reviewed our loan customer base and the potential impact on capital of Year 2000 noncompliance. Based upon such review, using what we consider to be a reasonably likely worst case scenario, we have assumed that certain of our commercial borrowers whose businesses are most likely to be affected by Year 2000 noncompliance would be unable to repay their loans, resulting in charge-offs of loan amounts in excess of collateral values. If this occurs, we believe that it is unlikely that our exposure would exceed $280,000, although we cannot assure you of this amount and the amount could be higher. We do not believe that this amount is material enough for us to adjust our current methodology for making provisions to the allowance for loan losses. In addition, we plan to maintain additional cash on hand to meet any unusual deposit withdrawal activity.

                                    Business

Our Company

We are a bank holding company headquartered in Warsaw, New York, which is located 45 miles southwest of Rochester and 45 miles southeast of Buffalo. We operate as what is referred to in the banking industry as a super-community bank holding company--a bank holding company that owns multiple community banks that are separately managed. We own four commercial banks that provide consumer, commercial and agricultural banking services in Western and Central New York State. We were formed in 1931 to facilitate the management of three of these banks that had been primarily owned by the Humphrey family during the late 1800s and early 1900s. In recent years, we have grown through a combination of internal growth, the opening of new branch offices and the acquisition of a community bank and branches of other banks. On March 31, 1999, we had assets of $993.2 million, loans of $660.4 million, deposits of $860.1 million and shareholders' equity of $98.5 million.

As a super-community bank holding company, our strategy has been to manage our bank subsidiaries on a decentralized basis. We feel that this strategy provides each bank with the flexibility to efficiently serve its markets and respond to local customer needs. Under our structure, each bank retains its name and board of directors as well as substantial autonomy in its day-to-day operations. The presidents of our banks are empowered to set goals and implement employee incentive programs to maximize their bank's performance. While we generally operate on a decentralized basis, we have consolidated selected lines of business, operations and support functions in order to achieve economies of scale, greater efficiency and operational consistencies.

Our Banks

We operate through four subsidiary banks: Wyoming County Bank, The National Bank of Geneva, The Pavilion State Bank and First Tier Bank & Trust. Our banks operate 28 branches and 35 ATMs in eight contiguous counties of Western and Central New York State: Allegany, Cattaraugus, Genesee, Livingston, Ontario, Seneca, Wyoming and Yates. We have opened five new branches in the past four years, and we expect to open a new branch in Monroe County in the second half of 1999. This new branch will be our first branch in the county in which Rochester is located. A brief description of each of our banks is set forth below.

   Wyoming County Bank

Wyoming County Bank (or "WYCO") is headquartered in Warsaw, New York and was chartered in 1851 by the New York State Superintendent of Banks. Prior to the formation of Financial Institutions, WYCO had been owned and managed by members of the Humphrey family since 1869. WYCO has 11 full-service banking offices and 12 ATMs in Wyoming, Livingston and Cattaraugus Counties. According to FDIC-published data, it commands the largest market share of deposits in Wyoming County, the second-largest share in Livingston County and the eighth-largest share in Cattaraugus County. In 1997, WYCO ranked as the largest agricultural lender in New York State and the eighth-largest lender in the United States under the FSA loan program. It was also rated the most "small-business-friendly lender" in New York State in the $100 million-$500 million asset size category by the SBA in 1997. Through its trust department, WYCO provides a wide variety of trust and fiduciary services. WYCO has an application pending with the New York State Superintendent of Banks to open a branch in Honeoye Falls in Monroe County, which is located in one of the fastest-growing towns in that county. As of March 31, 1999, WYCO had assets of $388.7 million, loans of $260.2 million, deposits of $343.3 million and shareholders' equity of $39.0 million.

   The National Bank of Geneva

The National Bank of Geneva (or "NBG"), founded in 1817, is a national bank engaged in commercial banking as authorized by the National Bank Act. NBG's main office is located in Geneva, New York, and it has six full-service banking offices and 13 ATMs in Ontario, Seneca and Yates Counties. NBG is one of the top agricultural and Small Business Administration lenders in New York State. In 1997, it was named "Business of the Year" by the Geneva Area Chamber of Commerce. NBG has also played a major role in financing new economic expansion in the region such as the BonaDent Dental Laboratories, a new resort hotel on Seneca Lake and the Finger Lakes Outlet Mall. NBG is in the process of obtaining trust powers. According to FDIC-published data, it enjoys the largest deposit market share in Yates County and the second largest share in Ontario County. NBG opened its first Seneca County branch in October, 1998 and comparable data for that branch as of June 30, 1998 does not exist. If the Seneca County branch had been open on June 30, 1998 and had deposits at that time equal to its deposits on March 31, 1999, it would have had the sixth largest deposit market share in Seneca County on that date. As of March 31, 1999, NBG had assets of $370.8 million, loans of $245.1 million, deposits of $319.0 million and shareholders' equity of $35.5 million.

   The Pavilion State Bank

The Pavilion State Bank (or "PSB") is a New York State-chartered bank that was founded in 1928 and has its main office in Pavilion, New York. Prior to the formation of Financial Institutions, PSB had been owned and managed by members of the Humphrey family since its inception. PSB has five full-service banking offices (including an in-store branch at a Tops supermarket in Batavia) and three ATMs in Genesee and Livingston Counties. Due to its proximity to the western suburbs of Rochester, PSB attracts deposits from Monroe County as well. According to FDIC-published data, PSB has the third-largest deposit market share in Genesee County and the seventh-largest share in Livingston County. In 1998, PSB was named "Business of the Year" by the Genesee County Chamber of Commerce. As of March 31, 1999, PSB had assets of $124.4 million, loans of $90.2 million, deposits of $107.6 million and shareholder's equity of $11.1 million.

   First Tier Bank & Trust

First Tier Bank & Trust (or "FTB") is a New York State-chartered bank (chartered in 1902 as the Salamanca Trust Company) headquartered in Salamanca, New York. We acquired FTB in March 1990. It has six full-service banking offices and seven ATMs in Allegany and Cattaraugus Counties, and utilizes its trust powers to provide fiduciary and administrative services to its customers. According to FDIC-published data, FTB has the third-largest deposit market share in Cattaraugus County and the fifth-largest share in Allegany County. As of March 31, 1999, FTB had assets of $106.4 million, loans of $64.8 million, deposits of $93.8 million and shareholder's equity of $8.5 million. At the time we acquired FTB, it had assets of $40.0 million, loans of $26.3 million and deposits of $34.8 million.

Our Services and Products

Our banks provide a wide range of consumer and commercial banking services and products to individuals, municipalities and small and medium size businesses, including agribusiness. Our consumer banking services include checking and savings accounts, money market accounts, debit and credit cards, certificates of deposit, individual retirement accounts, home equity lines of credit, residential mortgage loans, home improvement loans, student loans, automobile loans, personal loans, safe deposit boxes and Christmas clubs. Our commercial and agricultural banking services and products include business checking accounts, cash management accounts, commercial and agricultural working capital and revolving lines of credit, commercial and agricultural mortgages, equipment loans and leases, crop and cattle loans, letters of credit and accounts receivable factoring. We also provide payroll direct deposit and cash management services and act as a depository and collection agent for municipal tax receipts. Each of our banks offer similar types of services and products, but they tailor aspects of them to address local market conditions.

In addition to traditional banking services, we provide a variety of fee-based services. We service a portfolio of mortgages that we originated and sold, aggregating $186.3 million at March 31, 1999. This portfolio generated $1.2 million in service income during 1998. Since 1994, we have been offering, through a "dual employee" program with Invest Financial Services Corporation, a wide range of mutual fund and variable annuity products to our customers. During 1998, our sales of these investment products exceeded $25 million and generated over $672,000 in net commissions and fees. We are in the process of establishing our own brokerage operation to enable us to expand the scope of investment products that we offer and to complement our trust business. Our trust business is presently conducted by Wyoming County Bank and First Tier Bank & Trust. These banks have trust powers and render services as trustee, executor, administrator, guardian, managing agent, custodian and other fiduciary activities authorized by law. The National Bank of Geneva is in the process of obtaining trust powers. We are also exploring the acquisition of insurance agency operations that would further enhance our position as a full-service provider of financial services.

While our banks function as community banks, we provide our customers with a broad range of competitive services generally provided only by larger, regional banks. Currently, we provide customers with 24 hour ATM access, telephone customer service and 24 hour automated telephone account access. Those of our banks that are located near college communities (such as SUNY Geneseo, Hobart and William Smith College and St. Bonaventure University) maintain ATMs on campus to introduce students to the banks. Each of our banks offer interactive internet banking and bill paying services, and provide general bank information through web sites maintained by each bank. We are planning to introduce a corporate cash management account module to our existing internet banking program during 1999.

Our Operating Structure and Philosophy

All of our banks are separate wholly-owned subsidiaries of Financial Institutions (except for statutory directors' shares in the case of The National Bank of Geneva aggregating 0.90% of its outstanding shares and 0.35% of the shares of Wyoming County Bank). We manage our banks using the super-community banking model which allows each bank to operate with substantial autonomy, thereby increasing their responsiveness to local needs and differentiating them from other large competitors. Each of our banks is managed by a separate Board of Directors and a local president. Each bank also has advisory boards of local community leaders and businesspeople, who provide an important network of business contacts. Our banks are also operated as separate profit centers, with a significant portion of each bank president's compensation tied to his bank's performance. Our banks seek to develop broad customer relationships in the communities they serve by providing exceptional service, offering local convenience and establishing strong community ties. Many of our board members and officers actively participate in civic and public service activities in the local communities we serve in order to maintain community relationships, to monitor market conditions and customer needs and to help improve the quality of life in the community. The satisfactory ratings in Community Reinvestment Act examinations that our banks have consistently received is one indicator of their commitment to the communities they serve.

We have invested heavily in our officers and employees by recruiting talented bankers in our various market areas and rewarding performance with economic incentives. Generally, performance-based compensation accounts for between 20-30% of the compensation of each member of the senior management team. We seek to develop a strong sales culture in each of our banks, with an emphasis on business development at the advisory board and loan officer level, and on customer relationship development at all levels. Each branch manager is empowered to offer a range of services and products tailored to the needs of the customers of that branch, and is encouraged to regard his or her branch as a franchise to be developed. Under our team incentive program, every branch employee is incentivized to cross-sell to existing customers and to identify prospective customers. Other incentives exist at the branch manager level, designed to motivate "high performance banking" in each branch.

Financial Institutions provides operational and support functions for each bank which create economies of scale and greater efficiency. In early 1997, we opened a new operations center at our headquarters in Warsaw where we consolidated selected lines of business, operations and support functions to achieve both quality control and cost savings. The consolidated operations include data processing, accounting, deposit operations, item processing, salary and benefits administration, audit and compliance and training functions. To maximize our ability to perform these functions efficiently on a consolidated basis, we upgraded our IBM AS/400 mainframe computer system and telecommunications network in 1998. Our upgraded system, utilizing Jack Henry & Associates' Silverlake application software, permits us to maintain financial information on a fully integrated, on-line, consolidated basis, which allows both the subsidiary banks and us to have access to this information. We are frequently invited by Jack Henry & Associates to "market test" new products and applications. Our infrastructure of technological and back office support has the capacity to serve the current needs of our banks and has significant excess capacity to service the additional needs created by our anticipated future expansion, either by means of internal growth or through acquisitions.

Consistent with our super-community model, Financial Institutions makes strategic decisions and establishes the overall policies for the combined entity. Financial Institutions provides the banks with guidance in the areas of credit policy and administration, strategic planning, marketing, asset/liability management, investment portfolio management, human resources management, audit procedures and other financial and administrative services. Financial Institutions acts as a clearinghouse for information--sharing good ideas developed at the individual banks with the other banks and communicating with each of the banks about problems identified or encountered at the other banks. At present, there are eight holding company level management committees--executive, asset/liability, loan approval, loan administration, operations, sales, training and marketing--that contain both holding company and bank representatives. These committees function to coordinate and centralize policy-making in these key areas.

Although the super-community banking model has many benefits, there are inherent risks associated with decentralized management. To counter these risks, we have implemented measures designed to ensure that the banks consistently follow our policies and maintain our conservative lending approach and strong asset quality. For example, our Chief Executive Officer is a member of the Board of Directors of each of the banks and he must be given advance notice of all significant actions that will be proposed by the management of a bank to its board. In addition, we use a third party loan review firm to systematically review the loan portfolios originated and maintained by each of our banks. We also actively monitor the financial condition of the banks on a consolidated basis to ensure that our overall operations are consistent with our policies and objectives.

Our Market Position

The eight-county market that we serve is predominately a region of dairy and cash crop farms and small, rural towns; however, it also encompasses the growing suburbs and exurbs of Rochester and Buffalo, the two largest cities in New York State outside of New York City, which have combined metropolitan area populations of over two million people. As of June 30, 1998, according to FDIC-published data, we had the largest aggregate deposit market share in the eight counties in which we have branch offices. On an individual county basis, we had the largest deposit share in Livingston, Wyoming and Yates Counties, the second largest share in Ontario County, the third largest share in Genesee and Cattaraugus Counties and the fifth largest share in Allegany County. In 1997, Wyoming County Bank ranked as the largest agricultural lender under the federally-guaranteed FSA program in New York State and the eighth largest in the United States.

Our market area is geographically and economically diversified because we serve both rural markets and, increasingly, the larger more affluent markets of suburban Rochester and suburban Buffalo. Our rural markets have a diverse economic base which includes farming and farm-related industry, light and heavy manufacturing, educational facilities, natural resources and tourism. The variety of our rural customer base allows us to spread our lending risk throughout a number of different industries. The metropolitan economies of Rochester and Buffalo provide us with the opportunity to further diversify the industries represented in our loan portfolio. We anticipate allocating more resources to increase our presence in the markets around these two cities. By doing so, we hope to fill the void created by the acquisition of many of the independent community banks that once served those areas.

Our super-community banking strategy competitively positions us as one of the few mid-sized financial institutions in our market that combines responsive community banking with the sophistication, capacity and range of services and products of a larger regional bank holding company. We believe that we have been able to compete effectively with larger and smaller financial institutions by offering a broad range of services and products that respond to specific needs, emphasizing competitive pricing, providing superior customer service and utilizing local decision-making. By doing so, we have established long-term customer relationships and built customer loyalty. We believe that our competitive advantage in our market is strengthened by our deep roots in the region and our dominant market share in the communities we presently serve.

Over the course of the last decade, a number of community banks and thrifts operating in our market have been sold or placed into receivership by the Resolution Trust Corporation or the FDIC during the banking crisis of the late 1980s and early 1990s. Banks that no longer independently exist include Central Trust Company, Columbia Savings Bank, Goldome F.S.B., Monroe Savings Bank, Empire of America FSB, First Federal Savings and Loan Association of Rochester, First National Bank of Rochester, Onbank and Rochester Community Savings Bank. In addition, the large commercial banks operating in the region now are less associated with the area than they once were. For example, The Chase Manhattan Bank acquired its presence by purchasing Lincoln First Bank of Rochester in 1984. Following its merger with Chemical Bank, it has consolidated many of what were formerly local functions and decision-making into its New York City headquarters. Also, HSBC Bank, formerly known as Marine Midland Bank, was founded and based in Buffalo. It is now a subsidiary of an international bank holding company based in Hong Kong. Fleet National Bank is the successor entity of Fleet Bank of New York, which acquired Norstar Bank in the late 1980s. With the pending merger of Fleet Financial Corporation and BankBoston, we believe that Fleet National Bank's focus may shift to consolidating its position in New England, possibly resulting in branch divestitures in rural areas of our market. We believe that the remaining large banks in our market will find it increasingly difficult to remain competitive in the more rural areas and will likely continue to refocus their resources toward the more urban areas. We feel that we are well positioned to attract customers disaffected with the metropolitan focus of these large banks and to be an acquiror of any branches sold by the large banks who choose to reduce their operations in the rural markets. Further, we believe that we are well positioned to be an attractive acquiror of community banks in our market who may choose to affiliate with a larger, locally-based institution with a broader range of services, products and back-office support.

We have a track record of successfully negotiating the acquisition of and integrating bank branches and small banks. Our historical acquisition activity has included the purchase of Wyoming County Bank's Attica branch from Security Trust Company in 1984, Salamanca Trust Company (now First Tier Bank & Trust) in 1990, First Tier Bank & Trust's Allegany branch from Manufacturer's Hanover Trust in 1992 and two branches in Yates County (acquired by The National Bank of Geneva) and Livingston County (acquired by Wyoming County Bank) from the Resolution Trust Corporation as receiver of Columbia Federal Savings Bank in 1994. All of our acquisitions have been profitably integrated into our operations.

Competition

The banking business is highly competitive, and our profitability depends principally upon our ability to compete in the market areas in which our banking operations are located. We compete with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial entities, including retail stores that maintain their own credit programs and certain governmental organizations which may offer more favorable financing than we offer. Our primary competitors are large commercial banks such as The Chase Manhattan Bank, Fleet National Bank, HSBC Bank (formerly Marine Midland Bank), Key Bank and M&T Bank and small local banks, savings banks and credit unions. We compete with our competitors by, among other things, offering a broad range of services and products that respond to specific needs, emphasizing competitive pricing, providing superior customer service and utilizing local decision-making. See "--Our Market Position" and "--Our Growth Strategy."

Our Growth Strategy

Our primary business objectives are to enhance our profitability and be the dominant financial services provider in our market. We have engaged in long-term strategic planning for many years and, in 1998, we adopted an updated comprehensive strategic plan after conducting a detailed examination of the performance and market prospects of each of our banks and our company as a whole. This section outlines some key elements of our strategy for future growth.

   Expand Traditional Banking Base

In recent years, we have grown in each of the markets in which we operate. Our primary goal is to continue to expand our traditional banking base by increasing the number of households and businesses served in our market and targeted new markets. We intend to achieve such expansion by continuing to provide a high level of customer service, competing for customers of recently acquired banks in our market area, offering a broad range of services and products at competitive prices and implementing new technologies and delivery systems. We are continually exploring new and alternative delivery channels for our services and products, including telephone banking, internet banking, in-store branches, automated bill payment services and ATMs. We intend to continue seeking opportunities to expand either by acquiring existing banks or branches of banks or by establishing new branches. By expanding our traditional banking base, coupled with careful asset-liability management, low-cost core deposits and prudent loan underwriting and investments, we seek to increase our net interest income.

   Strengthen Sales Culture

We recognize that our existing customers represent an attractive opportunity to expand our business. Accordingly, we seek to increase the number of bank services and products used by each of our customers. This strategy complements our strategy of increasing noninterest revenues because it emphasizes the sale of different types of services and products. We actively train employees to cross-sell our services and products, are expanding our use of software and other systems to identify cross-selling opportunities and provide performance incentives to our managers and employees for cross-selling success. Effective cross-selling aimed at satisfying the needs of our customers should enhance their satisfaction and our retention of their business. In June 1999, we hired an experienced marketing director to expand our centralized marketing efforts.

   Increase Noninterest Revenues

In order to lessen our reliance on our net interest income we are seeking to increase our noninterest revenues. We plan to increase our noninterest revenues by continually offering expanded and new fee-based bank services and products. We are in the process of expanding the trust operations of our banks beyond the two which currently have trust powers and establishing our own brokerage operation to enable us to expand the scope of investment products that we offer and to complement our trust business. In June 1999, we hired an experienced trust officer from a major money-center bank to coordinate the trust business development among our subsidiary banks. We are also exploring the acquisition of insurance agency operations that would further enhance our position as a full-service provider of financial services. We are evaluating other types of services that we can offer such as real estate appraisals, leasing, payroll processing and title insurance.

   Focus on Efficiency

While we have a very favorable efficiency ratio, our goal is to reduce it even further. We plan to continue to maintain tight control of overhead and expenses and to further centralize common functions presently performed by all four banks to the extent that such centralization can be accomplished without undermining the benefits we get from our super-community banking model. We believe that by increasing our use of technology that we have already implemented, and by further centralizing back office operations, we can accommodate substantial additional growth without incurring proportionately greater operational costs.

   Preserve Conservative Credit and Interest Rate Risk Profile

While we plan to expand our business, we understand that if we do so by simply loosening our credit standards, the result may be loan losses that are greater than the additional revenues generated by such loans. As a result, we are firmly committed to continuing to maintain our asset quality through our conservative credit culture and continuing to actively manage our exposure to interest rate risk.

   Retain and Attract Talented Employees

We seek to retain, attract and incent talented management, employees and directors with a corporate culture emphasizing integrity, teamwork, customer and community focus and personal initiative. Our decentralized super-community management structure and emphasis on performance-based compensation provide significant opportunity for responsibility, accountability and reward for highly motivated employees. We will continue to offer and expand employee training, resource support and incentive compensation to retain and attract individuals who can perform well within our organization.

Our Employees

Together with our banks, we have approximately 340 full-time and 100 part-time employees. We consider our relationship with our employees to be very good. We perform an annual corporate culture survey to assist management in continuously improving this relationship. We believe that we must have a high-performance team of employees to be a high-performance company. Our human resource management and compensation programs are designed and managed to support this philosophy.

Our Properties

We currently conduct our business through our corporate office and our full service bank offices and branches. Our new headquarters and operations center is located in Warsaw, New York. We lease this facility for a nominal rent from the Wyoming County Industrial Development Agency for local tax reasons and have the right to purchase it for nominal consideration beginning in November, 2006. The following table lists the properties of each of our subsidiary banks:

                                 Type of      Leased or
   Location                     Facility        Owned     Expiration of Lease
   --------                  --------------- ------------ -------------------
   Wyoming County Bank
    Warsaw..................   Main Office       Own              --
    Mount Morris............     Branch          Own              --
    Lakeville...............     Branch          Own              --
    Attica..................     Branch          Own              --
    North Java..............     Branch          Own              --
    Wyoming.................     Branch          Own              --
    North Warsaw............     Branch          Own              --
    Strykersville...........     Branch          Own              --
    Yorkshire...............     Branch         Lease         April 2002
    Geneseo.................     Branch          Own              --
    Dansville...............     Branch         Lease        December 2001
   The National Bank of
    Geneva
    Geneva..................   Main Office       Own              --
    Geneva.................. Drive-up Branch     Own              --
    Canandaigua.............     Branch          Own              --
    Seneca County...........     Branch          Own              --
    Penn Yan................     Branch          Own              --
    Plaza...................     Branch      Ground Lease    December 2016
   The Pavilion State Bank
    Pavilion................   Main Office       Own              --
    Caledonia...............     Branch         Lease         April 2006
    Leroy...................     Branch          Own              --
    Batavia In-Store........     Branch         Lease         August 2008
    Batavia.................     Branch         Lease        October 2001
   First Tier Bank & Trust
    Salamanca...............   Main Office       Own              --
    Ellicottville...........     Branch          Own              --
    Allegany................     Branch          Own              --
    Olean...................     Branch          Own              --
    Olean................... Drive-up Branch     Own              --
    Cuba....................     Branch         Lease        November 2007

Legal Proceedings

From time to time we and our banks are parties to or otherwise involved in legal proceedings arising in the normal course of our business. We do not believe that there is any pending or threatened proceeding against us or the banks which, if determined adversely, would have a material effect on our business, results of operations or financial condition.

                           Supervision and Regulation

The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds regulated by the FDIC and the banking system as a whole, and not for the protection of shareholders or creditors of bank holding companies. The various bank regulatory agencies have broad enforcement power over bank holding companies and banks, including the power to impose substantial fines, operational restrictions and other penalties for violations of laws and regulations.

The following description summarizes some of the laws to which we and our subsidiaries are subject. References to applicable statutes and regulations are brief summaries and do not claim to be complete. They are qualified in their entirety by reference to such statutes and regulations. We believe that we are in compliance in all material respects with these laws and regulations.

The Company

We are a bank holding company registered under the Bank Holding Company Act, and are subject to supervision, regulation and examination by the Federal Reserve Board. The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

Regulatory Restrictions on Dividends; Source of Strength. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the holding company's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve Board's Regulation Y, for example, generally requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve Board could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

The Federal Reserve Board has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

Anti-Tying Restrictions. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

Capital Adequacy Requirements. The Federal Reserve Board has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. As of March 31, 1999, our ratio of Tier 1 capital to total risk-weighted period-end assets was 13.89% and our ratio of total capital to total risk-weighted period-end assets was 15.15%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

In addition to the risk-based capital guidelines, the Federal Reserve Board uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided by its average total adjusted assets. Certain highly-rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies may be required to maintain a leverage ratio of up to 200 basis points above the regulatory minimum. As of March 31, 1999, our leverage ratio was 9.63%.

The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

Imposition of Liability for Undercapitalized Subsidiaries. Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

Acquisitions by Bank Holding Companies. The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% of more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as we will be upon consummation of the offering, would, under the circumstances set forth in the presumption, constitute acquisition of control of Financial Institutions.

In addition, any entity is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of our outstanding common stock, or otherwise obtaining control or a "controlling influence" over us.

The Banks

WYCO, PSB and FTB are New York State-chartered banks, and NBG is a national bank chartered by the Office of the Comptroller of Currency. All of the deposits of our four subsidiary banks are insured by the FDIC through the Bank Insurance Fund. FTB is a member of the Federal Reserve System. Our banks are subject to supervision and regulation that subject them to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC, the Federal Reserve Board and the New York State Banking Department (in the case of the state-chartered banks) and the Office of the Comptroller of Currency (in the case of NBG). Because the Federal Reserve Board regulates the bank holding company parent of the banks, the Federal Reserve Board also has supervisory authority which directly affects the banks.

Restrictions on Transactions with Affiliates and Insiders. Transactions between the holding company and its subsidiaries, including the banks, are subject to
Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of Financial Institutions or our subsidiaries.

Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between the holding company and its affiliates be on terms substantially the same, or at least as favorable to the banks, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

Restrictions on Distribution of Subsidiary Bank Dividends and Assets. Dividends paid by the banks have provided a substantial part of our operating funds and, for the foreseeable future, we anticipate that dividends paid by the banks will continue to be our principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by the subsidiaries. Under federal law, the subsidiaries cannot pay a dividend if, after paying the dividend, a particular subsidiary will be "undercapitalized." The FDIC may declare a dividend payment to be unsafe and unsound even though the bank would continue to meet its capital requirements after the dividend.

Because we are a legal entity separate and distinct from our subsidiaries, our right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as us) or any shareholder or creditor thereof.

Examinations. The New York State Banking Department (in the case of WYCO, PSB and FTB), the Office of the Comptroller of the Currency (in the case of NBG), the Federal Reserve Board and the FDIC periodically examine and evaluate our banks. Based upon such examinations, the appropriate regulator may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between what the regulator determines the value to be and the book value of such assets.

Audit Reports. Insured institutions with total assets of $500 million or more must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the institution's holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions. In addition, financial statements prepared in accordance with generally accepted accounting principles, management's certifications concerning responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted. For institutions with total assets of more than $3 billion, independent auditors may be required to review quarterly financial statements. The FDIC Improvement Act of 1991 requires that independent audit committees be formed, consisting of outside directors only. The committees of such institutions must include members with experience in banking or financial management, must have access to outside counsel and must not include representatives of large customers.

Capital Adequacy Requirements. The FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

The FDIC's risk-based capital guidelines generally require state banks to have a minimum ratio of Tier 1 capital to total risk-weighted period-end assets of 4.0% and a ratio of total capital to total risk-weighted period-end assets of 8.0%. The capital categories have the same definitions for us. As of March 31, 1999, the ratio of Tier 1 capital to total risk-weighted period-end assets for our banks was 14.89% for WYCO, 12.45% for NBG, 12.68% for PSB and 12.76% for FTB, and the ratio of total capital to total risk-weighted period-end assets was 16.15% for WYCO, 13.67% for NBG, 13.93% for PSB and 14.02% for FTB. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

The FDIC's leverage guidelines require state banks to maintain Tier 1 capital of no less than 5.0% of average total assets, except in the case of certain highly rated banks for which the requirement is 3.0% of average total assets. As of March 31, 1999, the ratio of Tier 1 capital to average total assets (leverage ratio) was 9.82% for WYCO, 9.28% for NBG, 8.73% for PSB and 7.97% for FTB. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Corrective Measures for Capital Deficiencies. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A "well-capitalized" bank has a total risk-based capital ratio of 10.0% or higher; a Tier 1 risk-based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk-based capital ratio of 8.0% or higher; a Tier 1 risk-based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well-capitalized bank. A bank is "undercapitalized" if it fails to meet any one of the ratios required to be adequately capitalized.

In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

As an institution's capital decreases, the FDIC's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

Deposit Insurance Assessments. The bank subsidiaries must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by the FDIC Improvement Act. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances.

The FDIC maintains a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

The Deposit Insurance Fund Act of 1996 contained a comprehensive approach to recapitalizing the Savings Association Insurance Fund and to assuring the payment of the Financing Corporation's bond obligations. Under this law, banks insured under the Bank Insurance Fund are required to pay a portion of the interest due on bonds that were issued by the Financing Corporation in 1987 to help shore up the ailing Federal Savings and Loan Insurance Corporation. The Bank Insurance Fund rate must equal one-fifth of the Savings Association Insurance Fund rate through year-end 1999, or until the insurance funds are merged, whichever occurs first. Thereafter Bank Insurance Fund and Savings Association Insurance Fund payers will be assessed pro rata for the Financing Corporation bond obligations. With regard to the assessment for the Financing Corporation obligation, the current Bank Insurance Fund rate is 0.0122% of deposits.

Enforcement Powers. The FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject us or our banking subsidiaries, as well as the officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation: the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

Brokered Deposit Restrictions. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll over brokered deposits.

Cross-Guarantee Provisions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

Community Reinvestment Act. The Community Reinvestment Act of 1977 ("CRA") and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications regarding establishing branches, mergers or other bank or branch acquisitions. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, our subsidiary banks are also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include, among others, the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act and the Fair Housing Act. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. Our banks must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

Instability of Regulatory Structure

Various legislation is introduced in Congress from time to time that includes proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds. Recently, both the House and Senate Banking Committees have approved a major financial services reform bill, the Financial Services Act of 1999 (H.R. 10) which, if it becomes law, would repeal the Glass-Steagall Act and permit cross-ownership and affiliations among bank holding companies, securities and insurance firms, as well as permit new investments by bank holding companies in non-banking businesses. While it is uncertain what the final form of the legislation will be, and whether any reform legislation will be enacted at all, if enacted, such legislation could change a number of banking statutes and our operating environment in substantial and possibly unpredictable ways. We cannot determine the ultimate effect that such legislation, if enacted, or implementing regulations with respect thereto, would have upon our financial condition or results of operations.

Expanding Enforcement Authority

One of the major additional burdens imposed on the banking industry by the FDIC Improvement Act is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve Board, the Office of the Comptroller of Currency, the New York State

Superintendent of Banks and the FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. The FDIC Improvement Act, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

Effect On Economic Environment

The policies of regulatory authorities, including the monetary policy of the Federal Reserve Board, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve Board to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

Federal Reserve Board monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on our business and earnings cannot be predicted.

                                   Management

Directors And Executive Officers

The following is a list of the directors and executive officers of Financial
Institutions:

               Name              Age                  Position
               ----              ---                  --------
   W.J. Humphrey, Jr...........   75 Director, Chairman of the Board
   Peter G. Humphrey...........   44 Director, President and Chief Executive
                                      Officer
   Jon J. Cooper...............   46 Director, Senior Vice President of
                                      Financial Institutions, President of WCB
   Barton P. Dambra............   57 Director
   James R. Hardie.............   56 Director
   Donald G. Humphrey..........   68 Director
   W.J. Humphrey, III..........   48 Director, Senior Vice President of
                                      Financial Institutions, President of PSB
   Thomas L. Kime..............   45 Director, Senior Vice President of
                                      Financial Institutions, President of NBG
   H. Jack South...............   72 Director
   Donald I. Wickham...........   65 Director
   James H. Wyckoff............   47 Director
   Randolph C. Brown...........   45 Senior Vice President of Financial
                                      Institutions, President of FTB
   Regina R. Colegrove.........   49 Vice President, Manager of Human Resources
   Sonia M. Dumbleton..........   37 Vice President, Manager of Internal Audit
                                      & Compliance
   David L. MacIntyre..........   53 Assistant Vice President, Manager of
                                      Investment Services
   R. Mitchell McLaughlin......   41 Vice President, Manager of Operations
   Ronald A. Miller............   50 Senior Vice President, Chief Financial
                                      Officer
   Steven S. Perl..............   32 Vice President, Controller

Biographical Information

W. J. Humphrey, Jr. has been a director since 1948 and Chairman of the Board since 1991. He is the retired President of Financial Institutions and WYCO. He serves as director of WYCO, PSB and is a Director Emeritus of NBG. He is a former director of Rochester Telephone (Frontier Corp.) and The Automobile Club of Buffalo. He is a former Chairman of the Genesee State Park and Recreation Commission and served as Commissioner from 1963-1981. He served as Director and President of the Society for the Genesee and the Lakes and is a former President of the Wyoming County Industrial Development Corporation.

Peter G. Humphrey has served as a director since 1983. Since 1994, he has been President and Chief Executive Officer of Financial Institutions. He joined WYCO in 1979 after completing Marine Midland Bank's management training program. He became President of WYCO in 1986 and is currently a director and Chairman of that bank. He is also a director and Chairman of FTB and a director of PSB and NBG. He is a past president of the Independent Bankers Association of New York State and was recently elected Treasurer of the New York Bankers Association. Long active in community and trade association affairs, he was appointed in 1994 by Governor George Pataki as Chairman of the Genesee Region of the New York State Parks, Recreation and Historic Preservation Commission.

Jon J. Cooper has served as a director since 1997. Since 1998, he has been the President and Chief Executive Officer of WYCO after serving as the President and Chief Operating Officer starting in 1997. Prior to joining

WYCO he was a Senior Vice President with Fleet Bank in Buffalo in the small business lending group. As a member of their consumer banking division, he was responsible for managing the key retail branch locations in the Western New York area. He serves on the Board of Directors of the Wyoming County Business Development Council and the Genesee Community College Foundation. He is a member of the SUNY Geneseo College Advisory Council.

Barton P. Dambra has served as a director since 1993 and is a director of PSB. He is currently President of Markin Tubing and has served in that position since 1978. Prior to that he was a partner with Knauf & Knauf, an accounting firm located in Rochester, New York. He has been a certified public accountant since 1967. He is a board member of the LeRoy Historical Society and a member of the American Institute of Certified Public Accountants, New York State Society of Certified Public Accountants and the LeRoy Sports Boosters. He is a past President and board member of the LeRoy Rotary, served on the LeRoy United Way Committee, was a charter member of the Private Industry Council and was previously a member of the Wyoming County Business Development Corporation.

James R. Hardie has served as director since 1997. He is the President and founder of Austin Hardie Wise Agency, Inc., an insurance agency located in Attica, New York. He also serves as a director of the WCB. He is a director of the Wyoming County Business Development Corp. and Chairman of the Wyoming County Republican Booster Club. He is Vice President of Combined Financial Services. He is a past President of the Attica Lions Club, a past President of the Bennington Jaycees, and a past Vice President of the Attica Central School Board. He previously served as Chairman of the Town of Bennington Zoning Board and as a director of Genesee Country Bank and the Automobile Club of Western New York.

Donald G. Humphrey has served as a director since 1958. He is the retired Vice President and Chief Mortgage Officer of WCB. He volunteers for the Coast Guard Auxiliary and is a member of the Warsaw Kiwanis Club. He is a board member of the Silver Lake Country Club, of which he is a past President.

W. J. Humphrey, III has served as a director since 1982. He has been the President and Chief Executive Officer of PSB since 1981 and a Senior Vice President of Financial Institutions since 1982. Prior to joining Financial Institutions, he was an employee of Marine Midland Bank and is a graduate of its credit training program. He is Chairman of the Genesee County Comprehensive Master Plan, Genesee 2000 and President of the Genesee County Business Education Alliance. He is President of GLOW School to Work and, in 1996, was appointed by Governor George Pataki as a trustee of Genesee Community College SUNY. He serves on the Board of Directors of the New York Bankers Association and is Chairman of the New York Bankers Group 1. He is a member of the Rochester/Finger Lakes Regional Advisory Board of Empire State Development Corporation.

Thomas L. Kime has served as a director since 1989. He has been the President and Chief Executive Officer of NBG since 1989 where he began in 1976 as an agricultural and commercial lender. He has also served as an investment officer. He became a director of NBG in 1981. He is active in the City of Geneva, Seneca County and Ontario County economic development organizations, and is a member of the board of directors of the Independent Bankers Association of New York State. He serves as a director of the Finger Lakes Regional Health System, is Chairman of the Board of the Finger Lakes Cooperative Insurance Company and is a member of the Finger Lakes Community College Foundation Board.

H. Jack South has served as a director since 1998. He has been a director of FTB since 1989. He is a past director and treasurer of Holimont ski resort. He is a past national President of Ductile Iron Society and served as trustee of the Foundry Educational Foundation.

Donald I. Wickham has served as a director since 1993 and has been a director of NGB since 1973. Since 1996 he has been an associate with Klassen Associates, a business brokerage firm located in Rochester, New York. Prior to that he was President of Globe Travel in Fairport, New York. From 1984 to 1988 he served as a director of the Buffalo Branch of the Federal Reserve Board (New York City). He previously served as a director of Curtice Burns Foods, Inc. and is a past President of Pro-Fac Cooperative, Inc. He is a former member of the Cornell University Agriculture Advisory Board.

James H. Wyckoff has served as a director since 1985. He is currently serving a dual appointment as Associate Professor of the Department of Public Administration and the Department of Economics at SUNY Albany. He is a faculty member of the Public Policy Program. He is a director of the American Education Finance Association, the Albany Academy of Finance and is a member of the National Academy of Sciences. He has been an active member of various New York State Regents study groups. He teaches graduate and undergraduate courses in public finance, public affairs and economics.

Randolph C. Brown has served as Vice President since 1991 and was elected Senior Vice President in 1998. He has been the President and Chief Executive Officer of FTB since 1991. Prior to joining FTB, he was a commercial loan officer with Community Bank Systems and, before that, was a regional senior lender at Fleet Bank.

Regina R. Colegrove has served as Vice President since 1991. Previously she served as Assistant Vice President and Director of Human Resources at WYCO.

Sonia M. Dumbleton has served as Vice President since 1996. She has been a Senior Internal Auditor with Financial Institutions since 1984.

David L. MacIntyre has served as an Assistant Vice President since 1998 and has been Financial Institutions' investment products manager since 1993. Previously he was a financial services consultant with Citicorp Investment Services in Rochester, New York.

R. Mitchell McLaughlin has served as Vice President since 1995. He previously served as Senior Vice President and Financial Officer of WYCO.

Ronald A. Miller has served as Senior Vice President and Chief Financial Officer since 1996. From 1994 to 1996 he was Senior Vice President and Controller of a Retail Banking Division of Fleet Financial Group. From 1988 to 1994 he served as Senior Vice President and Controller of Fleet Bank, Albany, New York.

Steven S. Perl has served as Vice President since 1998 and Controller since 1997. From 1995 to 1997 he was Vice President and Financial Officer of FTB. From 1992 to 1995 he was employed by Citibank, N.A. in its trust and cash management divisions.

Family Relationships

W. J. Humphrey, Jr. and Donald G. Humphrey are brothers. W. J. Humphrey, Jr. is the father of Peter G. Humphrey and W. J. Humphrey III. James H. Wyckoff is the son of Margaret Wyckoff, the sister of W. J. Humphrey, Jr. and Donald G. Humphrey.

Terms and Committees of the Board of Directors

Directors are elected for three year terms, classified into Classes I, II and
III. Messrs. W. J. Humphrey, III, Wickham and Wyckoff are Class I directors with terms of office expiring on the date of our annual meeting of shareholders in 2000; Messrs. Cooper, Hardie, W. J. Humphrey, Jr. and Kime are Class II directors with terms of office expiring on the date of our annual meeting of shareholders in 2001; and Messrs. Dambra, Donald G. Humphrey, Peter G. Humphrey and South are Class III directors with terms of office expiring on the date of our annual meeting of shareholders in 2002. Each of our officers is elected by the Board of Directors and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

The Board of Directors has established Audit, Compensation and Nominating Committees. The Audit Committee reviews the general scope of the audit conducted by our independent auditors and matters relating to our internal control systems. In performing its function, the Audit Committee meets separately with representatives of our independent auditors and with representatives of senior management. The Audit Committee is composed of Messrs. Dambra, South, Wickham and Hardie, all of whom are outside directors.

The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of our executive officers and for establishing policies to deal with various compensation and employee benefit matters. The Compensation Committee administers our management stock incentive plan and grants awards to our key employees under such plan. The Compensation Committee is comprised of Messrs. Wyckoff, Dambra, Hardie, Donald
G. Humphrey, South and Wickham, all of whom are non-employee directors.

The Nominating Committee is responsible for nominating individuals to serve on the Board of Directors. The Nominating Committee is comprised of Messrs. Wyckoff, D. G. Humphrey, South, Wickham, Dambra and Hardie, all of whom are outside directors, and Peter G. Humphrey and W. J. Humphrey, Jr., both of whom are officers of Financial Institutions.

Executive Compensation

The following table sets forth information about the compensation paid to or earned by our Chief Executive Officer and our four other most highly compensated executive officers for the year ended December 31, 1998 (collectively, the "Named Executive Officers").

                                                  Annual
                                               Compensation
                                             -----------------
                                                                  All Other
Name and Principal Position                   Salary   Bonus   Compensation(1)
---------------------------                  -------- -------- --------------
Peter G. Humphrey........................... $249,956 $104,465    $41,149
 President & Chief Executive Officer of
  Financial Institutions
Jon J. Cooper...............................  135,000   52,198      7,394
 Senior Vice President of Financial
 Institutions
 and President & Chief Executive Officer of
 WYCO
Thomas L. Kime..............................  151,672   66,611     27,423
 Senior Vice President of Financial
 Institutions
 and President & Chief Executive Officer of
 NBG
W.J. Humphrey III...........................  114,000   50,401     19,594
 Senior Vice President of Financial
 Institutions
 and President & Chief Executive Officer of
 PSB
Randolph C. Brown...........................  100,000   40,984     14,237
 Senior Vice President of Financial
 Institutions
 and President & Chief Executive Officer of
 FTB

------------------

(1) Includes matching and additional performance contributions made by us under our 401(k) plan in the amounts of $7,300, $7,394, $8,100, $6,500 and $3,295 for Messrs. Peter Humphrey, Cooper, Kime, W. J. Humphrey III and Brown, respectively. Also includes the entire amount of split-dollar life insurance premiums paid by us (including amounts that will be recovered by us upon payment of the policy or other events) in the amounts of $33,849, $19,323, $13,094 and $10,942 for life insurance policies which cover Messrs. Peter Humphrey, Kime, W. J. Humphrey III and Brown, respectively.

Management Stock Incentive Plan

On May 27, 1999, our shareholders approved the 1999 Management Stock Incentive Plan, under which we may grant stock options to purchase shares of our common stock, shares of restricted stock and stock appreciation rights to our key employees. Grants may be made under the plan with respect to up to 10% of the number of shares of common stock issued, including treasury shares which, after the completion of the offering, will permit grants to be made under the plan with respect to an aggregate of 1,110,353 shares of common stock. The management incentive plan is administered by our Compensation Committee which much consist of at least two non-employee directors. The Compensation Committee is authorized under the option plan to select employees eligible for participation in the plan, to make grants under the plan to such employees and determine the terms and conditions of the grants under the plan. Upon the consummation of the offering, non-qualified options to acquire an aggregate of 282,142 shares of our common stock will be granted under the plan. These options will vest at a rate of 20% per year with the first installment vesting in June 2000. It is anticipated that additional stock options will be granted to other key employees shortly after the completion of the offering.

The following table sets forth certain information regarding the options which will be granted under the management incentive plan to the Named Executive Officers upon consummation of the offering:

                                                                            Potential
                                                                           Realizable
                                                                        Value at Assumed
                                                                         Annual Rates of
                                                                           Stock Price
                                                                        Appreciation for
                                                                         Option Term (1)
                                                                       -------------------
                         Number of  Percentage of
                         Securities Total Options
                         Underlying  Granted to   Exercise  Expiration
          Name            Options     Employees   Price (1)    Date       5%       10%
          ----           ---------- ------------- --------- ---------- -------- ----------
Peter G. Humphrey.......   94,000       33.3%      $15.00       (2)    $886,741 $2,247,177
Jon J. Cooper...........   51,665       18.3%      $15.00       (2)     487,378  1,235,111
Thomas L. Kime..........   55,000       19.5%      $15.00       (2)     518,838  1,314,838
W. J. Humphrey III......   41,665       14.8%      $15.00       (2)     393,043    996,049
Randolph C. Brown.......   36,335       12.9%      $15.00       (2)     342,763    868,629

------------------

(1) Assumes an initial public offering price of $15.00 per share. The exercise price will be equal to the initial public offering price.

(2) Ten years from the date of this prospectus.

In the event of a change in control as defined in the management stock incentive plan, all options shall vest and become exercisable and all restrictions on restricted stock shall automatically be satisfied unless the Compensation Committee directs otherwise in a resolution adopted prior to the change in control. Under certain circumstances following a change in control, holders of options may surrender them in exchange for cash in an amount equal to the difference between the exercise price of such option and the fair market value of our common stock on the date of surrender. If a holder does not exercise that right, such holder may exercise the option at any time during the term of such option.

Defined Benefit Plan

We maintain a defined benefit retirement plan that covers all of our full- and part-time employees who satisfy the eligibility requirements. Employees are eligible to participate in the plan if they have completed one year of employment and are at least 21 years of age. Participants with five or more years of service are entitled to annual pension benefits beginning at 62 years of age. The amount of the retirement benefit is 1.75% of the participant's highest average five consecutive years' compensation multiplied by the number of years of service up to 35 years, plus 1.25% of the participant's highest average five consecutive years' compensation for service in excess of 35 years, not to exceed 40 years of creditable service, less 0.49% of the average of the participant's final three years' compensation multiplied by the number of years of service up to 35 years. If a participant terminates employment with us before completing five years of service, such person forfeits the right to receive plan benefits. Total plan expense charged to our operations for 1998, 1997 and 1996 was $35,000, $126,000 and 224,000, respectively, and the market value of the assets held by the plan at December 31, 1998 was approximately $13.5 million.

The following table sets forth the estimated plan benefits payable upon retirement for various levels of compensation and years of service:

                                      Years of Service
                   --------------------------------------------------------------------------
Compensation         15               20               25               30               35
------------       ------           ------           ------           ------           ------
100,000            23,962           31,949           39,937           47,924           55,912
125,000            30,525           40,699           50,874           61,049           71,224
150,000            37,087           49,449           61,812           74,174           86,537
175,000            39,712           52,949           66,187           79,424           92,662
200,000            39,712           52,949           66,187           79,424           92,662
250,000            39,712           52,949           66,187           79,424           92,662
300,000            39,712           52,949           66,187           79,424           92,662
350,000            39,712           52,949           66,187           79,424           92,662
400,000            39,712           52,949           66,187           79,424           92,662
450,000            39,712           52,949           66,187           79,424           92,662
500,000            39,712           52,949           66,187           79,424           92,662

For purposes of determining benefits under the plan, compensation includes salary and bonus but cannot exceed $160,000. The benefit computation is based on a life annuity with a five year certain. The Social Security Offset (included in the above figures) is 0.49% times the three year final average salary up to covered compensation times the number of years of creditable service up to 35 years. This offset assumes a 1999 benefit for a participant of age 65. The estimated credited years of service for each of the Named Executive Officers as of December 31, 1998 was:

     . Peter G. Humphrey   19.417
     . Jon J. Cooper        0.750
     . Thomas L. Kime      19.917
     . W. J. Humphrey III  22.750
     . Randolph C. Brown    6.167

401(k) Plan

We maintain a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. At least one year of service is required to be eligible for employer-matching contributions. Participants may contribute up to 15% of their compensation to the Plan. Each year we determine, at our discretion, the amount of matching contributions. Total plan expense charged to our operations for 1998, 1997 and 1996 was $398,000, $389,000 and $400,000, respectively.

Director Compensation

We pay our directors who are not employed by us or the banks an annual retainer of $2,500 and a separate fee for each board or committee meeting that they attend. The fees for attending a Board meeting are $500 and the fees for attending an Audit Committee meeting are $400 for the committee chairman and $300 for each other member of the committee. The fees for attending a Compensation Committee or Nominating Committee meeting are $200 for the committee chairman and $150 for each other member of the committee. We do not pay the directors who are employed by us or our banks any annual retainer or any compensation for attending Board or committee meetings.

Directors' Stock Incentive Plan

On May 27, 1999, our shareholders approved the 1999 Directors' Stock Incentive Plan, under which we may issue non-qualified stock options to purchase shares of our common stock to our non-employee directors and non-employee directors of our subsidiaries. Options may be granted under the directors' stock incentive plan with respect to an aggregate of 500,000 shares of our common stock. The directors' stock incentive plan is administered by our Board of Directors. Under the plan, the non-employee directors of Financial Institutions will receive options to purchase an aggregate of 14,000 shares of common stock as soon as practicable after the completion of this offering. The directors' stock incentive plan contemplates future annual grants of 1,000 shares upon re-election; however, no grants are contemplated until two years after the offering. Non-employee directors of our subsidiaries will be granted such options as our Board of Directors may determine, however, it is anticipated that non-employee directors will initially be granted options to purchase 500 shares at the same times as directors of Financial Institutions are granted options.

In the event of a change in control as defined in the directors' stock incentive plan, all options shall vest and become exercisable unless our Board of Directors directs otherwise in a resolution adopted prior to the change in control. Under certain circumstances following a change in control, holders of options may surrender them in exchange for cash in an amount equal to the difference between the exercise price of such option and the fair market value of our common stock on the date of surrender. If a holder does not exercise that right, such holder may exercise the option at any time during the term of such option.

                       Principal and Selling Shareholders

The following table sets forth certain information regarding the beneficial ownership of our common stock and preferred stock as of June 10, 1999 by (1) each of our directors and the Named Executive Officers, (2) all directors and executive officers as a group and (3) each person who is known by us to own beneficially 5% or more of our common stock. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as our address.

                                         Percentage of
                                       Common Shares(1)            Percentage             Percentage
                          Number of    ----------------- Shares of of Series  Shares of   of Series
                           Common       Before   After   Series A      A      Series B        B
Name of Beneficial Owner   Shares      Offering Offering Preferred Preferred  Preferred   Preferred
------------------------  ---------    -------- -------- --------- ---------- ---------   ----------
W.J. Humphrey, Jr.......    505,500       5.1%     4.7%      --        --      27,797        15.7%
Peter G. Humphrey.......    276,600(2)    2.8      2.6       54       2.9%      4,334(2)      2.5
Jon J. Cooper...........      1,000         *        *       --        --          --          --
Barton P. Dambra........      4,000         *        *       --        --          72           *
James R. Hardie.........      1,000         *        *       --        --          --          --
Donald G. Humphrey......    627,100       6.3      5.8       --        --      29,512        16.7
W.J. Humphrey, III......    345,900(3)    3.5      3.2       73       4.0       5,257(3)      3.0
Thomas L. Kime..........      6,600         *        *       --        --          18           *
H. Jack South...........      1,000         *        *       --        --          --          --
Donald I. Wickham.......         --        --       --       --        --          --          --
James H. Wyckoff........    256,600       2.6      2.4       19       1.0       5,936         3.4
Randolph C. Brown.......      1,000         *       --       --        --          18           *
Executive officers and
 directors as a group
 (12 persons)...........  2,026,300      20.4     18.7      146       7.9      72,944        41.3
Wyoming County Bank.....    650,100(4)    6.6      6.0       --        --          --          --

------------------
 *Denotes less than one percent.

(1) Based on 9,915,600 shares outstanding before the offering and 10,818,733 shares outstanding after the offering, assuming 903,133 shares are issued by Financial Institutions in the offering.
(2) Includes 54,000 shares of common stock, 810 shares of Series B Preferred Stock and 19 shares of Series A Preferred Stock held by Peter G. Humphrey as custodian for Christopher G. Humphrey. Peter G. Humphrey disclaims beneficial ownership of such shares.
(3) Includes 50,000 shares of common stock, 738 shares of Series B Preferred Stock and 19 shares of Series A Preferred Stock held by W. J. Humphrey, III as custodian for W.J. Humphrey, V and 49,000 shares of common stock, 702 shares of Series B Preferred Stock and 19 shares of Series A Preferred Stock held by W. J. Humphrey, III as custodian for Jamie P. Humphrey. W. J. Humphrey, III disclaims beneficial ownership of such shares.
(4) 450,100 shares are held by WCB as trustee under certain educational trusts established by W. J. Humphrey, Jr. and 200,000 shares are held by WCB as trustee under a charitable lead annuity trust established by Margaret H. Wyckoff.

The YMCA of Batavia, the selling shareholder, presently owns 430,200 shares of common stock, or 4.34% of the presently outstanding shares of common stock, that were contributed to it by certain members of the Humphrey Family. The YMCA of Batavia is offering all of its shares in the offering and, following the offering, will not own any of our common stock.

                              Certain Transactions

Our directors, executive officers and many of our principal shareholders (i.e., those who own 10% or more of the common stock) and their associates are also our customers. Such associates would include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest. During 1998 and First Quarter 1999, we made loans in the ordinary course of business to many of our directors, executive officers and principal shareholders and their affiliates. All of these loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with us. Also, the loans did not involve more than the normal risk of collectibility or present other unfavorable features. On March 31, 1999, the aggregate principal amount of loans to our directors, named executive officers and their affiliates was $980,000 and the principal amount of loans to all of the directors and officers of Financial Institutions and our banks and their affiliates was $12.1 million. Loans to directors, executive officers and principal shareholders are subject to limitations contained in the Federal Reserve Act, which requires that such loans satisfy certain criteria.

We expect to have such transactions or transactions on a similar basis with our directors, executive officers and principal shareholders and their affiliates in the future.

                          Description of Capital Stock

Authorized Capital Stock

Our authorized capital stock consists of:

 . 50,000,000 shares of common stock, $.01 par value per share, of which 10,200,400 shares were issued and 9,915,600 were outstanding as of March 31, 1999 (after giving effect to the stock split);

 . 10,000 shares of Class A Preferred Stock, $100.00 par value per share, of which there were 1,842 shares of Series A 3% Preferred Stock issued and outstanding as of March 31, 1999; and

 . 200,000 shares of Class B Preferred Stock, $100.00 par value per share, of which 180,000 shares have been designated as Series B-1 8.48% Preferred Stock (of which 176,734 shares were issued and outstanding as of March 31, 1999).

The terms of any new series of preferred stock may be fixed by our Board of Directors within certain limits set by our Certificate of Incorporation.

The following discussion of the terms and provisions of our capital stock is qualified in its entirety by reference to our Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

Common Stock

The holders of the common stock are entitled to one vote for each share of common stock owned. Except as expressly provided by law and except for any voting rights which may be conferred by the Board of Directors on any shares of preferred stock issued, the holders of our preferred stock do not have the right to vote. Holders of common stock may not cumulate their votes for the election of directors. Holders of common stock do not have pre-emptive rights to acquire any additional, unissued or treasury shares of Financial Institutions, or securities of Financial Institutions convertible into or carrying a right to subscribe for or acquire shares of Financial Institutions.

Holders of common stock are entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Board of Directors. See "Dividend Policy."

On the liquidation of Financial Institutions, the holders of common stock are entitled to share pro rata in any distribution of our assets after the holders of shares of preferred stock have received the liquidation preference of their shares plus accumulated but unpaid dividends (whether or not earned or declared), if any, and after all of our other indebtedness has been provided for or satisfied.

Preferred Stock

There are two classes of preferred stock, Class A preferred stock and Class B preferred stock. The Certificate of Incorporation provides that both classes of preferred stock are issuable in one or more series. There is one series of Class A preferred stock that has been created, Series A 3% Preferred Stock, and one class of Series B preferred stock that has been created, Series B-1 8.48% Preferred Stock.

Holders of Series A 3% Preferred Stock are entitled to receive an annual dividend of $3.00 per share, which is cumulative and payable quarterly. Holders of Series A 3% Preferred Stock have no pre-emptive right in, or right to purchase or subscribe for, any additional shares of Financial Institutions stock and have no voting rights. Dividend or dissolution payments to the Class A shareholders must be declared and paid, or set apart for payment, before any dividends or dissolution payments can be declared and paid, or set apart for payment, to the holders of Class B preferred stock or common stock. The Series A 3% Preferred Stock is not convertible into any other Financial Institutions security.

Holders of Series B-1 8.48% Preferred Stock are entitled to receive an annual dividend of $8.48 per share, which is cumulative and payable quarterly. Holders of Series B-1 8.48% Preferred Stock have no pre-emptive right in, or right to purchase or subscribe for, any additional shares of Financial Institutions stock and have no voting rights. Accumulated dividends on the Series B-1 8.48% Preferred Stock do not bear interest, and the Series B-1 8.48% Preferred Stock is not subject to redemption. Dividend or dissolution payments to the Class B shareholders must be declared and paid, or set apart for payment, before any dividends or dissolution payments are declared and paid, or set apart for payment, to the holders of common stock. The Series B-1 8.48% Preferred Stock is not convertible into any other Financial Institutions security.

The Board of Directors of Financial Institutions may, in the future, designate additional series of preferred stock, and to fix the relative rights, preferences and limitations of each such series. The unissued shares of Series A 3% preferred stock, Series B-1 8.48% Preferred Stock and any new series of preferred stock designated by the Board of Directors may be issued by the Board of Directors in the future.

New York Law and Certain Provisions of Our Certificate of Incorporation and By-laws

Certain provisions of New York law, our Certificate of Incorporation and our By-laws could make more difficult the acquisition of Financial Institutions by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids. This also encourages persons seeking to acquire control of us to negotiate with us first.

The following discussion is a summary of certain material provisions of our Certificate of Incorporation and our By-laws, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part.

Classified Board of Directors. Under our By-laws, the Board of Directors is classified into three classes, with the directors being elected for staggered, three-year terms. The classification of our Board of Directors will have the effect of making it more difficult to change the composition of the Board of Directors because at least two annual meetings of the shareholders would be required to change the control of the Board of Directors rather than one. In addition, the By-laws provide that directors may be removed by the shareholders only for cause and that vacancies on the Board of Directors may be filled by the remaining directors.

Advance Notice of Shareholder Proposals and Nominations. Our By-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before any meeting of our shareholders. The shareholder notice procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given timely written notice prior to the meeting at which directors are to be elected, will be eligible for election as directors and that, at a shareholders' meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given timely written notice of such shareholder's intention to bring such business before such meeting.

Under the shareholder notice procedure, for notice of shareholder nominations or other business to be made at a shareholders' meeting to be timely, such notice must be received by us not less than 60 nor more than 90 days prior to the meeting.

A shareholder's notice to us proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the By-laws, including the identity and address of the nominating shareholder, a representation that the shareholder is a record holder of our stock entitled to vote at the meeting and information regarding each proposed nominee or each proposed matter of business that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee or the proposed matter of business.

The shareholder notice procedure may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Special Meetings of Shareholders. Our By-laws provide that special meetings of shareholders can be called by the Board of Directors, the President or the holders of at least a majority of the outstanding shares entitled to vote at the meeting.


Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        Shares Eligible For Future Sale

When the offering is completed, Financial Institutions will have a total of 10,818,733 shares of common stock outstanding. The 903,133 shares offered by this prospectus will be freely tradeable unless they are purchased by "affiliates" of Financial Institutions, as defined in Rule 144 under the Securities Act. The remaining 9,915,600 shares are "restricted," which means they were originally sold in certain types of offerings that were not subject to a registration statement filed with the SEC. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144. Sales under Rule 144 may be subject to certain volume limitations and other conditions. Any holders of these outstanding shares who have held them for over two years (or acquired them from someone who held them for more than two years) will be able to immediately sell them without restriction pursuant to Rule 144 unless they are an affiliate of Financial Institutions, in which case they will be required to comply with certain requirements of Rule 144.

In addition, 296,142 shares are issuable upon exercise of options that will be outstanding upon consummation of the offering. If any options are exercised, the shares issued upon exercise will also be restricted, but may be sold under Rule 144 after the shares have been held for one year.

Our executive officers and directors and certain of our shareholders have agreed to a 180-day "lock-up" with respect to the shares of our common stock which they own. This generally means that they cannot sell these shares during the 180-day period following the date of this prospectus. See "Underwriting." After the 180-day lock-up period, these shares may be sold in accordance with applicable securities laws, including Rule 144.

                                  Underwriting

Financial Institutions and the YMCA of Batavia have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp. and Keefe, Bruyette & Woods, Inc. are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

   Underwriter                                                  Number of Shares
   -----------                                                  ----------------
   CIBC World Markets Corp.....................................
   Keefe, Bruyette & Woods, Inc................................
                                                                   ---------
     Total.....................................................    1,333,333
                                                                   =========

This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about          , 1999 against
payment in immediately available funds. The representatives have advised Financial Institutions and the YMCA of Batavia that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a
concession of $     per share. The underwriters may also allow, and such
dealers may reallow, a concession not in excess of $     per share to certain
other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

Financial Institutions has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 200,000 additional shares from Financial Institutions to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option
is exercised in full, the total price to public will be $     million and the
total proceeds to Financial Institutions will be $     million. The
underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by Financial Institutions and the YMCA of
Batavia:

                                      Total without Exercise of Total with Full Exercise of
                            Per Share   Over-Allotment Option      Over-Allotment Option
                            --------- ------------------------- ---------------------------
   Financial Institutions..   $                 $                          $
                              ----              -----                      -----
   YMCA of Batavia.........   $                 $                          $
                              ----              -----                      -----
     Total...........................           $                          $
                                                -----                      -----

Financial Institutions estimates that its total expenses in connection with the offering, excluding the underwriting discount, will be approximately $500,000. The YMCA of Batavia will pay the legal fees and expenses that it incurs in connection with the offering.

Financial Institutions and the YMCA of Batavia have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Financial Institutions, its officers and directors and certain other shareholders have agreed to a 180-day "lock up" with respect to the shares of common stock and certain other Financial Institutions securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, Financial Institutions and such persons may not offer, sell, pledge or otherwise dispose of these Financial Institutions securities without the prior written consent of CIBC World Markets Corp.

The representatives have informed Financial Institutions that they do not expect discretionary sales by the underwriters to exceed 5% of the shares offered by this prospectus.

The underwriters have reserved for sale up to 10% of the shares offered by this prospectus for employees, directors and certain other persons associated with Financial Institutions. These reserved shares will be sold at the initial public offering price that appears on the cover page of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons.

There is no established trading market for the shares. The offering price for the shares has been determined by Financial Institutions and the representatives, based on the following factors: prevailing market and general economic conditions; the market capitalizations, trading histories and stages of development of other traded companies that Financial Institutions and the representatives believed to be comparable to Financial Institutions; Financial Institutions' results of operations in recent periods; Financial Institutions' current financial position; estimates of Financial Institutions' business potential; and the present state of Financial Institutions' development.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

 . Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

 . Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

 . Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither Financial Institutions nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

                                 Legal Matters

The validity of the shares of common stock offered hereby will be passed upon by Nixon, Hargrave, Devans & Doyle LLP, Rochester, New York. Certain legal matters with respect to the common stock offered hereby will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

                                    Experts

The consolidated financial statements of Financial Institutions, Inc. and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been included in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as "experts" in accounting and auditing.

                      Where You Can Find More Information

We have not previously been subject to the reporting requirements of the Securities Exchange Act of 1934. We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the offer and sale of common stock pursuant to this prospectus. This prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. The Registration Statement and other information filed by us with the SEC are also available at the SEC's World Wide Web site on the internet at http://www.sec.gov.

As a result of the offering, Financial Institutions and its shareholders will become subject to the proxy solicitation rules, annual and periodic reporting requirements, restrictions of stock purchases and sales by affiliates and certain other requirements of the Exchange Act. We will furnish our shareholders with annual reports containing audited financial statements certified by independent auditors and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

                                     INDEX

                                                                            Page
                                                                            ----
Independent Auditors' Report..............................................  F-2
Consolidated Statements of Financial Condition as of March 31, 1999
 (unaudited), and December 31, 1998 and 1997..............................  F-3
Consolidated Statements of Income for the three months ended March 31,
 1999 and 1998 (unaudited) and for the years ended December 31, 1998, 1997 and 1996.................................................................  F-4
Consolidated Statements of Changes in Shareholders' Equity and
 Comprehensive Income for the three months ended March 31, 1999 and 1998
 (unaudited) and for the years ended December 31, 1998, 1997 and 1996.....  F-5
Consolidated Statements of Cash Flows for the three months ended March 31,
 1999 and 1998 (unaudited) and for the years ended December 31, 1998, 1997 and 1996.................................................................  F-7
Notes to Consolidated Financial Statements................................  F-8

All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Financial Institutions, Inc.:

We have audited the accompanying consolidated statements of financial condition of Financial Institutions, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Financial Institutions, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

Buffalo, New York
January 29, 1999, except for note 2,

which is as of June 9, 1999

                                          KPMG LLP

               FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                  (Dollars in thousands, except share amounts)

                                                              December 31,
                                                 March 31,  ------------------
                                                   1999       1998      1997
                                                ----------- --------  --------
                                                (unaudited)
                    ASSETS
Cash, due from banks and interest-bearing
 deposits......................................  $ 22,284   $ 26,365  $ 39,775
Federal funds sold.............................     4,850     16,478       400
Securities available for sale, at fair value...   183,225    157,022   110,123
Securities held to maturity....................    92,789     91,016    99,084
Loans:                                            660,402    655,427   602,477
 Allowance for loan losses.....................    (9,860)    (9,570)   (8,145)
                                                 --------   --------  --------
 Loans, net....................................   650,542    645,857   594,332
Premises and equipment, net....................    17,415     18,081    16,203
Intangible assets..............................     3,747      3,957     4,796
Other assets...................................    18,318     17,409    15,799
                                                 --------   --------  --------
  Total assets.................................  $993,170   $976,185  $880,512
                                                 ========   ========  ========
     LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Demand........................................  $117,365   $128,216  $114,952
 Savings, money market and interest-bearing
  checking.....................................   277,421    273,630   248,980
 Certificates of deposit.......................   465,302    448,609   403,794
                                                 --------   --------  --------
  Total deposits...............................   860,088    850,455   767,726
Accrued expenses and other liabilities.........    14,642     15,290    13,877
Short-term borrowings..........................     9,801      5,362     8,849
Long-term borrowings...........................    10,128      8,500     3,217
                                                 --------   --------  --------
  Total liabilities............................   894,659    879,607   793,669
                                                 --------   --------  --------
Shareholders' equity:
 3% cumulative preferred stock, $100 par value,
  authorized 10,000 shares, issued and
  outstanding 1,829 shares at March 31, 1999
  and 1,842 shares and 1,847 shares at December
  31, 1998 and 1997, respectively..............       183        184       185
 8.48% cumulative preferred stock, $100 par
  value, authorized 200,000 shares, issued and
  outstanding 176,734 shares at March 31, 1999
  and December 31, 1998 and 177,427 shares at
  December 31, 1997............................    17,673     17,673    17,743
 Common stock, $0.01 par value, authorized
  50,000,000 shares, issued 10,200,400 shares..       102        102       102
 Additional paid-in capital....................     2,838      2,837     2,787
 Retained earnings.............................    77,788     75,167    65,661
 Accumulated other comprehensive income........       453      1,141       749
 Treasury stock--common, at cost--284,800
  shares at March 31, 1999 and December 31,
  1998 and 271,900 shares at December 31, 1997.      (526)      (526)     (384)
                                                 --------   --------  --------
  Total shareholders' equity...................    98,511     96,578    86,843
                                                 --------   --------  --------
  Total liabilities and shareholders' equity...  $993,170   $976,185  $880,512
                                                 ========   ========  ========

          See accompanying notes to consolidated financial statements.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per share amounts)

                                    Three months ended   Years ended December
                                         March 31,                31,
                                    ------------------- -----------------------
                                      1999      1998     1998    1997    1996
                                    --------- --------- ------- ------- -------
                                        (unaudited)
Interest income:
 Loans............................. $  14,759 $  14,423 $59,090 $54,730 $49,315
 Securities........................     3,538     3,039  12,938  11,650  11,064
 Other.............................       155       208     842     788     813
                                    --------- --------- ------- ------- -------
  Total interest income............    18,452    17,670  72,870  67,168  61,192
                                    --------- --------- ------- ------- -------
Interest expense:
 Deposits..........................     7,362     7,233  30,159  27,193  24,292
 Borrowings........................       274       220     799     658     222
                                    --------- --------- ------- ------- -------
  Total interest expense...........     7,636     7,453  30,958  27,851  24,514
                                    --------- --------- ------- ------- -------
Net interest income................    10,816    10,217  41,912  39,317  36,678
Provision for loan losses..........       525       573   2,732   2,829   1,740
                                    --------- --------- ------- ------- -------
  Net interest income after provi-
   sion for
   loan losses.....................    10,291     9,644  39,180  36,488  34,938
                                    --------- --------- ------- ------- -------
Noninterest income:
 Service charges on deposits.......       953       668   3,234   2,706   2,684
 Loan servicing fees...............       297       290   1,190   1,137     925
 Other.............................       575       392   1,957   1,890   1,556
                                    --------- --------- ------- ------- -------
  Total noninterest income.........     1,825     1,350   6,381   5,733   5,165
                                    --------- --------- ------- ------- -------
Noninterest expense:
 Salaries and employee benefits....     3,524     3,108  13,092  11,713  10,740
 Occupancy and equipment...........     1,045       942   3,855   3,809   2,987
 Supplies and postage..............       346       293   1,363   1,211   1,187
 Amortization of intangibles.......       210       210     839     839     839
 Professional fees.................       126       121     809     328     273
 Other.............................     1,070     1,004   4,644   4,184   3,770
                                    --------- --------- ------- ------- -------
  Total noninterest expense........     6,321     5,678  24,602  22,084  19,796
                                    --------- --------- ------- ------- -------
  Income before income taxes.......     5,795     5,316  20,959  20,137  20,307
 Income taxes......................     2,049     1,930   7,354   7,295   7,232
                                    --------- --------- ------- ------- -------
  Net income.......................     3,746     3,386  13,605  12,842  13,075
 Preferred stock dividends.........       376       378   1,506   1,513   1,522
                                    --------- --------- ------- ------- -------
  Net income available to common
   shareholders.................... $   3,370 $   3,008 $12,099 $11,329 $11,553
                                    ========= ========= ======= ======= =======
  Net income per common share:
   Basic........................... $    0.34 $    0.30 $  1.22 $  1.14 $  1.16
                                    ========= ========= ======= ======= =======
   Diluted......................... $    0.34 $    0.30 $  1.22 $  1.14 $  1.16
                                    ========= ========= ======= ======= =======

          See accompanying notes to consolidated financial statements.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                 SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                  (Dollars in thousands, except share amounts)

                                                                           Accumulated
                             3%       8.48%          Additional               Other                  Total
                          Preferred Preferred Common  Paid-In   Retained  Comprehensive Treasury Shareholders'
                            Stock     Stock   Stock   Capital   Earnings     Income      Stock      Equity
                          --------- --------- ------ ---------- --------  ------------- -------- -------------
Balance--December 31,
 1995...................    $194     $17,881   $102    $2,760   $46,900       $480       $(316)     $68,001
Purchase of 18 shares of
 3% preferred stock.....      (2)        --     --          1       --         --          --            (1)
Purchase of 207 shares
 of 8.48%
 preferred stock........     --          (21)   --        --        --         --          --           (21)
Purchase of 12,500
 shares of common stock.     --          --     --        --        --         --          (53)         (53)
Comprehensive income:
 Net income.............     --          --     --        --     13,075        --          --        13,075
 Unrealized loss on
  securities available
  for sale, net.........     --          --     --        --        --        (288)        --          (288)
                                                                                                    -------
 Total comprehensive
  income                                                                                             12,787
                                                                                                    -------
Cash dividends declared:
 3% Preferred--$3.00 per
  share.................     --          --     --        --         (6)       --          --            (6)
 8.48% Preferred--$8.48
  per share.............     --          --     --        --     (1,516)       --          --        (1,516)
 Common--$0.20 per
  share.................     --          --     --        --     (1,937)       --          --        (1,937)
                            ----     -------   ----    ------   -------       ----       -----      -------
Balance--December 31,
 1996...................     192      17,860    102     2,761    56,516        192        (369)      77,254
Purchase of 72 shares of
 3% preferred stock.....      (7)        --     --          4       --         --          --            (3)
Purchase of 1,176 shares
 of 8.48%
 preferred stock........     --         (117)   --         (5)      --         --          --          (122)
Purchase of 5,200 shares
 of common stock........     --          --     --        --        --         --          (23)         (23)
Sale of 6,000 shares of
 treasury stock.........     --          --     --         27       --         --            8           35
Comprehensive income:
 Net income.............     --          --     --        --     12,842        --          --        12,842
 Unrealized gain on
  securities available
  for sale, net.........     --          --     --        --        --         557         --           557
                                                                                                    -------
 Total comprehensive
  income                                                                                             13,399
                                                                                                    -------
Cash dividends declared:
 3% Preferred--$3.00 per
  share.................     --          --     --        --         (6)       --          --            (6)
 8.48% Preferred--$8.48
  per share.............     --          --     --        --     (1,507)       --          --        (1,507)
 Common--$0.22 per
  share.................     --          --     --        --     (2,184)       --          --        (2,184)
                            ----     -------   ----    ------   -------       ----       -----      -------
Balance--December 31,
 1997...................     185      17,743    102     2,787    65,661        749        (384)      86,843
                            ----     -------   ----    ------   -------       ----       -----      -------

          See accompanying notes to consolidated financial statements.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                 SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                  (Dollars in thousands, except share amounts)

                                                                           Accumulated
                             3%       8.48%          Additional               Other                  Total
                          Preferred Preferred Common  Paid-in   Retained  Comprehensive Treasury Shareholders'
                            Stock     Stock   Stock   Capital   Earnings     Income      Stock      Equity
                          --------- --------- ------ ---------- --------  ------------- -------- -------------
Balance--December 31,
 1997, Continued            $ 185    $17,743   $102    $2,787   $65,661       $ 749      $(384)     $86,843
Purchase of 5 shares of
 3% preferred stock.....      (1)        --     --        --        --          --         --            (1)
Purchase of 693 shares
 of 8.48%
 preferred stock........      --         (70)   --         (7)      --          --         --           (77)
Purchase of 23,500
 shares of common stock.      --                --        --        --          --        (162)        (162)
Sale of 10,600 shares of
 treasury stock.........      --         --                57       --          --          20           77
Comprehensive income:
 Net income.............      --                --        --     13,605         --         --        13,605
 Unrealized gain on
  securities
  available for sale,
  net...................      --         --     --        --        --          392        --           392
                                                                                                    -------
 Total comprehensive
  income................                                                                             13,997
                                                                                                    -------
Cash dividends declared:
 3% Preferred--$3.00 per
  share.................      --         --     --        --        (6)         --         --           (6)
 8.48% Preferred--$8.48
  per share.............      --         --     --        --     (1,500)        --         --        (1,500)
 Common--$0.26 per
  share.................      --         --     --        --     (2,593)        --         --        (2,593)
                            -----    -------   ----    ------   -------       -----      -----      -------
Balance--December 31,
 1998                         184     17,673    102     2,837    75,167       1,141       (526)      96,578
Purchase of 13 shares of
 3% preferred stock,
 unaudited..............      (1)        --     --          1       --          --         --           --
Comprehensive income,
 unaudited:.............
 Net income.............      --         --     --        --      3,746         --         --         3,746
 Unrealized loss on
  securities
  available for sale,
  net...................      --         --     --        --        --         (688)       --          (688)
                                                                                                    -------
 Total comprehensive
  income................                                                                              3,058
                                                                                                    -------
Cash dividends declared,
 unaudited:
 3% Preferred--$0.75 per
  share.................      --         --     --        --        (1)         --         --            (1)
 8.48% Preferred--$2.12
  per share.............      --         --     --        --       (375)        --         --          (375)
 Common--$0.07 per
  share.................      --         --     --        --       (749)        --         --          (749)
                            -----    -------   ----    ------   -------       -----      -----      -------
Balance--March 31, 1999
 (unaudited)                $ 183    $17,673   $102    $2,838   $77,788       $ 453      $(526)     $98,511
                            =====    =======   ====    ======   =======       =====      =====      =======


          See accompanying notes to consolidated financial statements.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                               Three months ended         Years ended
                                   March 31,              December 31,
                               -------------------- --------------------------
                                 1999       1998      1998     1997     1996
                               ---------  --------- --------  -------  -------
                                  (unaudited)
Cash flows from operating
 activities:
 Net income................... $   3,746  $  3,386  $ 13,605  $12,842  $13,075
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Depreciation and
   amortization...............       845       713     3,117    2,798    2,337
  Provision for loan losses...       525       573     2,732    2,829    1,740
  Deferred income tax benefit.      (153)      --       (670)    (533)    (203)
  Gain on sale of loans and
   premises and equipment.....      (107)      (41)     (181)    (353)    (245)
  Minority interest in net
   income of subsidiary banks.        18        17        68       68       73
  Increase in other assets....      (281)     (766)   (1,210)  (1,536)  (1,027)
  Increase (decrease) in
   accrued expenses and other
   liabilities................      (313)    1,783     1,231    2,367      455
                               ---------  --------  --------  -------  -------
   Net cash provided by
    operating activities......     4,280     5,665    18,692   18,482   16,205
                               ---------  --------  --------  -------  -------
Cash flows from investing
 activities:
 Purchase of securities:
  Available for sale..........   (51,445)  (45,558) (141,300) (61,916) (46,913)
  Held to maturity............    (8,635)  (16,066)  (46,008) (33,693) (45,371)
 Proceeds from maturities of
  securities:
  Available for sale..........    24,001    25,139    94,841   36,467   34,898
  Held to maturity............     6,763    14,938    53,766   40,505   39,287
 Proceeds from sales of
  securities available for
  sale........................       --        --        --       --    12,968
 Net increase in loans........    (5,167)   (2,560)  (54,025) (51,743) (71,854)
 Purchase of premises and
  equipment, net..............       276    (1,153)   (3,673)  (4,172)  (3,528)
                               ---------  --------  --------  -------  -------
   Net cash used in investing
    activities................   (34,207)  (25,260)  (96,399) (74,552) (80,513)
                               ---------  --------  --------  -------  -------
Cash flows from financing
 activities:
 Net increase in deposits.....     9,633     9,534    82,729   60,023   67,466
 Increase (decrease) in short-
  term borrowings, net........     4,439     1,057    (3,487)   4,959    3,000
 Proceeds from long-term
  borrowings..................     1,650     3,314     5,344    1,314      --
 Repayment of long-term
  borrowings..................       (22)      (14)      (61)     (21)     --
 Repurchase of preferred and
  common shares, net..........       --        --       (163)    (113)     (75)
 Dividends paid...............    (1,482)   (1,370)   (3,987)  (3,750)  (3,432)
                               ---------  --------  --------  -------  -------
   Net cash provided by
    financing activities......    14,218    12,521    80,375   62,412   66,959
                               ---------  --------  --------  -------  -------
Net increase (decrease) in
 cash and cash equivalents....   (15,709)   (7,074)    2,668    6,342    2,651
Cash and cash equivalents at
 the beginning of the period..    42,843    40,175    40,175   33,833   31,182
                               ---------  --------  --------  -------  -------
Cash and cash equivalents at
 the end of the period........ $  27,134  $ 33,101  $ 42,843  $40,175  $33,833
                               =========  ========  ========  =======  =======
Supplemental disclosure of
 cash flow information:
 Cash paid during period for:
  Interest.................... $   7,351  $  6,597  $ 29,920  $25,782  $24,512
                               =========  ========  ========  =======  =======
  Income taxes................ $   1,360  $    408  $  8,431  $ 7,462  $ 7,454
                               =========  ========  ========  =======  =======

          See accompanying notes to consolidated financial statements.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


(1) Summary of Significant Accounting Policies

Financial Institutions, Inc. ("FII") and subsidiaries (the "Company") provide deposit, lending and other financial services to individuals and businesses in Western New York State and are subject to regulation by certain federal and state banking agencies.

 (a) Principles of Consolidation

The consolidated financial statements include the accounts of FII, its banking subsidiaries, Wyoming County Bank (99.65%-owned) ("WCB"), The National Bank of Geneva (99.10%-owned) ("NBG"), The Pavilion State Bank (100%-owned) ("PSB"), and First Tier Bank & Trust (100%-owned) ("FTB"), and Financial Institutions Services, Inc., a wholly-owned nonbanking subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

 (b) Interim Financial Information

Financial information as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 is unaudited. Such information includes all adjustments (consisting of only normal recurring adjustments) that are necessary in the opinion of management, for a fair statement of the financial information in the interim periods. The results from operations for the periods ended March 31, 1999 and March 31, 1998 are not necessarily indicative of the results which can be expected for the full fiscal year.

 (c) Securities

The Company classifies its debt securities as either available for sale or held to maturity. Debt securities which the Company has the ability and positive intent to hold to maturity are carried at amortized cost and classified as held to maturity. Investments in other debt and equity securities are classified as available for sale and are carried at estimated fair value. Unrealized gains or losses related to securities available for sale are reported as a component of accumulated other comprehensive income in shareholders' equity, net of the related deferred income tax effect until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

A decline in the fair value of any security below cost that is deemed other than temporary is charged to income resulting in the establishment of a new cost basis for the security. Interest income includes interest earned on the securities adjusted for amortization of premiums and accretion of discounts on the related securities using the interest method. Gains or losses on dispositions are recognized on the trade date using the specific identification method.

 (d) Loans

Loans are stated at the principal amount outstanding, net of discounts and deferred loan origination fees and costs which are accrued to income based on the interest method. Mortgage loans held for sale are valued at the lower of aggregate cost or market value as determined by outstanding commitments from investors or, in the absence of such commitments, the current investor yield requirements.

Interest income on loans is recognized based on loan principal amounts outstanding at applicable interest rates. Accrual of interest on loans is suspended and all unpaid accrued interest is reversed when management believes, after considering collection efforts and period of time past due, reasonable doubt exists with respect to the collectibility of interest. Income is subsequently recognized to the extent amounts are collected and the principal balance is expected to be recovered.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


The Company services residential mortgage loans for the Federal Home Loan Mortgage Corporation (Freddie Mac). Servicing fees are recognized when payments are received. The cost of originating these loans is attributed to the loans and is considered in the calculation of the gain or loss on sale of the loans.

 (e) Allowance for Loan Losses

The allowance for loan losses is established through charges to income and is maintained at a level which management considers adequate to provide for loan losses. The adequacy of the allowance is determined by management's periodic evaluation of the loan portfolio based on such factors as: current economic conditions; the current financial condition of the borrowers; the economic environment in which they operate; any delinquency in payments; and the value of any collateral held. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and may require additions to the allowance based on their judgments about information available to them at the time of their examinations.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts of principal and interest under the original terms of the agreement. Accordingly, the Company measures certain impaired commercial loans based on the present value of future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company has excluded large groups of small balance, homogeneous loans which include commercial and agricultural loans less than $100,000, all residential mortgages, home equity and consumer loans that are collectively evaluated for impairment. The Company accounts for troubled debt restructurings involving a modification of terms at fair value as of the date of the restructuring.

 (f) Federal Home Loan Bank (FHLB) Stock

As a member of the FHLB system, the Company is required to maintain a specified investment in FHLB stock. This amount, which is carried at cost, is equal to the greater of 5% of the outstanding advance balance or 1% of the aggregate outstanding mortgage loans held by the Company.

 (g) Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of lease terms or the useful lives of the assets.

 (h) Intangible assets

Deposit base premiums and goodwill are being amortized over 10 years on the straight-line method. Intangible assets are periodically reviewed for possible impairment or when events or changed circumstances may affect the underlying basis of the assets.

 (i) Other Real Estate

Other real estate owned includes property acquired through, or in lieu of, formal foreclosure. Write downs from cost to estimated fair value at the time of foreclosure are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or fair value, less estimated selling expenses. Adjustments to the carrying value of such properties that result from subsequent declines in value are charged to income in the period in which the declines occur.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


 (j) Pension Plan

The Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits" in 1998. This statement revised employers' disclosures about pension and other post retirement benefit plans. It does not change the measurement or the recognition of these plans. The adoption of the statement did not impact its financial position or results of operations.

 (k) Net Income Per Common Share

Basic net income per common share, after giving effect to preferred stock dividends, has been computed using weighted average common shares outstanding. The Company has no common stock equivalents and therefore, diluted net income per share is equivalent to basic net income per share.

 (l) Financial Instruments With Off-Balance Sheet Risk

The Company does not engage in the use of derivative financial instruments and the Company's only financial instruments with off-balance sheet risk are commercial letters of credit and mortgage, commercial and credit card loan commitments. These financial instruments are reflected in the statement of financial condition upon funding.

 (m) Cash Equivalents

For purposes of the statement of cash flows, cash, due from banks, interest-bearing deposits, and federal funds sold are considered cash equivalents.

 (n) Comprehensive Income

On January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income, presented in the consolidated statement of shareholders' equity and comprehensive income, consists of net income and net unrealized holding gains and losses on securities available for sale, net of both the related tax effect and the reclassification adjustment for gains included in net income. Prior year financial statements have been reclassified to conform to the requirements of this statement.

 (o) New Accounting Standards

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires public companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain specific revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. As a community-oriented financial institution, substantially all of, the Company's operations involve the delivery of loan and deposit products to customers. Management, through its four individual autonomous banks, makes operating decisions and assesses performance based on an ongoing review of these community banking operations. Accordingly, the four individual banks constitute operating segments for financial reporting purposes. The statement was effective for the Company's year-end 1998 reporting and did not impact its financial position or results of operations.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires the Company to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument depends on the intended use of the derivative and the type of risk being hedged. This statement is effective for fiscal years beginning after June 15, 1999, although earlier adoption is permitted. Based upon current activities, the adoption of this statement will not have an effect on the Company's financial position or results of operations. SFAS No. 133 also permits certain reclassification of securities to the available for sale category from the held to maturity category. The Company has no current intention to reclassify any securities pursuant to SFAS No 133.

In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by nonmortgage banking enterprises. This statement is effective beginning on January 1, 1999 and is not expected to have any impact on the Company's financial position or results of operations as the Company does not currently securitize mortgage loans.

 (p) Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(2) Initial Public Offering

On April 16, 1999, the Company's Board of Directors authorized the filing of a registration statement for the initial public offering of its common stock. On May 7, 1999, the Board of Directors approved an increase in the authorized number of shares of common stock to 50,000,000, and a corresponding reduction in the par value of common stock from $1.00 to $0.01 per share. On May 27, 1999, the Company's shareholders approved an amended and restated Certificate of Incorporation to effect this recapitalization which was filed and became effective on June 7, 1999. On June 9, 1999 the Board of Directors approved a 100-for-one common stock split in the form of a dividend. All share and per share amounts included in the consolidated financial statements retroactively reflect the stock split.

In conjunction with the initial public offering, the Company's Board of Directors on May 7, 1999 approved the establishment of a management stock incentive plan and a directors' stock incentive plan. Under the management stock incentive plan, up to 10% of the number of shares of common stock issued, including treasury shares, are available for granting of incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock grants to key employees. Under the directors' stock incentive plan, 500,000 shares of common stock are available for granting non-qualified stock options to non-employee directors of the Company. The shareholders approved these plans on May 27, 1999.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


(3) Securities

The amortized cost and fair value of debt and equity securities at March 31, 1999 (unaudited) and December 31, 1998 and 1997 were as follows:

                                                     Gross Unrealized
                                           Amortized ------------------   Fair
                                             Cost     Gains     Losses   Value
                                           --------- --------- -------- --------
                                                  (Dollars in thousands)
   March 31, 1999 (unaudited)
   Securities available for sale:
    U.S. Treasury and agency.............  $137,808  $     363  $   595 $137,576
    Mortgage-backed securities...........    23,898        101       50   23,949
    State and municipal obligations......     9,020        121       --    9,141
    Corporate bonds......................     8,521         19       16    8,524
    Equity securities....................     3,212        823       --    4,035
                                           --------  ---------  ------- --------
     Total securities available for sale.  $182,459  $   1,427  $   661 $183,225
                                           ========  =========  ======= ========
   Securities held to maturity:
    U.S. Treasury and agency.............     9,469         66       --    9,535
    State and municipal obligations......    83,320      1,016       75   84,261
                                           --------  ---------  ------- --------
     Total securities held to maturity...  $ 92,789  $   1,082  $    75 $ 93,796
                                           ========  =========  ======= ========
   December 31, 1998
   Securities available for sale:
    U.S. Treasury and agency.............  $117,035  $     712  $    85 $117,662
    Mortgage-backed securities...........    23,357        131       24   23,464
    State and municipal obligations......     9,028        181       --    9,209
    Corporate bonds......................     2,745         51       --    2,796
    Equity securities....................     2,925        966       --    3,891
                                           --------  ---------  ------- --------
     Total securities available for sale.  $155,090  $   2,041  $   109 $157,022
                                           ========  =========  ======= ========
   Securities held to maturity:
    U.S. Treasury and agency.............    12,476        128       --   12,604
    State and municipal obligations......    78,540      1,316       32   79,824
                                           --------  ---------  ------- --------
     Total securities held to maturity...  $ 91,016  $   1,444  $    32 $ 92,428
                                           ========  =========  ======= ========

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


                                                     Gross Unrealized
                                                     ------------------
                                           Amortized                      Fair
                                             Cost     Gains     Losses   Value
                                           --------- --------- -------- --------
                                                  (Dollars in thousands)
   December 31, 1997
   Securities available for sale:
    U.S. Treasury and agency.............  $  84,617 $     366  $    67 $ 84,916
    Mortgage-backed securities...........     17,212       139       40   17,311
    State and municipal obligations......      4,321        42        1    4,362
    Equity securities....................      2,704       830       --    3,534
                                           --------- ---------  ------- --------
     Total securities available for sale.  $ 108,854 $   1,377  $   108 $110,123
                                           ========= =========  ======= ========
   Securities held to maturity:
    U.S. Treasury and agency.............     42,081        85       44   42,122
    State and municipal obligations......     57,003       809       31   57,781
                                           --------- ---------  ------- --------
     Total securities held to maturity...  $  99,084 $     894  $    75 $ 99,903
                                           ========= =========  ======= ========

The amortized cost and fair value of debt securities by contractual maturity at December 31, 1998 are as follows:

                                            Available for Sale Held to Maturity
                                            ------------------ -----------------
                                            Amortized   Fair   Amortized  Fair
                                              Cost     Value     Cost     Value
                                            --------- -------- --------- -------
                                                   (Dollars in thousands)
   December 31, 1998
   Due in one year or less................  $   7,103 $  7,185  $21,815  $21,917
   Due after one year through five years..     85,716   86,287   57,287   58,151
   Due after five years through ten years.     53,057   53,340   11,386   11,807
   Due after ten years....................      6,289    6,319      528      553
                                            --------- --------  -------  -------
                                            $ 152,165 $153,131  $91,016  $92,428
                                            ========= ========  =======  =======

The Company did not sell any securities in the three months ended March 31, 1999 or in 1998 or 1997. Proceeds from the sale of securities available for sale during 1996 were $12,968,000, with gross gains of $27,000 and gross losses of $34,000 realized on those sales. No securities held to maturity were sold in 1996. The reclassification adjustment for net losses on sales of securities included in net income, net of tax, was $5,000, which adjusted the change in unrealized loss on securities available for sale for 1996 to $288,000. The Company had no reclassification adjustment for the three months ended March 31, 1999 (unaudited) or in 1998 or 1997.

Securities carried at approximately $226,053,000, $204,586,000 and $173,556,000 at March 31, 1999 (unaudited) and December 31, 1998 and 1997, respectively, were pledged to secure public funds on deposit, repurchase agreements and for other purposes as required by law.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


(4) Loans

Loans outstanding are summarized as follows:

                                                               December 31,
                                                  March 31,  ------------------
                                                    1999       1998      1997
                                                 ----------- --------  --------
                                                 (unaudited)
                                                    (Dollars in thousands)
   Commercial..................................   $121,780   $117,750  $105,811
   Commercial real estate......................    111,716    106,948    99,273
   Agricultural................................    121,793    123,754   107,546
   Residential real estate.....................    179,940    182,177   170,736
   Consumer and home equity....................    125,567    125,198   119,506
                                                  --------   --------  --------
     Loans, gross..............................    660,796    655,827   602,872
   Net deferred fees...........................       (394)      (400)     (395)
   Allowance for loan losses...................     (9,860)    (9,570)   (8,145)
                                                  --------   --------  --------
     Loans, net................................   $650,542   $645,857  $594,332
                                                  ========   ========  ========

Loans serviced for others, amounting to $186,277,000, $177,797,000 and $153,218,000 at March 31, 1999 (unaudited) and December 31, 1998 and 1997, respectively, are not included in the consolidated statements of financial condition. Proceeds from the sale of loans were $16,919,000 and $10,244,000 for the three months ended March 31, 1999 and 1998 (unaudited), respectively, and $55,725,000, $45,525,000 and $36,498,000 in 1998, 1997 and 1996, respectively.
Net gain on the sale of loans was $42,000 and $41,000 for the three months ended March 31, 1999 and 1998 (unaudited), and $232,000, $341,000 and $140,000 in 1998, 1997 and 1996, respectively.

Loans outstanding to certain officers, directors or companies in which they have 10% or more beneficial ownership approximated $12,062,000, $11,562,000 and $11,351,000 at March 31, 1999, (unaudited) and December 31, 1998 and 1997, respectively. These loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as comparable transactions with other customers, and do not involve more than a normal risk of collectibility.

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily commitments to extend credit. The instruments involve, to varying degrees, elements of credit and interest rate risk and at March 31, 1999 and December 31, 1998 and 1997 are not reflected in the consolidated statement of financial condition. Commitments outstanding under unused lines of credit, unadvanced construction loans and to originate loans at March 31, 1999 (unaudited) and December 31, 1998 and 1997 amounted to $118,389,173, $107,995,000 and $106,755,000, respectively. Outstanding commitments on letters of credit at March 31, 1999 (unaudited) and December 31, 1998 and 1997 amounted to $6,152,027, $3,640,000 and $4,488,000, respectively.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Generally, commitments to extend credit, if exercised, will represent loans secured by collateral. Commitments to sell

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996

loans were $2,317,386, $6,109,000 and $1,023,000 at March 31, 1999 (unaudited)
and December 31, 1998 and 1997, respectively. The Company enters into forward contracts for future delivery of residential mortgage loans at a specified yield to reduce the interest rate risk associated with fixed rate residential mortgages held for sale and commitments to fund residential mortgages. Credit risk arises from the possible inability of the other parties to comply with the contract terms. Substantially all of the Company's contracts are with U.S. government-sponsored agencies (FHLMC and FHA).

As of March 31, 1999 and December 31, 1998, the Company had no significant concentration of credit risk in the loan portfolio outside of the natural geographic concentration pertaining to the communities that the Company serves, or significant exposure to highly leveraged transactions. There are no foreign credits in the loan portfolio.

(5) Allowance for Loan Losses

A summary of changes in the allowance for loan losses follows:

                                 Three months ended       Years ended
                                     March 31,            December 31,
                                 ------------------  ------------------------
                                    1999      1998    1998     1997     1996
                                 ----------- ------  -------  -------  ------
                                 (unaudited)
                                          (Dollars in thousands)
   Balance at beginning of
    period......................   $9,570    $8,145  $ 8,145  $ 7,129  $6,183
   Provision for loan losses....      525       573    2,732    2,829   1,740
   Charge-offs..................     (286)     (215)  (1,672)  (1,997)   (932)
   Recoveries...................       51        48      365      184     138
                                   ------    ------  -------  -------  ------
   Balance at end of period.....   $9,860    $8,551  $ 9,570  $ 8,145  $7,129
                                   ======    ======  =======  =======  ======

Nonperforming assets are as follows:

                                                               December 31,
                                                    March 31,  --------------
                                                      1999      1998    1997
                                                   ----------- ------  ------
                                                   (unaudited)
                                                    (Dollars in thousands)
   Nonaccrual loans...............................   $5,245    $5,741  $7,043
   Accruing loans 90 or more days delinquent......      883       360     433
   Other real estate owned........................    1,943     2,084   2,309
                                                     ------    ------  ------
   Total nonperforming assets.....................    8,071     8,185   9,785
   Less: government guaranteed portion of
    nonperforming loans...........................    1,455     1,421   1,428
                                                     ------    ------  ------
   Total nonperforming assets, net of government
    guaranteed portion ...........................   $6,616    $6,764  $8,357
                                                     ======    ======  ======
   Nonperforming assets as a percent of loans and
    other real estate owned:
     Total........................................     1.22%     1.24%   1.62%
                                                     ======    ======  ======
     Net of government guaranteed portion.........     1.00%     1.03%   1.38%
                                                     ======    ======  ======

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


The following table reflects loans that are considered impaired:

                                             At or for the
                                             three months
                                              ended March  At or for the years
                                                  31,       ended December 31,
                                             ------------- --------------------
                                              1999   1998   1998   1997   1996
                                             ------ ------ ------ ------ ------
                                              (unaudited)
                                                   (Dollars in thousands)
   Impaired loans with an allowance......... $4,291 $6,680 $4,863 $5,206 $3,855
   Impaired loans without an allowance......     --    740    203    237  2,931
                                             ------ ------ ------ ------ ------
     Total impaired loans................... $4,291 $7,420 $5,066 $5,443 $6,786
                                             ====== ====== ====== ====== ======
   Allowance for losses on impaired loans... $  889 $1,232 $  941 $  954 $  673
                                             ====== ====== ====== ====== ======
   Average balance of impaired loans during
    the period.............................. $4,066 $7,519 $8,111 $7,184 $6,023
                                             ====== ====== ====== ====== ======
   Interest income recognized on impaired
    loans................................... $   22 $   82 $  246 $  369 $  483
                                             ====== ====== ====== ====== ======

(6) Premises and Equipment

Premises and equipment are summarized as follows:

                                                                December 31,
                                                   March 31,  -----------------
                                                     1999       1998     1997
                                                  ----------- --------  -------
                                                  (unaudited)
                                                     (Dollars in thousands)
   Land..........................................  $  1,992   $  1,621  $ 1,666
   Buildings.....................................    13,940     13,902   12,429
   Furniture and equipment.......................    11,197     11,056    9,438
   Leasehold improvements........................       927        927      925
   Construction-in-progress......................        81        863      640
                                                   --------   --------  -------
                                                     28,137     28,369   25,098
   Accumulated depreciation and amortization.....   (10,722)   (10,288)  (8,895)
                                                   --------   --------  -------
     Premises and equipment, net.................  $ 17,415   $ 18,081  $16,203
                                                   ========   ========  =======

(7) Deposits

Scheduled maturities of certificates of deposit at December 31, 1998 are as follows:

                                                          (Dollars in thousands)
Mature in year ending December 31
1999.....................................................       $ 372,963
2000.....................................................          60,157
2001.....................................................           7,269
2002.....................................................           4,106
2003.....................................................           4,114
                                                                ---------
 Total time deposits.....................................       $ 448,609
                                                                =========

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


Certificates of deposit include $186,712,000, $171,615,000 and $141,979,000 of certificates of deposit of $100,000 or more at March 31, 1999 (unaudited) and December 31, 1998 and 1997, respectively. Interest expense on these deposits amounted to $2,185,000 and $2,099,000 for the three months ended March 31, 1999 and 1998 (unaudited), respectively, and $8,928,000, $7,551,000 and $5,632,000 in fiscal 1998, 1997 and 1996.

(8) Borrowings

Short-term borrowings are summarized as follows:

                                                                 At or for the
                                             At or for the three  years ended
                                             months ended March  December 31,
                                                     31,         --------------
                                                    1999          1998    1997
                                             ------------------- ------  ------
                                                 (unaudited)
                                                  (Dollars in thousands)
   Repurchase agreements...................        $ 9,591       $5,362  $3,849
   Federal funds purchased.................            210           --      --
   FHLB advances...........................             --           --   5,000
                                                   -------       ------  ------
     Total.................................        $ 9,801       $5,362  $8,849
                                                   =======       ======  ======
   Average rate at period-end..............           4.55%        4.33%   5.27%
                                                   =======       ======  ======
   Average rate during period..............           4.48%        5.02%   5.46%
                                                   =======       ======  ======

Short-term borrowings generally mature within 90 days. Securities sold under repurchase agreements of $9,591,000, $5,362,000 and $3,849,000 at March 31,
1999 (unaudited) and December 31, 1998 and 1997, respectively, are secured by U.S. Treasury and agency securities. The maximum amount of outstanding repurchase agreements at any month end was $10,711,000 for the three months ended March 31, 1999 (unaudited) and $6,547,000 and $3,849,000 for the years ended December 31, 1998 and 1997, respectively. The average amount of outstanding repurchase agreements was $10,042,000 for the three months ended March 31, 1999 (unaudited) and $6,900,000 and $1,627,000 for the years ended December 31, 1998 and 1997, respectively.

The Company has approximately $52,600,000 and $43,300,000 of remaining credit available under a line of credit with the FHLB at March 31, 1999 (unaudited) and December 31, 1998 which is collateralized by FHLB stock and real estate mortgage loans.

Long-term borrowings are summarized at follows:

                                                                   December 31,
                                                        March 31,  -------------
                                                          1999      1998   1997
                                                       ----------- ------ ------
                                                       (unaudited)
                                                        (Dollars in thousands)
   FHLB advances.....................................    $ 8,251   $6,617 $1,314
   10% notes.........................................      1,739    1,739  1,739
   Other.............................................        138      144    164
                                                         -------   ------ ------
     Total...........................................    $10,128   $8,500 $3,217
                                                         =======   ====== ======

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


Advances payable to the FHLB are collateralized by FHLB stock and real estate mortgage loans. The advances mature from 1999 through 2008 and have a fixed interest rate with a weighted average rate of 5.77% as of December 31, 1998. The Company issued $1,739,000 of 10% unsecured notes to former shareholders of FTB due March 31, 2000 with interest payable quarterly. Other debt at March 31, 1999 and December 31, 1998 and 1997 includes mortgage notes which mature from 1999 through 2005 and bear interest at a fixed average rate of 3.76%. Long-term borrowings have aggregate maturities for the five years 1999 through 2003 as follows: $73,000 in 1999; $2,816,000 in 2000; $1,081,000 in 2001; $86,000 in
2002; and $88,000 in 2003.

(9) Income Taxes

Total income taxes were allocated as follows:

                                    Three months ended      Years ended
                                        March 31,           December 31,
                                    ------------------------------------------
                                      1999       1998    1998    1997    1996
                                    ---------  ---------------  ------  ------
                                       (unaudited)
                                            (Dollars in thousands)
   Income from operations.........  $   2,049  $  1,930 $7,354  $7,295  $7,232
   Shareholders' equity, for
    change in unrealized gain on
    securities available for sale.       (478)       83    273     385    (201)
                                    ---------  -------- ------  ------  ------
                                      $ 1,571  $  2,013 $7,627  $7,680  $7,031
                                    =========  ======== ======  ======  ======

Income tax expense (benefit) from operations comprised of:

                                    Three months ended      Years ended
                                        March 31,           December 31,
                                    ------------------------------------------
                                      1999       1998    1998    1997    1996
                                    ---------  ---------------  ------  ------
                                       (unaudited)
                                            (Dollars in thousands)
   Current:
    Federal.......................  $   1,728  $  1,514 $6,339  $6,187  $5,814
    State.........................        474       416  1,685   1,641   1,621
                                    ---------  -------- ------  ------  ------
     Total current................      2,202     1,930  8,024   7,828   7,435
                                    ---------  -------- ------  ------  ------
   Deferred:
    Federal.......................       (120)       --   (524)   (420)   (155)
    State.........................        (33)       --   (146)   (113)    (48)
                                    ---------  -------- ------  ------
     Total deferred...............       (153)       --   (670)   (533)   (203)
                                    ---------  -------- ------  ------  ------
     Total income taxes...........  $   2,049  $  1,930 $7,354  $7,295  $7,232
                                    =========  ======== ======  ======  ======

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


The actual and statutory tax rates on operations differ as follows:

                                  Three months      Years ended
                                 ended March 31,    December 31,
                                 ----------------  ----------------
                                  1999     1998    1998  1997  1996
                                 -------  -------  ----  ----  ----
                                   (unaudited)
                                     (Dollars in thousands)
   Statutory rate..............     35.0%    35.0% 35.0% 35.0% 34.8%
   Increase (decrease)
    resulting from:
    Tax-exempt interest income.     (5.9)    (4.9) (5.6) (4.8) (4.9)
    State taxes, net of federal
     income tax benefit........      4.9      5.1   4.8   4.9   5.1
    Other......................      1.4      1.1   0.9   1.1   0.6
                                 -------  -------  ----  ----  ----
   Actual rate.................     35.4%    36.3% 35.1% 36.2% 35.6%
                                 =======  =======  ====  ====  ====

The tax effects of temporary differences that give rise to significant portions of the Company's net deferred tax assets and liabilities included the following:

                                                               December 31,
                                                March 31,  --------------------
                                                  1999      1998   1997   1996
                                               ----------- ------ ------ ------
                                               (unaudited)
                                                    (Dollars in thousands)
Deferred tax assets:
 Allowance for loan losses....................   $ 3,927   $3,808 $3,208 $2,764
 Deferred loan origination fees...............       161      163    161    165
 Core deposit intangible......................       454      431    337    243
 Interest on nonaccrual loans.................       372      372     16     16
 Other........................................       138      134     99    158
                                                 -------   ------ ------ ------
  Total gross deferred tax assets.............     5,052    4,908  3,821  3,346
                                                 -------   ------ ------ ------
Deferred tax liabilities:
 Depreciation and amortization of premises and
  equipment...................................       595      592    490    495
 Accrued pension costs........................     1,309    1,331  1,097  1,108
 Unrealized gains on securities available for
  sale........................................       313      791    518    133
 Other........................................       172      162     81    121
                                                 -------   ------ ------ ------
  Total gross deferred tax liabilities........     2,389    2,876  2,186  1,857
                                                 -------   ------ ------ ------
  Net deferred tax asset, included in other
   assets.....................................   $ 2,663   $2,032 $1,635 $1,489
                                                 =======   ====== ====== ======

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carry-back period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary at March 31, 1999 (unaudited) and December 31, 1998.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996

(10) Retirement Plans

The Company has a defined benefit pension plan covering substantially all employees. The benefits are based on years of service and the employee's highest average compensation during five consecutive years of employment. The Company's funding policy is to contribute annually an actuarially determined amount to cover current service cost plus amortization of prior service costs.

The following table sets forth the defined benefit pension plan's change in benefit obligation and change in plan assets for fiscal 1998, 1997 and 1996 using the most recent actuarial data measured at September 30, 1998, 1997 and 1996:

                                                    Years ended December 31,
                                                     (Dollars in thousands)
                                                    --------------------------
                                                      1998     1997     1996
                                                    --------  -------  -------
                                                     (Dollars in thousands)
   Change in benefit obligation:
    Benefit obligation at beginning of year.......  $ (8,913) $(7,858) $(7,847)
    Service cost..................................      (543)    (463)    (481)
    Interest cost.................................      (653)    (613)    (575)
    Actuarial gain (loss).........................    (1,389)    (609)     578
    Benefits paid.................................       439      530      373
    Plan expenses.................................       112      100       94
                                                    --------  -------  -------
     Benefit obligation at end of year............   (10,947)  (8,913)  (7,858)
                                                    --------  -------  -------
   Change in plans assets:
    Fair value of plan assets at beginning of
     year.........................................    13,395   10,956    9,489
    Actual return on plan assets..................       594    2,424    1,291
    Employer contribution.........................        70      646      643
    Plan expenses.................................      (111)    (101)     (94)
    Benefits paid.................................      (439)    (530)    (373)
                                                    --------  -------  -------
     Fair value of plan assets at end of year.....    13,509   13,395   10,956
                                                    --------  -------  -------
   Funded status (deficit)........................     2,562    4,482    3,098
   Unamortized net (asset) obligation at
    transition....................................      (293)    (331)    (370)
   Unrecognized net (gain) loss subsequent to
    transition....................................       455   (1,460)    (554)
   Unamortized prior service cost.................       (62)     (64)     (67)
                                                    --------  -------  -------
   Prepaid benefit cost...........................  $  2,662  $ 2,627  $ 2,107
                                                    ========  =======  =======

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


Pension costs consist of the following components:

                                                   Years ended December 31,
                                                   ----------------------------
                                                     1998      1997     1996
                                                   ---------  -------- --------
                                                    (Dollars in thousands)
   Service cost................................... $     543  $   463  $   481
   Interest cost on projected benefit obligation..       653      613      575
   Expected return on plan assets.................    (1,113)    (909)    (791)
   Amortization of transition net asset...........       (38)     (38)     (38)
   Amortization of unrecognized (gain) loss.......        (7)      --       --
   Amortization of unrecognized prior service
    cost..........................................        (3)      (3)      (3)
                                                   ---------  -------  -------
   Net periodic pension expense................... $      35  $   126  $   224
                                                   =========  =======  =======
   Weighted average discount rate.................      6.50%    7.50%    8.00%
                                                   =========  =======  =======
   Expected long-term rate of return..............      8.50%    8.50%    8.50%
                                                   =========  =======  =======

The projected benefit obligation assumed a long-term rate of increase in future compensation levels of 4.5% for 1998 and 5.0% for both 1997 and 1996. The unamortized net asset at transition is being amortized over a 15-year period through 2006.

The Company sponsors a defined contribution profit sharing (401(k)) plan covering substantially all employees. The Company matches certain percentages of each eligible employee's contribution to the plan. Expense for the plan amounted to $398,000, $389,000 and $400,000, in 1998, 1997 and 1996,
respectively.

(11) Regulatory Capital Requirement

The Company is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

For evaluating regulatory capital adequacy, the FDIC requires companies to determine capital and assets under regulatory accounting practices. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios. The leverage ratio requirement is based on period-end capital to average total assets during the previous three months. Compliance with risk-based capital requirements is determined by dividing regulatory capital by the sum of a company's weighted asset values. Risk weightings are established by the regulators for each asset category according to the perceived degree of risk. Management believes, as of March 31, 1999 and December 31, 1998 and 1997, that the Company and each subsidiary bank met all capital adequacy requirements to which they are subject.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996

As of March 31, 1999, the most recent notification from the FDIC categorized the Company and the subsidiary banks as well-capitalized under the regulatory capital framework. To be categorized as well-capitalized, the Company and each subsidiary bank must maintain a minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or any subsidiary bank's category. A comparison of the Company's and each of the subsidiary bank's regulatory capital amounts and ratios with the minimum FDIC requirements and the capital levels necessary to be considered a well-capitalized institution by the FDIC are presented in the following table.

                                              Minimum
                               Actual      Requirements
                             Regulatory    as Defined by   Well-Capitalized
                               Capital         FDIC       as Defined by FDIC
                            -------------  -------------  -------------------
                            Amount  Ratio  Amount  Ratio    Amount    Ratio
                            ------- -----  ------- -----  ---------- --------
March 31, 1999 (unaudited)              (Dollars in thousands)
Leverage capital (Tier 1)
 as percent of three-month
 average assets:
 Company..................  $94,311  9.63% $39,171 4.00%  $   48,963     5.00%
 FTB......................    8,375  7.97    4,204 4.00        5,255     5.00
 NBG......................   33,870  9.28   14,604 4.00       18,255     5.00
 PSB......................   10,952  8.73    5,017 4.00        6,272     5.00
 WCB......................   37,320  9.82   15,209 4.00       19,011     5.00
As percent of risk-
 weighted, period-end
 assets:
 Core capital (Tier 1):
  Company.................   94,311 13.89   27,150 4.00       40,725     6.00
  FTB.....................    8,375 12.76    2,625 4.00        3,937     6.00
  NBG.....................   33,870 12.45   10,881 4.00       16,322     6.00
  PSB.....................   10,952 12.68    3,456 4.00        5,184     6.00
  WCB.....................   37,320 14.89   10,023 4.00       15,035     6.00
 Total capital (Tiers 1
  and 2):
  Company.................  102,812 15.15   54,301 8.00       67,876    10.00
  FTB.....................    9,198 14.02    5,250 8.00        6,562    10.00
  NBG.....................   37,181 13.67   21,762 8.00       27,203    10.00
  PSB.....................   12,034 13.93    6,912 8.00        8,640    10.00
  WCB.....................   40,468 16.15   20,047 8.00       25,059    10.00

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996

                                                 Minimum        Well-Capitalized
                          Actual Regulatory  Requirements as       as Defined
                               Capital       Defined by FDIC         by FDIC
                          ------------------ -----------------  -----------------
                           Amount    Ratio    Amount   Ratio     Amount    Ratio
December 31, 1998         --------- -------- --------- -------  --------- -------
                                        (Dollars in thousands)
Leverage capital (Tier
 1) as percent of three-
 month average assets:
 Company................  $  91,480    9.58% $  38,210   4.00%  $  47,762    5.00%
 FTB....................      8,019    8.14      3,941   4.00       4,926    5.00
 NBG....................     32,421    9.14     14,196   4.00      17,745    5.00
 PSB....................     10,865    8.74      4,971   4.00       6,214    5.00
 WCB....................     36,854    9.88     14,927   4.00      18,659    5.00
As percent of risk-
 weighted, period-end
 assets:
 Core capital (Tier 1):
  Company...............     91,480   13.71     26,686   4.00      40,029    6.00
  FTB...................      8,019   12.74      2,517   4.00       3,776    6.00
  NBG...................     32,421   12.08     10,738   4.00      16,107    6.00
  PSB...................     10,865   12.82      3,390   4.00       5,084    6.00
  WCB...................     36,854   14.96      9,856   4.00      14,784    6.00
 Total capital (Tiers 1
  and 2):
  Company...............     99,835   14.96     53,372   8.00      66,715   10.00
  FTB...................      8,808   14.00      5,034   8.00       6,293   10.00
  NBG...................     35,475   13.21     21,477   8.00      26,846   10.00
  PSB...................     11,926   14.07      6,779   8.00       8,474   10.00
  WCB...................     39,950   16.21     19,712   8.00      24,640   10.00
December 31, 1997
Leverage capital (Tier
 1) as percent of three-
 month average assets:
 Company................  $  81,695    9.53% $  34,287   4.00%  $  42,859    5.00%
 FTB....................      7,318    8.20      3,571   4.00       4,463    5.00
 NBG....................     29,083    9.31     12,500   4.00      15,625    5.00
 PSB....................      9,881    9.12      4,332   4.00       5,415    5.00
 WCB....................     32,970    9.61     13,730   4.00      17,163    5.00
As percent of risk-
 weighted, period-end
 assets:
 Core capital (Tier 1):
  Company...............     81,695   13.56     24,098   4.00      36,148    6.00
  FTB...................      7,318   12.49      2,343   4.00       3,515    6.00
  NBG...................     29,083   12.14      9,585   4.00      14,378    6.00
  PSB...................      9,881   13.57      2,913   4.00       4,369    6.00
  WCB...................     32,970   14.49      9,103   4.00      13,654    6.00
 Total capital (Tiers 1
  and 2):
  Company...............     89,234   14.81     48,197   8.00      60,246   10.00
  FTB...................      8,051   13.74      4,686   8.00       5,858   10.00
  NBG...................     31,883   13.30     19,171   8.00      23,964   10.00
  PSB...................     10,793   14.82      5,826   8.00       7,282   10.00
  WCB...................     35,824   15.74     18,206   8.00      22,757   10.00

Payments of dividends by the subsidiary banks to FII are limited or restricted in certain circumstances under banking regulations. At December 31, 1998 an aggregate of approximately $16,500,00 was available for payment of dividends by the subsidiary banks to FII without the approval from the appropriate regulatory authorities.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


(12) Fair Value of Financial Instruments

The "fair value" of a financial instrument is defined as the price a willing buyer and a willing seller would exchange in other than a distressed sale situation. The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1998 and 1997:

                                                      December 31, 1998
                                             -----------------------------------
                                                   1998              1997
                                             ----------------- -----------------
                                             Carrying   Fair   Carrying   Fair
                                              Amount   Value    Amount   Value
                                             -------- -------- -------- --------
                                                   (Dollars in thousands)
   Financial Assets:
    Securities.............................. $248,038 $249,450 $209,207 $210,027
    Loans, net..............................  645,857  660,109  594,332  604,560
   Financial Liabilities:
    Deposits:
     Interest Bearing:
      Savings and NOW.......................  273,630  273,630  248,980  248,980
      Time deposit..........................  448,609  451,204  403,794  403,951
      Noninterest bearing...................  128,216  128,216  114,952  114,952
                                             -------- -------- -------- --------
       Total deposits....................... $850,455 $853,050 $767,726 $767,883
                                             ======== ======== ======== ========
    Short-term borrowings................... $  5,362 $  5,362 $  8,849 $  8,849
                                             ======== ======== ======== ========
    Long-term borrowings.................... $  8,500 $  8,920 $  3,217 $  3,390
                                             ======== ======== ======== ========

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

 Securities

Fair value is based on quoted market prices, where available. Where quoted market prices are not available, fair value is based on quoted market prices of comparable instruments.

 Loans

For variable rate loans that reprice frequently, fair value approximates carrying amount. The fair value for fixed rate loans is estimated through discounted cash flow analysis using interest rates currently being offered for loans with similar terms and credit quality. The fair value of loans available for sale is based on quoted market prices. For nonperforming loans, fair value is estimated by discounting expected cash flows at a rate commensurate with the risk associated with the estimated cash flows.

 Deposits

The fair value for savings, money market and noninterest bearing accounts is equal to the carrying amount because of the customer's ability to withdraw funds immediately. The fair value of time deposits is estimated using a discounted cash flow approach that applies prevailing market interest rates for similar maturity instruments.

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


 Short-term borrowings

Carrying value approximates fair value.

 Long-term borrowing

The fair value is estimated using a discounted cash flow approach that applies prevailing market interest rates for similar maturity instruments.

 Commitments to extend credit and standby letters of credit

The fair value is equal to the deferred fees outstanding as the contractual rate and fees approximate those currently charged to originate similar commitments. Carrying amounts which are comprised of unamortized fee income are immaterial.

(13) Net Income Per Common Share

The following is a summary of the basic and dilutive net income per common share calculation:

                          Three months ended
                               March 31,             Years ended December 31,
                         ----------------------  ----------------------------------
                            1999        1998        1998        1997        1996
                         ----------  ----------  ----------  ----------  ----------
                              (unaudited)
                                         (Dollars in thousands)
Net income.............. $    3,746  $    3,386  $   13,605  $   12,842  $   13,075
Preferred stock
 dividends..............       (376)       (378)     (1,506)     (1,513)     (1,522)
                         ----------  ----------  ----------  ----------  ----------
Net income available to
 common stockholders.... $    3,370  $    3,008  $   12,099  $   11,329  $   11,553
                         ==========  ==========  ==========  ==========  ==========
Average shares
 outstanding............  9,915,600   9,928,500   9,915,921   9,926,678   9,939,197
                         ==========  ==========  ==========  ==========  ==========
Basic and dilutive net
 income per common
 share.................. $     0.34  $     0.30  $     1.22  $     1.14  $     1.16
                         ==========  ==========  ==========  ==========  ==========

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


(14) Segment Information

At December 31, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Segment accounting policies are the same as the policies described in Note 1 above.

Segments are determined based upon the individual subsidiary banks as the Company evaluates performance on an individual bank basis. Accordingly, the reportable segments are comprised of WCB, NBG, PSB and FTB. The reportable segment information is as follows:

                           As of and for
                             the three
                           months ended     As of and for the years
                             March 31,        ended December 31,
                          ----------------  -------------------------
                           1999     1998     1998     1997     1996
                          -------  -------  -------  -------  -------
                            (unaudited)
                                  (Dollars in thousands)
Net interest income:
 WCB....................  $ 4,546  $ 4,213  $17,504  $16,193  $15,335
 NBG....................    3,707    3,595   14,600   14,116   12,994
 PSB....................    1,474    1,327    5,608    5,215    4,953
 FTB....................    1,118    1,093    4,266    3,873    3,517
                          -------  -------  -------  -------  -------
  Total segment net
   interest income......   10,845   10,228   41,978   39,397   36,799
Parent Company and
 eliminations, net......      (29)     (11)     (66)     (80)    (121)
                          -------  -------  -------  -------  -------
  Total net interest
   income...............  $10,816  $10,217  $41,914  $39,317  $36,678
                          =======  =======  =======  =======  =======
Net interest income plus
 noninterest income:
 WCB....................    5,177    4,706   19,795   18,201   17,048
 NBG....................    4,377    4,103   16,986   16,472   15,209
 PSB....................    1,729    1,532    6,630    6,060    5,714
 FTB....................    1,395    1,259    5,027    4,474    3,978
                          -------  -------  -------  -------  -------
  Total segment net
   interest income plus
   noninterest income...   12,678   11,600   48,438   45,207   41,949
Parent Company and
 eliminations, net......      (37)     (33)    (145)    (157)    (106)
                          -------  -------  -------  -------  -------
  Total net interest
   income plus
   noninterest income...  $12,641  $11,567  $48,293  $45,050  $41,843
                          =======  =======  =======  =======  =======
Net income:
 WCB....................    1,662    1,488    5,943    5,486    5,736
 NBG....................    1,366    1,335    5,272    5,408    5,159
 PSB....................      460      353    1,638    1,595    1,674
 FTB....................      348      286    1,102      834      829
                          -------  -------  -------  -------  -------
  Total segment net
   income...............    3,836    3,462   13,955   13,323   13,398
Parent Company and
 eliminations, net......      (90)     (76)    (350)    (481)    (323)
                          -------  -------  -------  -------  -------
  Total net income......  $ 3,746  $ 3,386  $13,605  $12,842  $13,075
                          =======  =======  =======  =======  =======

                                                                     (Continued)

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996


                         As of and for the
                               three        As of and for the years
                           months ended              ended
                             March 31,            December 31.
                         ----------------- --------------------------
                           1999     1998     1998     1997     1996
                         -------- -------- -------- -------- --------
                            (unaudited)
                                    (Dollars in thousands)
Assets:
 WCB.................... $388,675 $361,320 $372,931 $353,613 $323,071
 NBG....................  370,782  327,394  372,130  326,485  297,042
 PSB....................  124,396  111,692  125,508  108,714  103,276
 FTB....................  106,437   93,134  100,253   91,075   77,692
                         -------- -------- -------- -------- --------
  Total segment assets..  990,290  893,540  970,822  879,887  801,081
 Parent Company and
  eliminations, net.....    2,880    4,801    5,363      625    1,185
                         -------- -------- -------- -------- --------
  Total assets.......... $993,170 $898,341 $976,185 $880,512 $802,266
                         ======== ======== ======== ======== ========
Depreciation and
 amortization expense:
 WCB....................      191      185      757      723      672
 NBG....................      193      171      728      681      638
 PSB....................       37       35      148      129       94
 FTB....................       54       50      203      346      166
                         -------- -------- -------- -------- --------
  Total segment
   depreciation and
   amortization expense.      475      441    1,836    1,879    1,570
Parent Company and
 eliminations, net......      194      198      748      704      534
                         -------- -------- -------- -------- --------
 Total depreciation and
  amortization expense.. $    669 $    639 $  2,584 $  2,583 $  2,104
                         ======== ======== ======== ======== ========

(15) Condensed Parent Company Only Financial Statements

The following condensed statements of condition and the condensed statements of income and cash flows should be read in conjunction with the consolidated financial statements and related notes (in thousands):

                                           December 31,
                              March 31,  ----------------
                                1999       1998    1997
                             ----------- -------- -------
                             (unaudited)
                                (Dollars in thousands)
   Condensed Statements of
    Condition
    Assets:
     Cash and due from
      banks................   $   3,847  $  3,708 $ 2,012
     Securities available
      for sale, at fair
      value................         717       877     815
     Investment in
      subsidiary banks.....      94,162    92,161  83,644
     Other assets..........       3,382     4,598   4,445
                              ---------  -------- -------
      Total assets.........   $ 102,108  $101,344 $90,916
                              =========  ======== =======
    Liabilities and equity:
     Long-term borrowings..       1,739     1,739   1,739
     Other liabilities.....       1,858     3,027   2,334
     Shareholders' equity..      98,511    96,578  86,843
                              ---------  -------- -------
      Total liabilities and
       equity..............   $ 102,108  $101,344 $90,916
                              =========  ======== =======

                 FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES

           Three Months Ended March 31, 1999 and 1998 (unaudited) and
                  Years Ended December 31, 1998, 1997 and 1996

                             Three months ended
                                  March 31,         Years ended December 31,
                             --------------------  ----------------------------
                               1999       1998       1998      1997      1996
                             ---------  ---------  --------  --------  --------
                                 (unaudited)
                                         (Dollars in thousands)
Condensed Statements of
 Income
Income.....................  $   1,218  $   1,083  $  4,328  $  3,778  $  3,340
Expenses...................      1,314      1,162     4,715     4,302     3,697
                             ---------  ---------  --------  --------  --------
Loss before income taxes
 and equity in earnings of
 subsidiaries..............        (96)       (79)     (387)     (524)     (357)
Income tax benefit.........        (24)       (20)     (105)     (112)     (108)
                             ---------  ---------  --------  --------  --------
Loss before equity in
 earnings of subsidiaries..        (72)       (59)     (282)     (412)     (249)
Equity in earnings of
 subsidiaries..............      3,818      3,445    13,887    13,254    13,324
                             ---------  ---------  --------  --------  --------
Net income.................  $   3,746  $   3,386  $ 13,605  $ 12,842  $ 13,075
                             =========  =========  ========  ========  ========
Condensed Statement of Cash
 Flows
Cash flows from operating
 activities:
 Net income................  $   3,746  $   3,386  $ 13,605  $ 12,842  $ 13,075
 Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
  Depreciation and
   amortization............        194        198       748       704       534
  Equity in earnings of
   subsidiaries............     (3,818)    (3,445)  (13,887)  (13,254)  (13,324)
  Deferred income tax
   expense (benefit).......         (4)        --       102       127        10
  Decrease (increase) in
   other assets............         55        (73)     (161)     (189)     (153)
  Increase (decrease) in
   accrued expense and
   other liabilities.......       (145)      (104)      454       (68)      231
                             ---------  ---------  --------  --------  --------
   Net cash provided (used)
    by operating
    activities.............         28        (38)      861       162       373
                             ---------  ---------  --------  --------  --------
Cash flows from investing
 activities:
 Dividends from
  subsidiaries.............      1,649      1,523     5,723     4,928     3,998
 Equity investment in
  subsidiaries, net........         --         --        --       (35)       --
 Purchase of available
  securities for sale......         --         --        --        --       (10)
 Purchase of premises and
  equipment, net...........        (56)      (131)     (739)   (2,394)     (939)
                             ---------  ---------  --------  --------  --------
   Net cash provided by
    investing activities...      1,593      1,392     4,984     2,499     3,049
                             ---------  ---------  --------  --------  --------
Cash flows from financing
 activities:
 Repurchase of preferred
  and common shares, net...         --         --      (163)     (113)      (75)
 Preferred dividends paid..       (376)      (378)   (1,506)   (1,515)   (1,522)
 Common dividends paid.....     (1,106)      (992)   (2,480)   (2,235)   (1,889)
                             ---------  ---------  --------  --------  --------
   Net cash used in
    financing activities...     (1,482)    (1,370)   (4,149)   (3,863)   (3,486)
                             ---------  ---------  --------  --------  --------
   Net increase (decrease)
    in cash and cash
    equivalents............        139        (16)    1,696    (1,202)      (64)
Cash and cash equivalents
 at the beginning of the
 period....................      3,708      2,012     2,012     3,214     3,278
                             ---------  ---------  --------  --------  --------
Cash and cash equivalents
 at the end of the period..  $   3,847  $   1,996  $  3,708  $  2,012  $  3,214
                             =========  =========  ========  ========  ========

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

---------------------------------------------------------------
                                    [LOGO]


                          FINANCIAL INSTITUTIONS, INC.

                                1,333,333 Shares

                                  Common Stock

                                --------------

                                   PROSPECTUS

                                --------------

                                       , 1999



                               CIBC World Markets

                         Keefe, Bruyette & Woods, Inc.


---------------------------------------------------------------

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until          , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses, other than the underwriting discounts and commissions, paid or payable by the Registrant in connection with the distribution of the securities being registered. All expenses of the offering will be paid by the Registrant. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC Registration Fee............................................... $  6,820
   NASD Filing Fee....................................................    2,953
   Nasdaq National Market Listing Fee.................................   78,875
   Printing Costs.....................................................   55,000
   Legal Fees and Expenses............................................  155,000
   Accounting Fees and Expenses.......................................  175,000
   Blue Sky Fees and Expenses.........................................    5,000
   Transfer Agent and Registrar Fees..................................    3,000
   Miscellaneous......................................................   18,352
                                                                       --------
     Total............................................................ $500,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

The New York Business Corporation Law (the "BCL") provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a nonderivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or bylaws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

Article V, Section 1 of Financial Institutions' By-laws contains provisions requiring Financial Institutions to indemnify its directors and officers against certain liabilities and expenses which they may incur as directors and officers of Financial Institutions or of certain other entities in accordance with Sections 722-723 of the BCL.

Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any director and officer against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. Financial Institutions maintains insurance coverage under which its directors and officers are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities

None

Item 16. Exhibits

 (a) Exhibits

  1.1 Form of Underwriting Agreement*
  3.1 Amended and Restated Certificate of Incorporation of the Registrant
  3.2 By-laws of the Registrant
  4.1 Form of Certificate for the Registrant's Common Stock*
  5.1 Opinion of Nixon, Hargrave, Devans & Doyle LLP*
 10.1 1999 Management Stock Incentive Plan of the Registrant
 10.2 1999 Directors' Stock Incentive Plan of the Registrant
 21.1 Subsidiaries of the Registrant
 23.1 Consent of Nixon, Hargrave, Devans & Doyle LLP (included in Exhibit 5.1)*
 23.2 Consent of KPMG LLP, independent auditors
 24.1 Power of Attorney (followed signature page of original filing)
 27.1 Financial Data Schedule for the Year ended December 31, 1998
 27.2 Financial Data Schedule for the Three Months ended March 31, 1999

------------------
* To be filed by amendment.

 (b) Financial Statement Schedules

  All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned Registrant hereby undertakes that:

(1)For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Warsaw, State of New York, on the 10th day of June, 1999.

                                          FINANCIAL INSTITUTIONS, INC.

                                          By: /s/ Ronald A. Miller
                                            -----------------------------------

                                            Ronald A. Miller

                                            Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

          *                            Director, President and       June 10, 1999
______________________________________  Chief Executive Officer
Peter G. Humphrey                       (Principal Executive
                                        Officer)

          *                            Director and Chairman of      June 10, 1999
______________________________________  the Board
W. J. Humphrey, Jr.

          *                            Director and Senior Vice      June 10, 1999
______________________________________  President
W. J. Humphrey, III

          *                            Director and Senior Vice      June 10, 1999
______________________________________  President
Jon J. Cooper

/s/ Ronald A. Miller                   Senior Vice President and     June 10, 1999
______________________________________  Chief Financial Officer
Ronald A. Miller                        (Principal Financial and
                                        Accounting Officer)

          *                            Director                      June 10, 1999
______________________________________
Barton P. Dambra

          *                            Director                      June 10, 1999
______________________________________
James R. Hardie

          *                            Director                      June 10, 1999
______________________________________
Donald Humphrey

          *                            Director and Senior Vice      June 10, 1999
______________________________________  President
Thomas L. Kime


              Signature                          Title                   Date
              ---------                          -----                   ----
          *                            Director                      June 10, 1999
______________________________________
H. Jack South

          *                            Director                      June 10, 1999
______________________________________
James H. Wycoff

          *                            Director                      June 10, 1999
______________________________________
Donald I. Wickham

* By: Ronald A. Miller                 As Attorney-in-fact           June 10, 1999
     --------------------
  /s/ Ronald A. Miller
